   As filed with the Securities and Exchange Commission on October 23, 1996
                                                  Registration No. 33-__________

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -----------------

                             EAGLE BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)


   GEORGIA                          6712                       58-1640222
  (State of            (Primary Standard Industrial         (I.R.S. Employer
 Incorporation)         Classification Code Number)     Identification Number)

                               4305 LYNBURN DRIVE
                           TUCKER, GEORGIA 30084-4441
                                 (770) 908-6690
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              -----------------

                         C. JERE SECHLER, JR., CHAIRMAN
                             EAGLE BANCSHARES, INC.
                               4305 LYNBURN DRIVE
                           TUCKER, GEORGIA 30084-4441
                                 (770) 908-6690
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

      William L. Floyd                     Walter G. Moeling, IV
      David M. Calhoun                     Katherine M. Koops
      Long, Aldridge & Norman, LLP         Powell, Goldstein, Frazer & Murphy
      5300 One Peachtree Center            16th Floor
      303 Peachtree Street                 191 Peachtree Street, N.E
      Atlanta, Georgia 30308               Atlanta, Georgia  30303-1764
      (404) 527-4000                       (404) 572-6600

                              -----------------
         Approximate date of commencement of proposed sale to the public: The exchange of Common Stock of Southern Crescent Financial Corp for Common Stock of the Registrant will take place upon consummation of the merger of Southern Crescent Financial Corp and the Registrant. The merger is expected to become effective upon filing of Articles or a Certificate of Merger with the Secretary of State of the State of Georgia following approval of the transaction by the stockholders of Southern Crescent Financial Corp and the Registrant and the satisfaction of certain other conditions.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                              -----------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
       Title of Each                                        Proposed                 Proposed
         Class of                                           Maximum                   Maximum                 Amount of
     Securities to be             Amount to                 Offering                 Aggregate               Registration
        Registered              be Registered           Price Per Share*          Offering Price*                Fee
---------------------------------------------------------------------------------------------------------------------------------
       Common Stock,
         $1.00 par
      value per share
   (including rights to
    purchase shares of
       Common Stock)          1,108,889 Shares               $8.38                  $9,298,000                  $3,207
=================================================================================================================================

* Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(f), based on the book value as of June 30, 1996, of the securities of Southern Crescent Financial Corp to be received by the Registrant in the merger.

                              ____________________


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             EAGLE BANCSHARES, INC.

                              ____________________

                             CROSS REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K


                                                                    LOCATION IN JOINT PROXY STATEMENT/
FORM S-4 ITEM NUMBER AND CAPTION                                    PROSPECTUS
--------------------------------                                    ----------------------------------
1.    Forepart of Registration Statement                            Front Cover Page of Joint Proxy Statement/
      and Outside Front Cover Page of                               Prospectus
      Prospectus

2.    Inside Front and Outside Back                                 Available Information;
      Cover Pages of Prospectus                                     Incorporation of Certain
                                                                    Information by Reference; Table of
                                                                    Contents

3.    Risk Factors, Ratio of Earnings                               Front Cover Page of Joint Proxy Statement/
      to Fixed Charges and Other Information                        Prospectus; Summary

4.    Terms of the Transaction                                      Front Cover Page of Joint Proxy
      Statement/Prospectus;                                         Summary; The Mergers; Comparison of Stockholder
                                                                    Rights

5.    Pro Forma Financial Information                               Summary; Pro Forma Combined Condensed
                                                                    Financial Data

6.    Material Contacts with the Company                            The Mergers
      Being Acquired

7.    Additional Information Required                                  *
      for Reoffering by Persons and
      Parties Deemed to be Underwriters

8.    Interests of Named Experts and                                   *
      Counsel

9.    Disclosure of Commission Position                                *
      on Indemnification for Securities
      Act Liabilities

10.   Information with Respect to                                      *
      S-3 Registrants

11.   Incorporation of Certain Information                             *
      by Reference

_______________
* Not applicable

                                                                    LOCATION IN JOINT PROXY STATEMENT/
FORM S-4 ITEM NUMBER AND CAPTION                                    PROSPECTUS
---------------------------------                                   ----------------------------------
12.   Information with Respect to S-2 or                            Business Information Concerning
      S-3 Registrants                                               Eagle; Incorporation of
                                                                    Certain Information by Reference

13.   Incorporation of Certain Information                          Incorporation of Certain Information by
      by Reference                                                  Reference

14.   Information with Respect to                                      *
      Registrants Other Than S-2 or S-3
      Registrants

15.   Information with Respect to S-3                                  *
      Companies

16.   Information with Respect to S-2 or                            Incorporation of Certain Information
      S-3 Companies                                                 by Reference; Summary; Business
                                                                    Information Concerning SCFC

17.   Information with Respect to                                      *
      Companies Other Than S-2 or S-3
      Companies

18.   Information if Proxies, Consents                              Front Cover Page of Joint Proxy Statement/
      or Authorizations Are to Be                                   Prospectus; Incorporation of Certain
      Solicited                                                     Information by Reference; Summary; The
                                                                    Special Meetings; The Mergers; Ownership of
                                                                    SCFC Stock

19.   Information if Proxies, Consents                                 *
      or Authorizations Are Not to Be
      Solicited or in an Exchange Offer





_______________
* Not applicable

                        SOUTHERN CRESCENT FINANCIAL CORP
                             1585 SOUTHLAKE PARKWAY
                            MORROW, GEORGIA 30260
                                                           [________ ___], 1996

Dear Stockholder:

      You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Southern Crescent Financial Corp ("SCFC") to be held at [__________, _____________, ____________], Georgia, at [______] [___].m.,
local time, on [_________], [________ __], 199[_]

      At this important meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger dated as of August 13, 1996 (the "Merger Agreement"), by and among Eagle Bancshares, Inc. ("Eagle"), SCFC and Southern Crescent Bank ("SCB") and the transactions contemplated thereby. The Merger Agreement, among other things, provides for the merger of SCFC with and into Eagle (the "Merger") and, simultaneously therewith, the merger of SCB with and into Tucker Federal Bank, a wholly owned savings association subsidiary of Eagle (the "Bank Merger" and, collectively with the Merger, the "Mergers"). Eagle will be the surviving corporation in the Merger and Tucker Federal Bank will be the surviving entity in the Bank Merger and will remain a wholly owned savings association subsidiary of Eagle.

      If the proposed Merger is consummated, each outstanding share of SCFC Common Stock (excluding shares held by stockholders who perfect their dissenters' rights under Georgia law) will be converted into and exchanged for the right to receive the number of shares (the "Merger Consideration") of Common Stock, $1.00 par value per share, of Eagle (the "Eagle Stock") equal to $19.177 divided by the "Eagle Stock Price" (as defined below); provided that
(i) if the Eagle Stock Price is equal to or less than $14.50 per share, the Merger Consideration will be 1.323 shares of Eagle Stock for each share of SCFC Common Stock and (ii) if the Eagle Stock Price is equal to or more than $16.50 per share, the Merger Consideration will be 1.162 shares of Eagle Stock for each share of SCFC Common Stock. Notwithstanding the foregoing, SCFC, at its option, may terminate the Merger Agreement if the Eagle Stock Price is less than $14.00 per share and Eagle, at its option, may terminate the Merger Agreement if the Eagle Stock Price is more than $17.50 per share. The "Eagle Stock Price" will be equal to the average of the "Daily Average Value" (as defined below) of the Eagle Stock as reported on the Nasdaq National Market on the 30 trading days ending five trading days before the effective time of the Merger. The "Daily Average Value" of the Eagle Stock on a trading day will be the average of the closing bid and ask prices of the Eagle Stock as reported on the Nasdaq National Market for such day. As a result of the foregoing formula, Eagle will issue an aggregate of between approximately 973,944 shares and 1,108,889 shares of Eagle Stock in the Merger.

      The affirmative vote of the holders of a majority of the shares of SCFC Common Stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement and the transactions contemplated thereby. The directors and executive officers of SCFC, as a group, own or control voting power of approximately 33.1% of the shares of SCFC Common Stock entitled to vote. Certain of these individuals, who hold an aggregate of 18.6% of the shares of SCFC Common Stock entitled to vote, have agreed to vote their shares in favor of the Merger Agreement and the transactions contemplated thereby, and the remaining directors and executive officers have agreed not to publicly oppose the Merger.

      Enclosed are the (i) Notice of Special Meeting, (ii) Joint Proxy Statement/Prospectus and (iii) proxy for the Special Meeting. Please review carefully the Joint Proxy Statement/Prospectus which describes in more detail the Merger Agreement and the proposed Mergers, including a description of the conditions to consummation of the Mergers and the effects of the Mergers on the rights of SCFC stockholders.

      As soon as practicable after the Mergers, Eagle will send to you a letter of transmittal providing instructions for exchanging your SCFC Common Stock certificates for Eagle Stock.

      YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGERS ARE IN THE BEST INTERESTS OF SCFC'S STOCKHOLDERS AND THAT THE MERGERS ARE FAIR TO THE SCFC STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

      IN VIEW OF THE IMPORTANCE OF THE ACTION TO BE TAKEN, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

      We look forward to seeing you at the Special Meeting.
                                        Sincerely,


                                        /s/ Roy V. Hall, Jr.
                                        ---------------------
                                        Roy V. Hall, Jr.
                                        Chairman of the Board

      SCFC STOCKHOLDERS SHOULD NOT SURRENDER OR OTHERWISE ATTEMPT TO EXCHANGE THEIR SCFC COMMON STOCK CERTIFICATES FOR EAGLE STOCK CERTIFICATES UNLESS AND UNTIL THEY HAVE RECEIVED APPROPRIATE NOTICE AND INSTRUCTIONS FOR EXCHANGE.

                        SOUTHERN CRESCENT FINANCIAL CORP
                             1585 SOUTHLAKE PARKWAY
                             MORROW, GEORGIA 30260


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
       To be held at [____] [__].m. on [___________], [________ __, 199_]


To the Stockholders of Southern Crescent Financial Corp:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Southern Crescent Financial Corp ("SCFC") will be held at [________, ________, ________] Georgia, at [___] [__].m., local time, on
[________], [_______ __], 199[_] or the following purposes:

      1. The Merger. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 13, 1996 (the "Merger Agreement"), by and among Eagle Bancshares, Inc. ("Eagle"), SCFC and Southern Crescent Bank ("SCB") and the transactions contemplated thereby. Pursuant to the Merger Agreement, SCFC will merge with and into Eagle (the "Merger"), with Eagle as the surviving corporation. Each share of Common Stock of SCFC outstanding at the time of the Merger will be converted into the right to receive shares of Common Stock of Eagle, with cash paid in lieu of fractional shares, as described more fully in the accompanying Joint Proxy Statement/Prospectus.

      2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

      Information relating to the above matters is set forth in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth as Appendix A to the Joint Proxy Statement/Prospectus and is incorporated herein by reference.

      Only stockholders of record at the close of business on [_________], 1996, are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the Merger Agreement and the consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of SCFC Common Stock entitled to vote at the Special Meeting. The directors and executive officers of SCFC, as a group, own or control voting power of approximately 33.1% of the shares of SCFC Common Stock entitled to vote. Certain of these individuals, who hold an aggregate of 18.6% of the shares of SCFC Common Stock entitled to vote, have agreed to vote their shares of SCFC Common Stock in favor of the Merger Agreement and the transactions contemplated thereby, and the remaining directors and executive officers have agreed not to publicly oppose the Merger.

      THE BOARD OF DIRECTORS OF SCFC RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

      Each stockholder of SCFC has the right to dissent from the Merger Agreement and demand payment of the fair value of his or her shares of SCFC Common Stock if the Merger is consummated. The right of any stockholder to receive such payment is contingent upon strict compliance with the requirements of Article 13 of the Georgia Business Corporation Code (the "GBCC"). The full text of Article 13 of the GBCC is set forth in Appendix B to the Joint Proxy Statement/Prospectus and is incorporated herein by reference. For a summary of the requirements of Article 13 of the GBCC, see "The Mergers - Dissenters' Rights" in the accompanying Joint Proxy Statement/Prospectus.

      Even if you plan to attend the Special Meeting, please fill in, date and sign the enclosed proxy card and promptly return it in the enclosed return envelope, which requires no postage if mailed in the United States, to ensure that your shares will be represented at the Special Meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your shares in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Roy V. Hall, Jr.
                                        ---------------------
                                        Roy V. Hall, Jr.
                                        Chairman of the Board
Morrow, Georgia

                             EAGLE BANCSHARES, INC.
                               4305 LYNBURN DRIVE
                          TUCKER, GEORGIA 30085-4441
                                                          [_________ ___], 1996
Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Eagle Bancshares, Inc. ("Eagle") to be held at [__________, _____________, ____________], Georgia, at [______] [___].m., local time, on [_________], [________ __], 199[_].

         At this important meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger dated as of August 13, 1996 (the "Merger Agreement"), by and among Eagle, Southern Crescent Financial Corp ("SCFC") and Southern Crescent Bank, a wholly owned commercial bank subsidiary of SCFC ("SCB"), and the transactions contemplated thereby. The Merger Agreement, among other things, provides for the merger of SCFC with and into Eagle (the "Merger") and, simultaneously therewith, the merger of SCB with and into Tucker Federal Bank (the "Bank Merger" and collectively with the Merger, the "Mergers"). Eagle will be the surviving corporation in the Merger and Tucker Federal Bank will be the surviving entity in the Bank Merger and will remain a wholly owned savings association subsidiary of Eagle.

         If the proposed Merger is consummated, each outstanding share of SCFC Common Stock (excluding shares held by stockholders who perfect their dissenters' rights under Georgia law) will be converted into and exchanged for the right to receive the number of shares (the "Merger Consideration") of Common Stock, $1.00 par value per share, of Eagle (the "Eagle Stock") equal to $19.177 divided by the "Eagle Stock Price" (as defined below); provided that
(i) if the Eagle Stock Price is equal to or less than $14.50 per share, the Merger Consideration will be 1.323 shares of Eagle Stock for each share of SCFC Common Stock and (ii) if the Eagle Stock Price is equal to or more than $16.50 per share, the Merger Consideration will be 1.162 shares of Eagle Stock for each share of SCFC Common Stock. Notwithstanding the foregoing, SCFC, at its option, may terminate the Merger Agreement if the Eagle Stock Price is less than $14.00 per share and Eagle, at its option, may terminate the Merger Agreement if the Eagle Stock Price is more than $17.50 per share. The "Eagle Stock Price" will be equal to the average of the "Daily Average Value" (as defined below) of the Eagle Stock as reported on the Nasdaq National Market on the 30 trading days ending five trading days before the effective time of the Merger. The "Daily Average Value" of the Eagle Stock on a trading day will be the average of the closing bid and ask prices of the Eagle Stock as reported on the Nasdaq National Market for such day. As a result of the foregoing formula, Eagle will issue an aggregate of between approximately 973,944 shares and 1,108,889 shares of Eagle Stock in the Merger. The shares of Eagle Stock outstanding prior to the Merger will remain outstanding following the Merger.

         The affirmative vote of the holders of a majority of the shares of Eagle Stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement and the transactions contemplated thereby. The directors and executive officers of Eagle, as a group, own or control voting power of approximately 5.56% of the shares of Eagle Stock entitled to vote. It is anticipated that each of these individuals will vote their shares FOR the approval of the Merger Agreement and the transactions contemplated thereby.

         Enclosed are the (i) Notice of Special Meeting, (ii) Joint Proxy Statement/Prospectus and (iii) proxy for the Special Meeting. Please review carefully the Joint Proxy Statement/Prospectus which describes in more detail the Merger Agreement and the proposed Mergers, including a description of the conditions to consummation of the Mergers.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGERS ARE IN THE BEST INTERESTS OF EAGLE AND EAGLE'S STOCKHOLDERS AND THAT THE MERGERS ARE FAIR TO THE EAGLE STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

         IN VIEW OF THE IMPORTANCE OF THE ACTION TO BE TAKEN, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

         We look forward to seeing you at the Special Meeting.

                                        Sincerely,

                                        /s/ C. Jere Sechler, Jr.
                                        -----------------------------------
                                        C. Jere Sechler, Jr.
                                        Chairman of the Board and President

                             EAGLE BANCSHARES, INC.
                               4305 LYNBURN DRIVE
                           TUCKER, GEORGIA 30084-4441


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
       To be held at [____] [__].m. on [___________], [________ __, 199_]


To the Stockholders of Eagle Bancshares, Inc.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Eagle Bancshares, Inc. ("Eagle") will be held at [________, ________, ________] Georgia, at [___] [__].m., local time, on
[________], [__________], 199[_] for the following purposes:

         1. The Merger. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 13, 1996 (the "Merger Agreement"), by and among Eagle, Southern Crescent Financial Corp ("SCFC") and Southern Crescent Bank, a wholly owned subsidiary of SCFC ("SCB") and the transactions contemplated thereby. Pursuant to the Merger Agreement, SCFC will merge with and into Eagle (the "Merger"), with Eagle as the surviving corporation. Each share of Common Stock of SCFC outstanding at the time of the Merger will be converted into the right to receive shares of Common Stock of Eagle, with cash paid in lieu of fractional shares, as described more fully in the accompanying Joint Proxy Statement/Prospectus. Each share of Common Stock of Eagle outstanding at the time of the Merger will remain outstanding following the Merger.

         2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

         Information relating to the above matters is set forth in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth as Appendix A to the Joint Proxy Statement/Prospectus and is incorporated herein by reference.

         Only stockholders of record at the close of business on [_________], 1996, are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the Merger Agreement and the consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of Eagle Common Stock entitled to vote at the Special Meeting. The directors and executive officers of Eagle, as a group, own or control voting power of approximately 5.56% of the shares of Eagle Common Stock entitled to vote. It is anticipated that each of these individuals will vote their shares of Eagle Common Stock in favor of the Merger Agreement and the transactions contemplated thereby.

         THE BOARD OF DIRECTORS OF EAGLE RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         Even if you plan to attend the Special Meeting, please fill in, date and sign the enclosed proxy card and promptly return it in the enclosed return envelope, which requires no postage if mailed in the United States, to ensure that your shares will be represented at the Special Meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your shares in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ C. Jere Sechler, Jr.
                                        -----------------------------------
                                        C. Jere Sechler, Jr.
                                        Chairman of the Board and President
Tucker, Georgia
[________ __], 1996

                             JOINT PROXY STATEMENT
                                       OF

        EAGLE BANCSHARES, INC.          SOUTHERN CRESCENT FINANCIAL CORP
          FOR SPECIAL MEETING                  FOR SPECIAL MEETING
            OF STOCKHOLDERS                     OF STOCKHOLDERS
             TO BE HELD ON                       TO BE HELD ON
          [________ __], 199[_]              [________ __], 199[_]

                           ________________________

                                  PROSPECTUS
                                      OF
                            EAGLE BANCSHARES, INC.
                           ________________________

         This Joint Proxy Statement/Prospectus is being furnished to the holders of Common Stock, $1.00 par value per share (the "Eagle Stock"), of Eagle Bancshares, Inc. ("Eagle") and to holders of Common Stock, $1.00 par value per share (the "SCFC Stock"), of Southern Crescent Financial Corp ("SCFC"), in connection with the solicitation of proxies by the respective Boards of Directors of Eagle and SCFC for use at the Special Meetings of Stockholders of Eagle and SCFC and at any adjournments or postponements thereof (the "Special Meetings").

         The purpose of the Special Meetings is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of August 13, 1996 (the "Merger Agreement"), by and among Eagle, SCFC and Southern Crescent Bank ("SCB") and the transactions contemplated thereby. The Merger Agreement, among other things, provides for the merger of SCFC with and into Eagle (the "Merger") and, simultaneously therewith, the merger of SCB with and into Tucker Federal Bank ("Tucker Federal"), a wholly owned savings association subsidiary of Eagle (the "Bank Merger" and, collectively with the Merger, the "Mergers"). Eagle will be the surviving corporation in the Merger and Tucker Federal will be the surviving entity in the Bank Merger. Tucker Federal will remain a wholly owned savings association subsidiary of Eagle following the Mergers. A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

         If the proposed Merger is consummated, each outstanding share of SCFC Stock (excluding shares held by stockholders who perfect their dissenters' rights under Georgia law ("Dissenting Stockholders")) will be converted into and exchanged for the right to receive the number of shares (the "Merger Consideration") of Eagle Stock equal to $19.177 divided by the "Eagle Stock Price" (as defined below); provided that (i) if the Eagle Stock Price is equal to or less than $14.50 per share, the Merger Consideration will be 1.323 shares of Eagle Stock for each share of SCFC Stock (the "Maximum Exchange Ratio") and
(ii) if the Eagle Stock Price is equal to or more than $16.50 per share, the Merger Consideration will be 1.162 shares of Eagle Stock for each share of SCFC Stock (the "Minimum Exchange Ratio"). Notwithstanding the foregoing, SCFC, at its option, may terminate the Merger Agreement if the Eagle Stock Price is less than $14.00 per share and Eagle, at its option, may terminate the Merger Agreement if the Eagle Stock Price is more than $17.50 per share. The "Eagle Stock Price" will be equal to the average of the "Daily Average Value" (as defined below) of the Eagle Stock as reported on the Nasdaq National Market on the 30 trading days ending five trading days before the effective time of the Merger. The "Daily Average Value" of the Eagle Stock on a trading day will be the average of the closing bid and ask prices of the Eagle Stock as reported on the Nasdaq National Market for such day. As a result of the foregoing formula, Eagle will issue an aggregate of between 973,944 shares and 1,108,889 shares of Eagle Stock in the Merger (assuming that the holders of options or warrants to purchase SCFC Stock do not exercise such options or warrants prior to the Mergers). The shares of Eagle Stock are listed on the Nasdaq National Market under the symbol "EBSI."

         As soon as practicable after the Special Meeting, Eagle will send to holders of SCFC Stock a letter of transmittal providing instructions for exchanging their SCFC Stock certificates for Eagle Stock.

         This Joint Proxy Statement/Prospectus also constitutes a prospectus of Eagle relating to the shares of Eagle Stock issuable to SCFC stockholders in the Merger.

         All shares of SCFC Stock outstanding immediately before the effective time of the Merger (the "Effective Time") will, as a result of the Merger, no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any shares of SCFC Stock (a "SCFC Certificate") will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in consideration therefor upon the surrender of such certificate or, in the case of shares held by Dissenting Stockholders, the rights accorded to such shares under the Financial Institutions Code of Georgia and the Georgia

Business Corporation Code (the "GBCC"). All shares of Eagle Stock outstanding immediately before the Effective Time will remain outstanding following the Effective Time.

         This Joint Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of Eagle and SCFC on or about [________ __], 1996.

      THE EAGLE STOCK ISSUABLE IN THE MERGER HAS NOT BEEN APPROVED OR DIS-APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
     TIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
          STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADE-
           QUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE SHARES OF EAGLE STOCK ISSUABLE IN THE MERGER ARE NOT SAVINGS
          ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS
             ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
            INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    The date of this Joint Proxy Statement/Prospectus is [________ __], 1996

                             AVAILABLE INFORMATION

         Eagle has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission"), a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Eagle Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted pursuant to the rules of the Commission. Statements contained or incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to or incorporated by reference in the Registration Statement, each statement being qualified in all respects by such reference. Such information is available for inspection without charge at, and copies can be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         Eagle and SCFC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; Seven World Trade Center, 13th Floor, New York, New York 10048; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and 1801 California Street, Suite 4800, Denver, Colorado 80202-2648. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

         All information contained herein with respect to Eagle and its subsidiaries has been supplied by Eagle, and all information with respect to SCFC and its subsidiary has been supplied by SCFC.

         No person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Joint Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Eagle or SCFC. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities to which this Joint Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of Eagle, SCFC or any subsidiary thereof since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO EAGLE ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM:
EAGLE BANCSHARES, INC., 4305 LYNBURN DRIVE, TUCKER, GEORGIA 30084-4441,
ATTENTION: RICHARD B. INMAN, JR., (770) 908-6690; AND DOCUMENTS RELATING TO SCFC ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: SOUTHERN CRESCENT FINANCIAL CORP, 1585 SOUTHLAKE PARKWAY, MORROW, GEORGIA 30260; ATTENTION:
CHARLES M. BUCKNER, (770) 968-6868. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE RECEIVED BY EAGLE OR SCFC NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE RESPECTIVE SPECIAL MEETING.

         The following documents filed by Eagle (Commission File No. 0-14379) and SCFC (Commission File No. 0-19225) with the Commission under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

         (i) Eagle's Annual Report on Form 10-K for the year ended March 31, 1996, a copy of which is being delivered to the Eagle and SCFC stockholders with this Joint Proxy Statement/Prospectus;

         (ii) Eagle's Quarterly Report on Form 10-Q for the three months ended June 30, 1996, a copy of which is being delivered to the Eagle and SCFC stockholders with this Joint Proxy Statement/Prospectus; and

         (iii) SCFC's Annual Report on Form 10-K for the year ended December 31, 1995, a copy of which is being delivered to the Eagle and SCFC stockholders with this Joint Proxy Statement/Prospectus.

         (iv) SCFC's Quarterly Report on Form 10-Q for the three months ended March 31, 1996; and

         (v) SCFC's Quarterly Report on Form 10-Q for the six months ended June 30, 1996, a copy of which is being delivered to the Eagle and SCFC stockholders with this Joint Proxy Statement/Prospectus.

         Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Joint Proxy Statement/Prospectus, or any supplement hereto.

                               TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                          ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . .         4
      SUMMARY
      Parties to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7
      The Special Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         8
      The Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         8
      Market Prices and Dividends on Eagle Stock and SCFC Stock . . . . . . . . . . . . . . . . . .        13
      Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14
THE SPECIAL MEETING
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19
      Record Date; Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19
      Votes Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20
      Solicitation and Revocability of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . .        20
      Recommendations of the Boards of Directors  . . . . . . . . . . . . . . . . . . . . . . . . .        21
THE MERGERS
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        22
      The Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        22
      Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        22
      Conversion of SCFC Options and Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . .        23
      Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        23
      Exchange of SCFC Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        23
      No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        24
      Management and Operations After the Mergers . . . . . . . . . . . . . . . . . . . . . . . . .        24
      Interests of Certain Persons in the Mergers . . . . . . . . . . . . . . . . . . . . . . . . .        25
      Background of the Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        25
      Reasons for the Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        26
      Opinions of Financial Advisors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        28
      Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . .        37
      Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        40
      Summary of Certain Provisions of the Merger Agreement . . . . . . . . . . . . . . . . . . . .        40
      Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        42
      Expenses and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        43
      Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        44
      Restrictions on Resales of Eagle Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .        44
      Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        44
PRO FORMA COMBINED CONDENSED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . .        47
BUSINESS INFORMATION CONCERNING SCFC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        55
OWNERSHIP OF SCFC STOCK
      Security Ownership of Directors and Management  . . . . . . . . . . . . . . . . . . . . . . .        56
      Principal Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        57
BUSINESS INFORMATION CONCERNING EAGLE
      Overview  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        58
      Recent Legislation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        59
DESCRIPTION OF EAGLE CAPITAL STOCK
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        60
      Eagle Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        60
      Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        61
      Limitation of Personal Liability of Directors and Officers  . . . . . . . . . . . . . . . . .        61

COMPARISON OF STOCKHOLDER RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        61
      Authorized Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        62
      Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        63
      Stockholder Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        63
      Anti-takeover Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        64
      Stockholder Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        64
OWNERSHIP OF EAGLE STOCK
      Security Ownership of Directors and Management  . . . . . . . . . . . . . . . . . . . . . . .        67
      Principal Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        68
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        69
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        70
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        70
APPENDICES:


      Appendix A -  Agreement and Plan of Merger dated as of August 13, 1996, by and between Eagle, SCFC and SCB.
      Appendix B -  Article 13 of the Georgia Business Corporation Code relating to rights of Dissenting Stockholders.
      Appendix C -  Opinion letter of Long Aldridge & Norman, LLP with respect to certain federal income tax consequences of the Merger. Appendix D - Opinion of Morgan Keegan & Company, Inc. as to the fairness of the Merger to the Eagle Stockholders.
      Appendix E -  Opinion of The Carson Medlin Company as to the fairness of the Merger to the SCFC Stockholders.

                                    SUMMARY

      The following Summary does not contain a complete description of all material features of the Merger Agreement or the transactions contemplated thereby and is subject to and qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, including the Appendices hereto. Stockholders of Eagle and SCFC are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Appendices. As used in this Joint Proxy Statement/Prospectus, the terms "Eagle" and "SCFC" refer to such corporations and, where the context requires, such corporations and their respective subsidiaries.

                             PARTIES TO THE MERGER

 EAGLE BANCSHARES, INC.         Eagle is a metropolitan Atlanta, Georgia based
 TUCKER FEDERAL BANK            savings and loan holding company, primarily
 4305 LYNBURN DRIVE             engaged through its subsidiaries in retail and
 TUCKER, GEORGIA 30084-4441     mortgage banking with 27 locations in the
 (770) 908-6690                 Southeast.  Eagle's principal subsidiary is
                                Tucker Federal.  Based on total assets at June
                                30, 1996, Tucker Federal is the largest thrift institution headquartered in metropolitan
                                Atlanta and operates 11 retail banking offices located in Cherokee, DeKalb, Fulton and Gwinnett counties, Georgia. Through its subsidiary Prime Eagle Mortgage Corporation
                                ("PrimeEagle"), Eagle operates 16 loan
                                production offices located in Georgia, Florida, North Carolina, South Carolina and Tennessee.
                                Eagle also engages in real estate brokerage and development in metropolitan Atlanta.

                                Eagle reported net income of $5.0 million and $1.3 million for the year ended March 31, 1996 and the three months ended June 30, 1996, respectively. At June 30, 1996, Eagle had total assets of approximately $621.5 million, total deposits of approximately $386.7 million and stockholders' equity of approximately $57.2 million. See "Business Information Concerning Eagle."


 SOUTHERN CRESCENT              SCFC is a Georgia corporation that is
  FINANCIAL CORP                headquartered in Morrow, Georgia and owns
 SOUTHERN CRESCENT BANK         and operates SCB. SCB is a state chartered
 1585 SOUTHLAKE PARKWAY         commercial bank organized under the laws of the
 MORROW, GEORGIA 30260          State of Georgia. SCB operates four offices in
 (770) 968-6868                 Clayton and Fulton Counties, Georgia from which
                                it provides a wide range of commercial and retail banking services.

                                For the year ended December 31, 1995, SCFC reported net income of approximately $1.1 million. For the three months ended June 30, 1996, SCFC reported net income of approximately $359,000. As of June 30, 1996, SCFC had total assets of approximately $129.6 million, total deposits of approximately $115.4 million and stockholders' equity of approximately $9.3 million. See "The Mergers - Background of the Mergers" and "Business Information Concerning SCFC."

                                Based on June 30, 1996 financial information, SCFC would have comprised approximately 20.9% of Eagle's total assets and 16.2% of its stockholders' equity at June 30, 1996 and 21.7% of its net income for the quarter ended June
                                30, 1996.

                              THE SPECIAL MEETINGS

      Eagle. The Special Meeting of Eagle's stockholders will be held at [___] [_] .m., local time, on [________], [________ _], 199[_] at
[__________________], [_________], Georgia, and at any adjournments or postponements thereof. Holders of record of the Eagle Stock at the close of business on [_________], 1996 (the "Eagle Record Date") are entitled to notice of and to vote at the Eagle Special Meeting. At such date and time there were [_____] shares of Eagle Stock outstanding and held by approximately [____] stockholders of record.

      SCFC. The Special Meeting of SCFC's stockholders will be held at [___] [_] .m., local time, on [________], [________ _], 199[_] at [________________],
[_________], Georgia, and at any adjournments or postponements thereof. Holders of record of the SCFC Stock at the close of business on [_________], 1996 (the "SCFC Record Date") are entitled to notice of and to vote at the SCFC Special Meeting. At such date and time there were 838,162 shares of SCFC Stock outstanding and held by approximately 1,300 stockholders of record.

      Vote Required. The approval and adoption by the Eagle and SCFC stockholders of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of at least a majority of the outstanding shares of Eagle Stock and SCFC Stock. As of October 4, 1996, all directors and executive officers of Eagle as a group beneficially owned 253,323 shares (5.56%) of the outstanding Eagle Stock. It is anticipated that each of these individuals will vote their shares in favor of the Merger Agreement and the transactions contemplated thereby. As of October 4, 1996, all directors and executive officers of SCFC as a group beneficially owned 172,497 shares (33.1%) of the outstanding SCFC Stock. Certain of these individuals, who hold an aggregate of 18.6% of the shares of SCFC Stock entitled to vote, have agreed to vote their shares in favor of the Merger Agreement and the transactions contemplated thereby and the remaining directors and executive officers, while not affirmatively committing to vote for the Merger, have agreed not to publicly oppose the Merger. See "The Special Meetings - Vote Required."

                                  THE MERGERS

         General. The Merger Agreement provides, among other things, that SCFC will merge with and into Eagle. Eagle will be the surviving corporation in the Merger. Upon consummation of the Merger, each outstanding share of SCFC Stock (excluding shares held by Dissenting Stockholders) will cease to be outstanding and will be converted into and exchanged for the right to receive the Merger Consideration. The Merger Agreement also provides that simultaneous with the Merger, SCB will merge with and into Tucker Federal, which will be the surviving entity in the Bank Merger and will remain a wholly owned savings association subsidiary of Eagle. If the Merger Agreement is approved at the Special Meetings, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Mergers are either satisfied or waived, the Mergers will be consummated. See "The Mergers."

         Merger Consideration. Each outstanding share of Eagle Stock will remain outstanding following the Mergers. If the proposed Merger is consummated, each outstanding share of SCFC Stock (excluding shares held by Dissenting Stockholders) will be converted into and exchanged for the right to receive the number of shares of Eagle Stock equal to $19.177 divided by the "Eagle Stock Price"; provided that (i) if the Eagle Stock Price is less than $14.50 per share, the Merger Consideration will be 1.323 shares of Eagle Stock for each share of SCFC Common Stock and (ii) if the Eagle Stock Price is equal to or more than $16.50 per share, the Merger Consideration will be 1.162 shares of Eagle Stock for each share of SCFC Common Stock. Notwithstanding the foregoing, SCFC, at its option, may terminate the Merger Agreement if the Eagle Stock Price is less than $14.00 per share and Eagle, at its option, may terminate the Merger Agreement if the Eagle Stock Price is more than $17.50 per share. The "Eagle Stock Price" will be equal to the average of the "Daily Average Value" per share of the Eagle Stock as reported on the Nasdaq National Market on the 30 consecutive trading days ending five trading days before the effective time of the Merger. The "Daily Average Value" of the Eagle Stock on a trading day will be the average of the closing bid and ask prices of the Eagle Stock as reported on the Nasdaq National Market for such day. As a result of the foregoing formula, Eagle will issue an aggregate of between approximately 973,944 shares and 1,108,889 shares of Eagle Stock in the Merger.

         At the Effective Time, all rights with respect to SCFC Stock pursuant to stock options, stock purchase warrants or similar rights, including rights under contracts with employees of SCFC or SCB (collectively, "SCFC Options"), granted by SCFC, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Eagle Stock, and Eagle shall assume each SCFC Option, in accordance with the terms of the agreement or plan by which it is evidenced, except that from and after the Effective Time, (i) each SCFC Option assumed by Eagle may be exercised solely for shares of Eagle Stock, (ii) the number of shares of Eagle Stock subject to such SCFC Option shall be equal to the number of shares of SCFC Stock subject to such SCFC Option immediately prior to the Effective Time multiplied by the Merger Consideration, and (iii) the per share exercise price under each such SCFC Option shall be adjusted by dividing the per share exercise price under each such SCFC Option by the Merger Consideration and rounding up to the nearest cent. See "The Mergers - Conversion of SCFC Options and Warrants."

         Stock Option Agreement. Pursuant to the terms of the Merger Agreement, Eagle and SCFC entered into a Stock Option Agreement dated as of August 13, 1996 (the "Option Agreement"), pursuant to which SCFC granted to Eagle an option (the "Option") to purchase a number of shares of SCFC Stock equal to up to 19.9% of the shares of SCFC Stock outstanding at the time of exercise of the Option. Eagle may not exercise the Option until the occurrence of a "Triggering Event" (as defined under "The Mergers - Stock Option Agreement"). The exercise price of the Option is $10.00 per share of SCFC Stock, subject to adjustment under certain circumstances. See "The Mergers - Stock Option Agreement."

         Description of Eagle Stock. The holders of Eagle Stock are entitled to dividends as and when declared by the Board of Directors out of funds legally available therefor, to one vote for each share held on matters submitted to a vote of stockholders, and, in the event of liquidation, to the net assets remaining after satisfaction of all liabilities (subject to the terms of any outstanding series of Eagle Preferred Stock). As of [_______], 1996 (the Eagle Record Date), Eagle had [_____] shares of Eagle Stock outstanding held by approximately [____] stockholders of record. See "Description of Eagle Capital Stock" and "Comparison of Stockholder Rights."

         Recommendations of the Boards of Directors. The Board of Directors of Eagle (by unanimous vote) and the Board of Directors of SCFC (with seven of the 12 directors in attendance voting in favor, one director abstaining, three directors voting against and the Chairman not voting) have each approved the Merger Agreement and the transactions contemplated thereby. Each of the Boards believes that the Mergers are fair to and in the best interests of its company's stockholders and recommends a vote FOR the Merger Agreement and the transactions contemplated thereby.

         The Board of Directors of Eagle based its conclusions on a number of factors, including the financial terms of the Merger, information concerning the financial condition and future prospects of SCFC, the location of SCFC's branch offices, the strategic plan of Eagle, the results of operations and prospects of Eagle and SCFC on a stand alone basis and a combined basis and the opinion of Morgan Keegan & Company, Inc. ("Morgan Keegan"), Eagle's financial advisor.

         The Board of Directors of SCFC based its conclusions on a number of factors, including the alternatives to the Merger; the value of the consideration to be received by SCFC stockholders relative to the book value and earnings per share of the SCFC Stock; information concerning the financial condition, results of operations and business prospects of Eagle; the financial terms of recent business combinations in the industry and a comparison of the multiples of selected combinations with the terms of the proposed Merger; the lack of marketability of the SCFC Stock; the competitive and regulatory environment for financial institutions generally; the fact that the Merger will enable SCFC stockholders to exchange their shares of SCFC Stock in a tax-free transaction for shares of common stock of a company, the stock of which is more widely held and actively traded than the SCFC Stock; Eagle's ability to provide comprehensive financial services to SCB's market; and the opinion of The Carson Medlin Company ("Carson Medlin"), SCFC's financial advisor.

         The Boards of Directors believe that the consolidation of resources of Eagle and SCFC will enable Eagle to realize certain efficiencies, provide a wider array of financial services and achieve greater geographic and market diversity. Additionally, the Boards of Directors believe that the Mergers will provide the combined company with increased market position and financial resources to meet the challenges arising from changes in the banking and financial services industry. See "The Mergers - Reasons for the Mergers."

         THE BOARDS OF DIRECTORS OF EAGLE AND SCFC RECOMMEND THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY. See "The Mergers - Reasons for the Mergers."

         The Board of Directors and executive officers of Tucker Federal immediately prior to the Effective Time will be the Board of Directors of Tucker Federal following the Bank Merger, except that Eagle will elect a current director of SCB to the Board of Directors of Tucker Federal (the "New Tucker Director").

         Opinions of Financial Advisors.

         Eagle's financial advisor, Morgan Keegan, has rendered an opinion to the Board of Directors of Eagle that the Merger is fair to Eagle and the Eagle stockholders from a financial point of view. A copy of such opinion is set forth in Appendix D and should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken.

         SCFC's financial advisor, Carson Medlin, has rendered an opinion to the Board of Directors of SCFC that the Merger, including the Merger Consideration to be paid to the stockholders of SCFC, is fair to SCFC and the SCFC stockholders from a financial point of view. A copy of such opinion is set forth in Appendix E and should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken. See "The Mergers - Opinions of Financial Advisors."

         Effective Time of the Merger. If the Merger Agreement and the transactions contemplated thereby are approved by the requisite vote of the Eagle and SCFC stockholders, all required governmental and other consents and approvals are obtained, and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date and at the time specified in Articles or a Certificate of Merger filed by Eagle with the Secretary of State of Georgia, or, if no date and time are specified, on the date and at the time of filing. Assuming satisfaction of all conditions to consummation, the Merger is expected to become effective in February 1997, although there can be no assurance as to whether or when the Merger will occur. Both SCFC and Eagle have the right to terminate the Merger Agreement should the Merger not be consummated by April 30, 1997. See "The Mergers - Effective Time," "The Mergers - Summary of Certain Provisions of the Merger Agreement."

         Exchange of SCFC Stock. SCFC STOCKHOLDERS SHOULD NOT SEND THEIR SCFC CERTIFICATES WITH THEIR PROXY CARDS. As soon as practicable after the Merger, Eagle will send to the holders of SCFC Stock a letter of transmittal providing instructions for exchanging their SCFC Certificates for certificates representing the number of whole shares of Eagle Stock to which they are entitled as a result of the Merger. Eagle will not be obligated to deliver the Eagle Stock to which any former holder of SCFC Stock is entitled until such holder surrenders his or her SCFC Certificate or Certificates for exchange together with a duly executed letter of transmittal and such other documents as Eagle shall reasonably require. The SCFC Certificate or Certificates so surrendered must be duly endorsed as Eagle may require. See "The Mergers - Exchange of SCFC Stock Certificates."

         Certain Federal Income Tax Consequences. Eagle and SCFC have received an opinion from Long, Aldridge & Norman, LLP that the Merger qualifies as a tax-free reorganization under the Internal Revenue Code (the "Code") for federal income tax purposes. As a tax-free reorganization (i) no gain or loss will be recognized by Eagle or SCFC in the

Merger and (ii) no gain or loss will be recognized by the Eagle or SCFC stockholders (excluding Dissenting Stockholders) except in respect of cash received by SCFC stockholders in lieu of fractional shares of Eagle Stock. Long, Aldridge and Norman LLP's tax opinion is limited to certain specific elements of the Merger; no opinion is rendered about certain elements of the Merger including the tax treatment of the conversion of options and warrants.
A copy of the opinion from Long, Aldridge & Norman, LLP is attached as Appendix C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. See "The Mergers - Certain Federal Income Tax Consequences."

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SCFC STOCKHOLDER AND OTHER FACTORS, EACH HOLDER OF SCFC STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).

         Accounting Treatment. The Merger will be accounted for as a "pooling of interests" transaction by Eagle for financial reporting purposes. See "The Mergers - Accounting Treatment."

         Management and Operations After the Mergers. Pursuant to the Merger Agreement, at the Effective Time SCFC will merge with and into Eagle, with Eagle as the surviving corporation in the Merger, and SCB will merge with and into Tucker Federal with Tucker Federal being the surviving entity in the Bank Merger. The Board of Directors and executive officers of Eagle immediately prior to the Merger will be the Board of Directors and executive officers of Eagle following the Merger. The Board of Directors and executive officers of Tucker Federal immediately prior to the Effective Time, together with the New Tucker Director, will be the Board of Directors of Tucker Federal following the Bank Merger. Certain of the current directors of SCFC will become members of Tucker Federal's South Atlanta Community Board of Directors (the "Community Board"), an advisory board to be established at the Effective Time. Additionally, Charles M. Buckner, the President, Chief Executive Officer and a director of SCFC and SCB, will serve as Tucker Federal's President South Metro Community Banks following the Bank Merger. See "The Mergers - Management and Operations After the Mergers" and "The Mergers - Interests of Certain Persons in the Mergers."

         Interests of Certain Persons in the Mergers. Certain members of SCFC's and SCB's management and Board of Directors have interests in the Mergers in addition to their interests as stockholders of SCFC generally. These include provisions in the Merger Agreement relating to service of the New Tucker Director on the Board of Directors of Tucker Federal and of certain of SCFC's and SCB's current directors on the Community Board, the assumption of the employment agreement of Charles M. Buckner, the President, Chief Executive Officer and a director of SCFC and SCB by Tucker Federal, eligibility for certain Eagle employee benefits and provisions for employment of certain other SCB employees. See "The Mergers - Management and Operations After the Mergers" and "The Mergers - Interests of Certain Persons in the Mergers."

         Conditions to Consummation. Consummation of the Merger Agreement and the transactions contemplated thereby are subject to a number of conditions, including but not limited to (i) approval of the Merger Agreement by the holders of a majority of the outstanding shares of Eagle Stock and SCFC Stock entitled to vote thereon; (ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Mergers, including those of the Office of Thrift Supervision (the "OTS"), the Federal Deposit Insurance Corporation (the "FDIC") and the Georgia Department of Banking and Finance (the "DBF"); and (iii) the expiration of all periods for the notification of the exercise of dissenters' rights and no exercise of dissenters' rights by the holders of 10% or more of the outstanding shares of SCFC Stock. See "The Mergers - Summary of Certain Provisions of the Merger Agreement."

         Regulatory Approvals. The Mergers are subject to the prior approval (or waiver of the approval requirements) by the OTS and DBF. Eagle anticipates that it will receive the requisite approvals or waivers from each of these agencies prior to the Special Meetings. See "The Mergers - Regulatory Approvals."

         Conduct of Business Pending the Mergers. Each of SCFC and SCB has agreed in the Merger Agreement to, among other things, operate its business only in the ordinary course in accordance with prior practices and to take no action that would adversely affect its ability to perform its covenants and agreements under the Merger Agreement. In addition, SCFC and SCB have agreed not to take certain actions relating to the operation of SCFC and SCB pending consummation of the Mergers without the prior written consent of Eagle, except as otherwise permitted by the Merger Agreement, including, among other things:
(i) increase (or announce any increase of) any salaries, wages or employee benefits except in the ordinary course of business consistent with past practice, provided that no such increase shall be in excess of seven percent of the employee's annual compensation from SCB, (ii) hire, commit to hire or terminate any employee whose general compensation is or will be $25,000 or more, (iii) issue, sell, redeem, purchase or otherwise acquire or make any changes in its issued and outstanding capital stock or issue any rights to purchase its capital stock or any security convertible into its capital stock or declare any dividend or make any other distribution with respect to its capital stock, or (iv) solicit, entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the shares of its capital stock or all or substantially all of its assets. See "The Mergers - Summary of Certain Provisions of the Merger Agreement."

         Termination. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of SCFC, SCB and Eagle. In addition, the Merger Agreement may be terminated prior to the Effective Time by either Eagle or SCFC and SCB if (i) the other party fails to perform in any material respect its agreements contained in the Merger Agreement on or prior to the Closing Date, (ii) the other party materially breaches any of its representations, warranties or covenants contained in the Merger Agreement and fails to cure such breach within ten (10) days after notification by the opposite party of intent to terminate, (iii) any court, governmental or regulatory authority takes any action which prohibits or restrains either party from consummating the Merger and the action is not lifted within a thirty-day period, or (iv) the Merger is not consummated by April 30, 1997. In addition, the Merger Agreement may be terminated by SCFC if the Eagle Stock Price is less than $14.00 per share and by Eagle if the Eagle Stock Price is more than $17.50 per share. See "The Mergers - Summary of Certain Provisions of the Merger Agreement."

         Dissenters' Rights. Under Georgia law, record holders of SCFC Stock who prior to the SCFC stockholder vote on the Merger, properly demand their right to dissent and vote against or abstain from voting on the Merger Agreement and the transactions contemplated thereby have the right to obtain a cash payment for the "fair value" of their shares of SCFC Stock (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, Dissenting Stockholders must comply with the requirements of Article 13 of the GBCC, a description of which is provided in "The Mergers - Dissenters' Rights" and the full text of which is attached to this Joint Proxy Statement/Prospectus as Appendix B.

         Resales of Eagle Stock. The Eagle Stock issued to the SCFC stockholders in connection with the Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers, and 10% or more stockholders) of SCFC or Eagle under applicable federal securities laws and under the accounting requirements for a pooling of interests transaction. Affiliates of SCFC or Eagle may not sell shares of Eagle Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Each director, executive officer and principal stockholder of SCFC and SCB has agreed not to sell the shares of Eagle Stock that he or she receives in connection with the Merger until financial results covering at least 30 days of post-Merger combined operations have been published. The Eagle Stock is listed for trading on the Nasdaq National Market under the symbol "EBSI." See "The Mergers - Restrictions on Resales of Eagle Stock." If a significant proportion of the SCFC stockholders sells or intends to sell Eagle Stock received in the Merger, this can adversely affect the tax-free status of the Merger. See "Certain Federal Income Tax Consequences."

MARKET PRICES AND DIVIDENDS ON EAGLE STOCK AND SCFC STOCK

         The Eagle Stock is listed and traded on the Nasdaq National Market under the symbol "ESBI". The following table sets forth the high and low last sale prices per share of Eagle Stock on the Nasdaq National Market, and the dividends declared per share of Eagle Stock, for the periods indicated.

                                                        SALE PRICE PER                      DIVIDENDS PAID
         FISCAL YEAR ENDED                                 SHARE OF                          PER SHARE OF
             MARCH 31,                                   EAGLE STOCK                          EAGLE STOCK
         -----------------                     ----------------------------                  -------------
                                                   HIGH                 LOW

         1995
         First Quarter . . . . . . . .          $12.00               $11.125                     $.110
         Second Quarter  . . . . . . .           13.25                11.500                      .115
         Third Quarter . . . . . . . .           12.75                 9.750                      .120
         Fourth Quarter  . . . . . . .           12.00                10.125                      .125

         1996
         First Quarter . . . . . . . .         $14.375               $11.875                     $.125
         Second Quarter  . . . . . . .          17.000                14.000                      .125
         Third Quarter . . . . . . . .          19.000                16.625                      .130
         Fourth Quarter  . . . . . . .          19.000                15.000                      .130

         1997
         First Quarter . . . . . . . .         $17.000               $14.750                     $.150
         Second Quarter  . . . . . . .          16.250                14.375                      .150
         Third Quarter (through October
         15, 1996) . . . . . . . . . .          16.000                15.500                       -


         Eagle had approximately 651 stockholders of record as of October 15, 1996.

         On June 18, 1996, the SCFC Stock was listed for trading in the over-the-counter market, or "pink sheets," under the symbol "SCFC." Prior to such time, there was no established public trading market for the SCFC Stock. Trading of the SCFC Stock has been sporadic and generally is confined to the south metropolitan Atlanta, Georgia area. During the period from June 18, 1996 until October 15, 1996, the high and low sale prices per share of the SCFC
Stock were $18.50 and $11.50, respectively. Based upon transactions of which SCFC management is aware, sales of SCFC Stock since March 31, 1994 have occurred in a price range of $10.00 to $18.50 per share. SCFC had approximately 1,300 stockholders of record as of October 15, 1996. SCFC paid a ten percent stock dividend on March 15, 1994 and a five percent stock dividend and a cash dividend of $.25 per share on June 30, 1996. SCFC has paid no other cash or stock dividends.

         The following table sets forth the last reported sale price per share of Eagle Stock on the Nasdaq National Market on August 12, 1996 (the last trading day prior to public announcement of the execution of the Merger Agreement) and October 11, 1996, the equivalent per share price of the SCFC Stock as if the Merger had been consummated on such dates, and the last sale price of the SCFC Stock on August 12, 1996 and October 11, 1996.

                                                                                                EQUIVALENT
                                           EAGLE STOCK              SCFC STOCK                PER SHARE PRICE
                                           -----------              ----------                ---------------
         August 12, 1996  . . . . . . .      $15.75                   $15.00                      $19.77
         October 11, 1996 . . . . . . .      $16.00                   $                           $19.55

         The equivalent per share price of a share of SCFC Stock at each specified date represents the closing sales price of a share of Eagle Stock on such date multiplied by the amount of the Merger Consideration that would have been paid per share of SCFC Stock had the Merger been effected on such date.

         Stockholders are advised to obtain current market quotations for the Eagle Stock and SCFC Stock. No assurance can be given as to the market price of Eagle Stock or SCFC Stock at or, in the case of Eagle Stock, after the Effective Time.

                            SELECTED FINANCIAL DATA

         Selected Financial Data of Eagle. The following table sets forth selected historical financial data of Eagle and has been derived from and should be read in conjunction with, and is qualified in its entirety by, Eagle's Annual Report on Form 10-K and the audited consolidated financial statements of Eagle for each of the three years in the period ended March 31, 1996, and Eagle's Quarterly Report on Form 10-Q and the unaudited interim consolidated financial statements of Eagle for the three months ended June 30, 1995 and 1996, including the respective notes thereto, which are incorporated by reference herein. See "Incorporation of Certain Information by Reference." The interim financial data is unaudited but reflects all adjustments which, in the opinion of management, are necessary for a fair presentation. All adjustments reflected in the interim financial data are of a normal recurring nature. Interim results for the three months ended June 30, 1996, are not necessarily indicative of the results to be expected for the full year. See "Business Information Concerning Eagle - Recent Legislation."

                                                                                                      THREE MONTHS ENDED
                                                     YEARS ENDED MARCH 31,                                   JUNE 30,
                                          ---------------------------------------------------------   -------------------

                                            1992      1993         1994       1995          1996        1995        1996
                                          -------   --------     --------   --------      --------    --------    -------
                                                                 (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
 Net interest income  . . . . . . . .    $  7,793   $ 12,200     $ 14,997    $ 16,711      $18,493    $  4,343   $  5,896
 Provision for loan losses  . . . . .         398        630        1,000         643        1,000           -        524
 Noninterest income, excluding
  gains (losses) on asset sales . . .       1,817      4,681        8,103       5,442        9,101       1,696      2,034
 Gains on sale of assets  . . . . . .          49      1,113        1,147         905          943          -         396
 Noninterest expense  . . . . . . . .       6,833     11,026       14,740      16,035       20,121       4,382      6,001
 Income before income taxes,
  accounting change and
  extraordinary item  . . . . . . . .       2,428      6,338        8,507       6,380        7,416       1,657      1,801
 Net income (1) . . . . . . . . . . .       1,638      4,069        5,211       4,101        5,020       1,067      1,299
COMMON SHARE DATA:
 Net income per share (1)(2)  . . . .    $    .54   $   1.38     $   1.70    $   1.34     $   1.53    $    .35   $    .29
 Cash dividends per share . . . . . .    $    .05   $    .20     $    .31    $    .47     $    .51    $    .13   $    .15
 Book value per share (1) . . . . . .    $   7.56   $   8.76     $  10.20    $  10.90     $  12.56    $  11.17   $  12.57
 Average shares outstanding (2) . . .       3,058      2,948        3,060       3,059        3,278       3,063      4,552
BALANCE SHEET DATA (PERIOD END):
 Total assets . . . . . . . . . . . .    $302,173   $321,597     $320,385    $457,317     $611,512    $485,337   $621,474
 Loans (3)  . . . . . . . . . . . . .     158,741    190,115      219,726     303,906      334,505      19,553    334,289
 Loans held for sale  . . . . . . . .      13,708     23,462       23,641      41,220       92,552      48,369     94,074
 Non-performing assets  . . . . . . .       4,834      4,194        1,458       1,218        6,909       1,070      8,995
 Securities available-for-sale (4)  .           -     14,184       20,883      20,939       79,512      20,440     77,327
 Investment securities held
   to maturity  . . . . . . . . . . .     106,718     73,759       34,683      57,599       55,341      56,620     59,437
 Deposits . . . . . . . . . . . . . .     219,825    228,633      244,297     286,315      348,098     305,754    386,726
 Stockholders' equity . . . . . . . .      22,376     25,823       30,832      33,636       57,175      34,748     57,231
PERFORMANCE RATIOS:
 Return on average assets . . . . . .         .57%      1.32%        1.62%       1.08%         .98%        .91%       .85%
 Return on average equity . . . . . .        7.46      16.68        18.76       12.71        13.09        9.09       8.46
 Interest rate spread (5) . . . . . .        2.40       3.74         4.43        4.46         3.61        3.74       3.85
 Net interest margin (6)  . . . . . .        2.80       4.12         4.80        4.79         3.93        4.04       4.20
 Efficiency (7) . . . . . . . . . . .       70.45      62.42        63.22       72.14        72.92       72.56      72.07

                                                                                                      THREE MONTHS ENDED
                                                             YEARS ENDED MARCH 31,                         JUNE 30,
                                          ---------------------------------------------------------   -------------------
                                            1992      1993         1994       1995          1996         1995       1996
                                          -------   --------     --------   --------      --------    --------    -------
                                                     (In thousands, except per share data and ratios)
ASSET QUALITY RATIOS:
 Allowance for loan losses to
  net loans plus reserves (3) . . . .        .51%    1.13%          1.36%         .96%       1.23%        1.05%     1.10%
 Allowance for loan losses to
  period end non-performing loans . .      18.45    57.70         229.70       276.03       69.58       695.69     46.79
 Non-performing assets to period
  end loans and foreclosed
  properties (3)  . . . . . . . . . .       2.98     2.18            .66          .40        2.06          .33      2.68
 Non-performing assets to period
  end total assets  . . . . . . . . .       1.60     1.30            .46          .27        1.13          .22      1.45
 Net charge-offs (recoveries) to
  average loans . . . . . . . . . . .        .16      .33            .03          .23         .05         (.01)      .23
CAPITAL AND LIQUIDITY:
 Tangible capital to adjusted
  total assets  . . . . . . . . . . .       7.37%    7.95%          9.30%        6.56%       8.90%        6.40%     8.00%
 Core capital to adjusted total
  assets  . . . . . . . . . . . . . .       7.37     7.95           9.30         6.56        8.90         6.40      8.00
 Core capital to risk weighted assets      13.44    13.13          11.65         9.44       14.87         9.05     13.69
 Risk-based capital to risk
  weighted assets   . . . . . . . . .      13.98    14.37          12.74        10.51       15.80        10.10     14.50
 Average equity to average assets . .       7.60     7.91           8.64         8.48        7.45         7.32      9.38
 Loans to deposits (3)  . . . . . . .      72.21    83.15          89.94       106.14       96.10       104.51     86.44

---------------
(1) Includes the effect of a third quarter extraordinary loss of $427,000, net of income tax benefit of $261,000, relating to the early extinguishment of certain Federal Home Loan Bank ("FHLB") advances ($.14 per share) and the first quarter cumulative income effect of the change in accounting for income taxes of $320,000 ($.11 per share) during the fiscal year ended March 31, 1994.
(2)      Fully diluted.
(3)      Excluded loans held for sale.
(4)      Includes investment and mortgage-backed securities available for sale.
(5) Yield on interest earning assets minus cost of interest-bearing liabilities.
(6)      Net interest income divided by average earnings assets.
(7) Computed by dividing non-interest expense minus provision for real estate losses by the sum of net interest income and non-interest income, net of gains and losses on sales of assets.

         Selected Financial Data of SCFC. The following table sets forth selected historical financial data of SCFC and has been derived from and should be read in conjunction with, and is qualified in its entirety by, SCFC's Annual Report on Form 10-K and the audited consolidated financial statements of SCFC for the five years ended December 31, 1995, and SCFC's Quarterly Report on Form 10-Q and the unaudited interim consolidated financial statements for the six months ended June 30, 1995 and 1996, including the respective notes thereto which are incorporated by reference herein. The interim financial data is unaudited but reflects all adjustments which, in the opinion of management of SCFC, are necessary for a fair presentation. All adjustments reflected in the interim financial data are of a normal recurring nature. Interim results for the six months ended June 30, 1996, are not necessarily indicative of the results to be expected for the full year.


                                                                                                        SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                                 JUNE 30,
                                          -----------------------------------------------------    --------------------
                                           1991        1992        1993       1994       1995        1995        1996
                                          -------   --------     --------   --------   --------    --------    --------
                                                      (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
 Net interest income  . . . . . . . .    $ 1,088     $ 1,575      $ 2,351     $  4,139    $  5,139    $  2,349  $  2,760
 Provision for loan losses  . . . . .        174         186           72            -           -           -         -
 Noninterest income, excluding
  gains on asset sales  . . . . . . .        195         356          384          863         924         473       512
 Gains on sale of loans and
  mortgage-backed and invest-
  ment securities . . . . . . . . . .         62         207          156          272         101          30         4
 Noninterest expense  . . . . . . . .      1,257       1,664        2,441        4,185       4,525       2,282     2,331
 Net income (loss) (1)  . . . . . . .        (86)        413          200          702       1,113         371       614

COMMON SHARE DATA:
 Net income per share, fully
  diluted (1) $ . . . . . . . . . . .       (.12)    $   .58      $   .27     $    .81    $   1.27    $    .43  $    .71
 Cash dividends per share . . . . . .    $     -     $     -      $     -     $      -    $      -    $      -  $    .25
 Book value per share (2) . . . . . .    $  7.52     $  8.10      $  8.65     $   9.27    $  10.85    $   9.85  $  11.09
 Weighted average common shares
  outstanding, fully diluted (3)  . .        712         712          728          868         878         872       867

 BALANCE SHEET DATA (PERIOD END):
 Total assets . . . . . . . . . . . .    $30,813     $42,325      $93,842     $103,698    $119,558    $107,606  $129,648
 Loans    . . . . . . . . . . . . . .     19,282      23,251       52,256       57,520      71,794      65,410    84,544
 Non-performing assets (excluding
  troubled debt restructurings) . . .        234         212        1,326          619         578         573        85
 Investment securities  . . . . . . .      4,812       6,375       21,709       29,173      25,566      25,921    27,258
 Deposits . . . . . . . . . . . . . .     24,212      35,967       84,473       94,300     106,938      96,960   115,432
 Stockholders' equity . . . . . . . .      5,357       5,770        7,258        7,780       9,096       8,265     9,298

PERFORMANCE RATIOS:
 Return on average assets . . . . . .       (.13)%      1.12%         .43%         .71%       1.00%       1.01%     1.26%
 Return on average equity . . . . . .       (.82)       8.69         4.44         9.89       13.89       14.55     17.65
 Interest rate spread (4) . . . . . .       3.39        4.41         4.63         4.39        4.66        3.96      3.96
 Net interest margin (5)  . . . . . .       4.58        5.04         5.10         4.80        5.24        5.33      5.31
 Efficiency (6) . . . . . . . . . . .      97.97       86.17        89.25        83.67       74.63       80.86     71.24


                                                                                                        SIX MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                            JUNE 30,
                                         -----------------------------------------------------        --------------------
                                           1991        1992        1993       1994       1995           1995        1996
                                         --------    --------    --------   --------   --------       --------    --------
                                                         (In thousands, except per share data and ratios)
ASSET QUALITY RATIOS:
 Allowance for loan losses to
  period end loans  . . . . . . . . .        1.04%       1.28%       2.95%       2.25%     1.74%          2.01%        1.52%
 Allowance for loan losses to
  period end non-performing
  loans   . . . . . . . . . . . . . .       86.31      141.56      119.92      214.17    220.26         234.17     1,533.43
 Non-performing assets to period
  end loans and foreclosed
  properties  . . . . . . . . . . . .        1.21         .91        2.54        1.08       .81            .88          .10
 Non-performing assets to period
  end total assets  . . . . . . . . .         .76         .50        1.41         .60       .48            .53          .07
 Net charge-offs to average loans . .          -          .39           -         .47       .08              -            -

CAPITAL AND LIQUIDITY:
 Average equity to average assets . .       16.03%      12.93%       9.80%       7.14%     7.16%          7.18%        7.09%
 Loans to deposits  . . . . . . . . .       69.35       72.85       68.99       63.79     68.38          68.86        74.31
---------------

(1) Includes $238,000 ($.33 per share) cumulative effect of change in accounting for income taxes during 1992.
(2) Computed based upon actual number of shares outstanding at year-end adjusted for subsequent stock dividends.
(3)  Historical amounts have been adjusted for subsequent stock dividends.
(4) Yield on interest earning assets minus cost of interest bearing liabilities.
(5)  Net interest income divided by average earning assets.
(6) Non-interest expense divided by the sum of net interest income and non-interest income, net of gains and losses on sales of assets.

         Selected Pro Forma Combined Condensed Financial Data. The following table sets forth unaudited selected pro forma combined condensed financial data of Eagle after giving effect to the Mergers accounted for under the pooling of interests method as of April 1, 1993 for income statement data and as of June 30, 1995 and 1996, respectively, for balance sheet data. The pro forma combined condensed financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Mergers had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma combined condensed financial data has been derived from and should be read in conjunction with the pro forma combined condensed financial data, including the notes thereto, appearing elsewhere herein. See "Pro Forma Combined Condensed Financial Data."


                                            SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                                                      (In thousands, except per share data)
                                                              YEAR ENDED MARCH 31,
                                      --------------------------------------------------------------------------
                                              1994                       1995                      1996
                                              ----                       ----                      ----
                                         EXCHANGE RATIO:           EXCHANGE RATIO:            EXCHANGE RATIO:
                                      --------------------       --------------------      ---------------------
                                      MINIMUM      MAXIMUM        MINIMUM     MAXIMUM      MINIMUM      MAXIMUM
INCOME STATEMENT DATA:
 Net interest income  . . . . . . .    $17,750     $17,750         $21,116    $21,116       $23,804      $23,804
 Provision for loan losses  . . . .      1,034       1,034             643        643         1,000        1,000
 Noninterest income . . . . . . . .      9,984       9,984           7,463      7,463        11,067       11,067
 Noninterest expense  . . . . . . .     17,746      17,746          20,346     20,346        24,682       24,682
 Income before income taxes . . . .      8,954       8,954           7,590      7,590         9,189        9,189
 Income tax expense . . . . . . . .      3,385       3,385           2,710      2,710         2,970        2,970
 Net income (1) . . . . . . . . . .      5,462       5,462           4,880      4,880         6,219        6,219

COMMON SHARE DATA:
EAGLE HISTORICAL:
 Net income per share (1)(2)  . . .    $  1.70     $  1.70         $  1.34    $  1.34       $  1.53      $  1.53
 Book value per share . . . . . . .      10.20       10.20           10.90      10.90         12.56        12.56
 Dividends per share  . . . . . . .        .31         .31             .47        .47           .51          .51
SCFC HISTORICAL:
 Net income per share (2) . . . . .    $   .33     $   .33         $   .89    $   .89       $  1.36      $  1.36
 Book value per share . . . . . . .       9.73        9.73            9.55       9.55         11.09        11.09
 Dividends per share  . . . . . . .          -           -               -          -             -            -
SCFC EQUIVALENT PRO FORMA:
 Net income per share (2) . . . . .        .28         .25             .77        .67          1.17         1.03
 Book value per share . . . . . . .                                                            9.54         8.38
 Dividends per share  . . . . . . .          -           -               -          -             -            -
EAGLE PRO FORMA COMBINED:
 Net income per share (1)(2)  . . .       1.38        1.34            1.20       1.16          1.45         1.40
 Book value per share . . . . . . .                                                           12.03        11.74
 Dividends per share  . . . . . . .        .20         .19             .33        .32           .36          .35
 Average shares outstanding (2) . .      3,946       4,068           4,077      4,218         4,299        4,441
BALANCE SHEET DATA (PERIOD END):
 Total assets . . . . . . . . . . .
 Securities available-for-sale  . .
 Loans, net . . . . . . . . . . . .
 Securities, held to maturity . . .
 Loans held for sale  . . . . . . .
 Deposits . . . . . . . . . . . . .
 Total stockholders' equity . . . .

                                       SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                                               (In thousands, except per share data)
                                         THREE MONTHS ENDED          THREE MONTHS ENDED
                                            JUNE 30, 1995              JUNE 30, 1996
                                        --------------------        -------------------
                                           EXCHANGE RATIO:            EXCHANGE RATIO:
                                        --------------------        -------------------
                                        MINIMUM     MAXIMUM         MINIMUM    MAXIMUM
                                        -------     -------         -------    -------
INCOME STATEMENT DATA:
 Net interest income  . . . . . . .    $  5,553    $  5,553         $  7,346   $  7,346
 Provision for loan losses  . . . .           -           -              524        524
 Noninterest income . . . . . . . .       1,933       1,933            2,682      2,682
 Noninterest expense  . . . . . . .       5,519       5,519            7,151      7,151
 Income before income taxes . . . .       1,967       1,967            2,353      2,353
 Income tax expense . . . . . . . .         699         699              695        695
 Net income (1) . . . . . . . . . .       1,268       1,268            1,658      1,658

COMMON SHARE DATA:
EAGLE HISTORICAL:
 Net income per share (1)(2)  . . .    $    .35    $    .35         $    .29   $    .29
 Book value per share . . . . . . .       11.17       11.17            12.57      12.57
 Dividends per share  . . . . . . .         .13         .13              .15        .15
SCFC HISTORICAL:
 Net income per share (2) . . . . .    $    .23    $    .23         $    .42   $    .42
 Book value per share . . . . . . .        9.85        9.85            11.09      11.09
 Dividends per share  . . . . . . .           -           -              .25        .25
SCFC EQUIVALENT PRO FORMA:
 Net income per share (2) . . . . .         .20         .17              .36        .31
 Book value per share . . . . . . .                                     9.70       8.52
 Dividends per share  . . . . . . .           -           -              .22        .19
EAGLE PRO FORMA COMBINED:
 Net income per share (1)(2)  . . .         .31         .30              .30        .29
 Book value per share . . . . . . .                                    12.07      11.79
 Dividends per share  . . . . . . .         .09         .09              .15        .14
 Average shares outstanding (2) . .       4,076       4,217            5,556      5,695
BALANCE SHEET DATA (PERIOD END):
 Total assets . . . . . . . . . . .     592,942     592,942          751,122    751,122
 Securities available-for-sale  . .      27,402      27,402          104,585    104,585
 Loans, net . . . . . . . . . . . .     384,963     384,963          418,833    418,833
 Securities, held to maturity . . .      75,578      75,578           59,437     59,437
 Loans held for sale  . . . . . . .      48,369      48,369           94,074     94,074
 Deposits . . . . . . . . . . . . .     402,714     402,714          502,159    502,159
Total stockholders' equity  . . . .      43,012      43,012           66,529     66,529

-----------------------------
(1) Includes the effect of a third quarter extraordinary loss of $427,000, net of income tax benefit of $261,000, relating to the early extinguishment of certain Federal Home Loan Bank ("FHLB") advances ($.14 per share) and the first quarter cumulative income effect of the change in accounting for income taxes of $320,000 ($.11 per share) during the fiscal year ended March 31, 1994.
(2)      Fully diluted.

                              THE SPECIAL MEETINGS

GENERAL

         This Joint Proxy Statement/Prospectus is being furnished by Eagle to its stockholders in connection with the solicitation of proxies by the Board of Directors of Eagle from holders of the outstanding shares of Eagle Stock for use at the Eagle Special Meeting to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby and to transact such other business as may properly come before the Special Meeting. The Eagle Special Meeting will to be held at [____________________], Georgia at [___] [_].m., local time, on [_________], [________ [__], 199[_], and at any adjournments or postponements thereof.

         This Joint Proxy Statement/Prospectus is being furnished by SCFC to its stockholders in connection with the solicitation of proxies by the Board of Directors of SCFC from holders of the outstanding shares of SCFC Stock for use at the SCFC Special Meeting to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby and to transact such other business as may properly come before the Special Meeting. The SCFC Special Meeting will to be held at [____________________], Georgia at [___] [_].m., local time, on [_________], [________ _], 199[_], and at any adjournments or postponements thereof.

         This document is also being furnished by Eagle to the stockholders of SCFC as a Prospectus in connection with the issuance by Eagle of shares of Eagle Stock in the Merger.

RECORD DATES; QUORUM

         Eagle. The Board of Directors of Eagle has fixed the close of business on [__________], 1996 as the Eagle Record Date for determining the Eagle stockholders entitled to receive notice of and to vote at the Eagle Special Meeting. Only holders of record of Eagle Stock as of the Eagle Record Date are entitled to notice of and to vote at the Eagle Special Meeting. As of the Eagle Record Date, there were [_____] shares of Eagle Stock issued and outstanding and held by [____] record holders. Holders of Eagle Stock are entitled to one vote on each matter considered and voted on at the Eagle Special Meeting for each share of Eagle Stock held of record at the close of business on the Eagle Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Eagle Stock entitled to vote at the Eagle Special Meeting is necessary to constitute a quorum at the Eagle Special Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. "Broker non-votes" will not be counted as shares present for purposes of determining the presence of a quorum. However, because the approval of a majority of the outstanding shares of Eagle Stock is required to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, both abstentions and "broker non-votes" will have the effect of a vote "AGAINST" the proposal.

         SCFC. The Board of Directors of SCFC has fixed the close of business on [__________], 1996 as the SCFC Record Date for determining the SCFC stockholders entitled to receive notice of and to vote at the SCFC Special Meeting. Only holders of record of SCFC Stock as of the SCFC Record Date are entitled to notice of and to vote at the SCFC Special Meeting. As of the SCFC Record Date, there were

838,162 shares of SCFC Stock issued and outstanding and held by approximately 1,300 record holders. Holders of SCFC Stock are entitled to one vote on each matter considered and voted on at the SCFC Special Meeting for each share of SCFC Stock held of record at the close of business on the SCFC Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of SCFC Stock entitled to vote at the SCFC Special Meeting is necessary to constitute a quorum at the SCFC Special Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. "Broker non-votes" will not be counted as shares present for purposes of determining the presence of a quorum. However, because the approval of a majority of the outstanding shares of SCFC Stock is required to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, both abstentions and "broker non-votes" will have the effect of a vote "AGAINST" the proposal.

VOTES REQUIRED

         Approval of the Merger Agreement and consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of Eagle Stock entitled to vote thereon at the Eagle Special Meeting and of the holders of a majority of the outstanding shares of SCFC Stock entitled to vote thereon at the SCFC Special Meeting.

         As of the Eagle Record Date, Eagle's directors and executive officers, and their affiliates, held approximately 5.56% of the outstanding shares of Eagle Stock entitled to vote at the Eagle Special Meeting. It is anticipated that each of these individuals will vote their shares in favor of the Merger Agreement and the transactions contemplated thereby. As of the SCFC Record Date, SCFC's directors and executive officers, and their affiliates, held approximately 33.1% of the outstanding shares of SCFC Stock entitled to vote at the SCFC Special Meeting, of which the holders of an aggregate of 18.6% of the outstanding shares of SCFC Stock have agreed to vote their shares in favor of the Merger Agreement and the transactions contemplated thereby. See "Ownership of SCFC Stock." As of the SCFC Record Date, Eagle's directors and executive officers, and their affiliates, held no shares of SCFC Stock.

SOLICITATION AND REVOCABILITY OF PROXIES

         Shares of Eagle Stock and SCFC Stock represented by properly executed proxies that are received at or prior to the appropriate Special Meeting, and are not subsequently revoked, will be voted in accordance with the instructions thereon. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXY AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE APPROPRIATE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PERSONS NAMED AS PROXY MAY ALSO VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE APPROPRIATE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. ANY HOLDER OF EAGLE STOCK OR SCFC STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND, IN THE CASE OF SCFC STOCKHOLDERS, WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS. The Board of Directors of Eagle and SCFC are not aware of any business to be acted upon at the Special Meeting of their respective stockholders other than the matters described herein. However, if any other matters are properly brought before either Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon in accordance with their judgment.

         An Eagle stockholder or SCFC stockholder who has given a proxy may revoke it at any time before it is voted by (i) giving written notice of revocation or submitting a later dated proxy card to the Secretary of Eagle, for Eagle stockholders, or the Secretary of SCFC, for SCFC stockholders or (ii) voting in person at the appropriate Special Meeting. Attendance at a Special Meeting will not in and of itself constitute revocation of a proxy. All written notices of revocation and other communications with respect to revocation of Eagle proxies should be addressed to Eagle as follows: Eagle Bancshares, Inc., 4305 Lynburn Drive, Tucker, Georgia 30084-4441, Attention: Richard B. Inman, Jr. All notices of revocation and other communications with respect to revocation of SCFC proxies should be addressed to SCFC as follows: Southern Crescent Financial Corp., 1585 Southlake Parkway, Morrow, Georgia, 30260,
Attention: Charles M. Buckner. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with appropriate Corporate Secretary or other person responsible for tabulating votes on behalf of Eagle or SCFC as the case may be.

         Holders of SCFC Stock have the right to dissent to the Merger and demand appraisal of, and obtain payment for, the "fair value" of their shares of SCFC Stock by following the procedures prescribed in Article 13 of the GBCC, a copy of which is attached as Appendix B hereto, and is summarized under "The Mergers - Dissenters' Rights" herein. Failure to take any of the steps required under Article 13 on a timely basis will result in the loss of dissenters' rights. Because a SCFC proxy which does not contain voting instructions will, unless revoked, be voted "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby, a holder of shares of SCFC Stock who votes by proxy and who wishes to exercise his or her dissenters' rights must, after notifying SCFC in writing of his or her intention to dissent, either (i) vote "AGAINST" the approval and adoption of the Merger Agreement and the transactions contemplated thereby or (ii) abstain from voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

         In addition to solicitation of proxies by use of the mails, proxies may be solicited by directors, officers and employees of Eagle and SCFC in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries.

         Eagle and SCFC will bear their respective expenses of soliciting proxies for their Special Meeting.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

         Each of the Boards believe that the Mergers are fair to and in the best interest of its company's stockholders and recommends a vote FOR the Merger Agreement and the transactions contemplated thereby. The Board of Directors of Eagle (by unanimous vote) and the Board of Directors of SCFC (with seven of the 12 directors in attendance voting in favor, one director abstaining, three directors voting against and the Chairman not voting) have each approved the Merger Agreement and the transactions contemplated thereby. See "The Mergers - Reasons for the Mergers."

                                  THE MERGERS

GENERAL

         The following sets forth a summary of the material terms of the Merger Agreement and the transactions contemplated thereby. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Merger Agreement, a copy of which is set forth in Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. All Eagle and SCFC stockholders are urged to read the Appendices in their entirety.

THE MERGERS

         The Merger Agreement provides, among other things, that SCFC will merge with and into Eagle. Eagle will be the surviving corporation in the Merger. The Merger Agreement also provides that, simultaneously with the Merger, SCB will merge with and into Tucker Federal. Tucker Federal will be the surviving entity in the Bank Merger and will remain a wholly owned savings association subsidiary of Eagle. The Merger Agreement and the transactions contemplated thereby are subject to the satisfaction or waiver of certain conditions.

MERGER CONSIDERATION

         Eagle. Shares of Eagle Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding following the Mergers.

         SCFC. At the Effective Time of the Merger each outstanding share of SCFC Common Stock (excluding shares held by Dissenting Stockholders) will be converted into and exchanged for the right to receive the number of shares of Eagle Stock equal to $19.177 divided by the "Eagle Stock Price"; provided that
(i) if the Eagle Stock Price is equal to or less than $14.50 per share, the Merger Consideration will be 1.323 shares of Eagle Stock for each share of SCFC Stock and (ii) if the Eagle Stock Price is equal to or more than $16.50 per share, the Merger Consideration will be 1.162 shares of Eagle Stock for each share of SCFC Stock. Notwithstanding the foregoing, SCFC, at its option, may terminate the Merger Agreement if the Eagle Stock Price is less than $14.00 per share and Eagle, at its option, may terminate the Merger Agreement if the Eagle Stock Price is more than $17.50 per share. The "Eagle Stock Price" will be equal to the average of the "Daily Average Value" of the Eagle Stock as reported on the Nasdaq National Market on the 30 trading days ending five trading days before the effective time of the Merger. The "Daily Average Value" of the Eagle Stock on a trading day will be the average of the closing bid and ask prices of the Eagle Stock as reported on the Nasdaq National Market for such day.

         In the event the Merger Agreement is approved and the Merger is consummated, the stockholders of SCFC who do not exercise and perfect their dissenters' rights will receive the Merger Consideration. Under the GBCC, the exercise of dissenters' rights is the only remedy that a stockholder has in opposition to a merger or to the merger consideration in a merger that has been approved by the requisite vote of the corporation's stockholders. A SCFC stockholder could attempt to insure that he or she receives cash for all of his or her shares of SCFC Stock by exercising and perfecting his or her dissenters' rights pursuant to the GBCC. However, the Merger Agreement provides that in the event the holders of 10% or more of the outstanding shares of SCFC Stock exercise their dissenters' rights, Eagle may terminate the Merger Agreement. Accordingly, a SCFC stockholder who elects to exercise his or her dissenters' rights takes the risk that such exercise will result in the termination of the Merger Agreement. A SCFC stockholder that exercises and perfects his or her dissenters' rights under the GBCC is entitled to the "fair value" of his or her shares of SCFC Stock plus interest in the event the Merger is consummated. There can be no assurance that the "fair value" of the SCFC Stock, which is determined without regard to any appreciation or depreciation in anticipation of the Merger, will equal or exceed the Merger Consideration. For a description of dissenters' rights and a discussion of the procedure for perfecting such rights and determining the "fair value" of shares of SCFC Stock, see "Dissenters' Rights" below. See "Summary - Market Prices and Dividends on Eagle Stock and SCFC Stock" for a summary of the high and low sales prices of SCFC Stock prior to announcement of the Merger.

         Pursuant to the Merger Agreement, in the event the Merger is consummated, Eagle will issue an aggregate of between approximately 973,944 shares (assuming the Minimum Exchange Ratio) and approximately 1,108,889 shares (assuming the Maximum Exchange Ratio) of Eagle Stock in exchange for 838,162 shares of SCFC Stock (assuming no SCFC stockholder exercises his or her dissenters' rights).

CONVERSION OF SCFC OPTIONS AND WARRANTS

         At the Effective Time, all SCFC Options that are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Eagle Stock, and Eagle shall assume each SCFC Option, in accordance with the terms of the agreement or plan by which it is evidenced, except that from and after the Effective Time, (i) each SCFC Option assumed by Eagle may be exercised solely for shares of Eagle Stock, (ii) the number of shares of Eagle Stock subject to such SCFC Option shall be equal to the number of shares of SCFC Stock subject to such SCFC Option immediately prior to the Effective Time multiplied by the Merger Consideration, and (iii) the per share exercise price under each such SCFC Option shall be adjusted by dividing the per share exercise price under each such SCFC Option by the Merger Consideration and rounding up to the nearest cent.

EFFECTIVE TIME

         If the Merger Agreement is approved by the requisite vote of the Eagle and SCFC stockholders, and all other required governmental and other consents and approvals are received, and if other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will be consummated and effected on the date and at the time specified in Articles or a Certificate of Merger filed by Eagle with the Secretary of State of Georgia, or, if no date and time are specified, on the date and at the time of filing. Assuming satisfaction of all conditions to consummation, the Merger is expected to become effective in February 1997, although there can be no assurance as to whether or when the Merger will occur. Either party may terminate the Merger Agreement if the Merger has not been consummated by April 30, 1997. It is anticipated that the Bank Merger will be consummated simultaneously with the Merger upon filing of Articles of Combination with the OTS. See "Conditions to the Mergers" and "Summary of Certain Provisions of the Merger Agreement - Amendment, Waiver and Termination."

EXCHANGE OF SCFC STOCK CERTIFICATES

         As soon as practicable after the Merger, Eagle will send to the holders of SCFC Stock a letter of transmittal providing instructions for exchanging their SCFC Stock certificates for certificates representing the number of whole shares of Eagle Stock to which they are entitled as a result of the Merger. SCFC

STOCKHOLDERS SHOULD NOT SURRENDER THEIR SCFC CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time, each holder of shares of SCFC Stock issued and outstanding at the Effective Time (other than shares held by Dissenting Stockholders) shall surrender their SCFC Certificate or Certificates to Eagle or its agent, and the SCFC Certificates thus surrendered will be canceled. Unless otherwise designated by a SCFC stockholder on the transmittal letter, certificates representing shares of Eagle Stock issued in connection with the Merger will be issued and delivered to the tendering record holder. Eagle shall not be obligated to deliver the Merger Consideration to which any holder of SCFC Stock is entitled until such holder surrenders his or her SCFC Certificate or Certificates for exchange. The SCFC Certificate or Certificates so surrendered must be duly endorsed as Eagle or its agent may require.

         From and after the Effective Time, holders of SCFC Certificates will have no rights with respect to the shares of SCFC Stock formerly represented thereby other than the right to surrender such SCFC Certificates and receive in exchange therefor the shares of Eagle Stock to which such holders are entitled, as described above, or the right to perfect their dissenters' rights. In addition, no dividend or other distribution payable to holders of record of Eagle Stock will be paid to the holder of any SCFC Certificate until such holder surrenders such SCFC Certificate for exchange as instructed. Subject to applicable law, upon surrender of the SCFC Certificate, such holder will receive one or more certificates representing the shares of Eagle Stock issuable upon the exchange or conversion of such shares of SCFC Stock, all withheld dividends or other distributions (without interest), and any withheld cash payments (without interest) for a fractional share of Eagle Stock to which such stockholder is entitled.

         If any certificate for Eagle Stock is to be issued in a name other than that in which the SCFC Certificate surrendered for exchange is issued, the SCFC Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase, or shall establish to Eagle's satisfaction that such taxes are not payable. Such person also shall be required to provide evidence satisfactory to Eagle that such transfer is made in compliance with applicable federal and state securities laws.

NO FRACTIONAL SHARES

         Pursuant to the terms of the Merger Agreement, each holder of shares of SCFC Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Eagle Stock will receive, in lieu of such fractional share, cash (without interest) in an amount equal to such fraction multiplied by the Eagle Stock Price. No such holder will be entitled to dividends, conversion rights or any other rights as a stockholder in respect of any fractional shares. For example, if the Merger Consideration is 1.237 shares of Eagle Stock for each share of SCFC Stock, and the Eagle Stock Price is $15.50, a holder of 20 shares of SCFC Stock would be entitled to 24.74 shares of Eagle Stock (20 multiplied by 1.237). However, because no fractional shares of Eagle Stock will be issued, that stockholder would receive 24 shares of Eagle Stock and $11.47 in cash (.74 x $15.50) in lieu of the fractional share.

MANAGEMENT AND OPERATIONS AFTER THE MERGERS

         Eagle will be the surviving corporation in the Merger and Tucker Federal will be the surviving entity following the Bank Merger and each will continue to operate under its respective Articles of Incorporation and Bylaws as in effect at the time of the Merger. The Board of Directors and executive officers of Eagle immediately prior to the Merger will be the Board of Directors and executive officers of Eagle following the Merger. The Board of Directors and executive officers of Tucker Federal immediately prior to the Effective Time, together with the New Tucker Director, will be the Board of Directors of Tucker Federal following the Bank Merger. Further, Charles M. Buckner, the President, Chief Executive Officer and a director of SCFC, will serve as Tucker Federal's President South Metro Community Banks following the Mergers. Certain directors of SCFC and SCB also will serve on the Community Board.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

         Other than as described herein, no director or executive officer of Eagle, Tucker Federal, SCFC or SCB, and no affiliate of any such person, has any substantial interest, direct or indirect, in the Mergers, other than an interest arising from the ownership of SCFC Stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of SCFC Stock.

         Following the Effective Time, Eagle will elect the New Tucker Director as a director of Tucker Federal. Certain other directors of SCFC and SCB have agreed to serve on the Community Board. Each member of the Community Board will receive a fee of $300 per meeting of the Community Board attended.

         At the Effective Time, Tucker Federal will assume the existing employment agreement with Charles M. Buckner, pursuant to which Mr. Buckner will serve as Tucker Federal's President South Metro Community Banks. As a result, Mr. Buckner will be entitled to receive compensation on a basis substantially comparable to the compensation he receives in his present position with SCFC and SCB.

         After the Effective Time, Eagle and Tucker Federal will provide generally to officers and employees of SCFC and SCB employee benefits on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by Eagle and Tucker Federal to their similarly situated employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with SCFC and SCB prior to the Effective Time will be treated as service with Eagle.

BACKGROUND OF THE MERGERs

         At its annual strategic planning meeting in the early fall of 1992, the SCFC Board of Directors developed a strategy of future growth by merger and acquisition. A target list was developed and inquiries by SCFC management began. In early 1993, serious discussions were concluded and an agreement reached to acquire The Southside Bank and Trust Company, located in neighboring South Fulton County. This acquisition, which was closed in November 1993, more than doubled the size of SCB from $45 million in assets to $93 million in assets. The combination also provided future branching capabilities into the additional counties of Fulton and DeKalb, as well as SCFC's original home county of Clayton.

         During 1994, the absorption of the acquisition occurred as SCFC continued to pursue other merger and acquisition candidates. While many possibilities were discussed, it became apparent that a merger of equals or the acquisition of a smaller healthy bank would be very difficult. Consequently, SCFC, while still looking for possible combinations, focused increasingly on internal growth and improved earnings capabilities.

         Following the announcement of the acquisition of Bank South by NationsBank in September 1995, discussions of possible business combinations increased significantly at SCFC. SCFC was contacted by several larger financial institutions that were interested in acquiring SCFC. While it was not originally the intent of the Board of Directors to sell SCFC, the inquiries were numerous and fiduciary responsibilities compelled the Board to seriously evaluate all the options available.

         Consequently, on November 7, 1995, the Board of Directors engaged Mr. Charles M. Stevens of Stevens & Company to (i) analyze and project the future value of SCFC should it remain independent, (ii) prepare an analysis of opportunities to enhance value through a merger of equals, and (iii) determine the value and the currency that would be offered in a merger or acquisition through direct dialogue with potential acquirors.

         Mr. Stevens reported back to the Board on December 12, 1995 regarding the foregoing items and listed 18 banks that had been contacted for initial indications of interest in SCFC. He had narrowed the list to a "top five" group of banks at that time. Further, he sought and received permission from the SCFC Board of Directors to talk further with these institutions.

         As time passed over the next four months, the Executive Committee of the Board held discussions with several of the interested candidates and entered confidentiality agreements with them. The Board had previously decided that should any serious opportunities be presented, they would be carefully considered, and that if an agreement were reached, a definitive agreement would be entered into before any announcements were made. Therefore, it would be necessary for due diligence reviews to be conducted prior to any agreements or announcements.

         In a meeting with the Executive Committee of SCFC in January 1996, Eagle's senior management team provided a historical review of Eagle, an analysis of its current situation and a summary of its plans for the future. A proposed price range for a transaction with SCFC was also reviewed. Following the meeting, the Board agreed that the price range was such that serious consideration by SCFC was warranted, and that Eagle should be allowed to begin the due diligence review it had requested as its next step in its analysis. On February 16, 1996, Eagle and SCFC executed a "Confidentiality and No Shop Agreement."

         During the next two months, Eagle conducted an extensive due diligence review of SCFC. In April 1996, Eagle proposed terms of a transaction that were not accepted by SCFC. No discussions were held on behalf of either party for a period of approximately 45 days.

         In mid-June 1996, talks resumed with Eagle. Following several discussions during the course of the next 30 days, Eagle presented a revised acquisition offer, which was accepted by SCFC at its Board meeting on August 2, 1996. Between August 2, 1996 and August 13, 1996, the parties negotiated the terms and conditions of the Merger Agreement. The parties executed the Merger Agreement on August 13, 1996.

REASONS FOR THE MERGERS

         Eagle. The long term strategy of Eagle's Board of Directors is to increase stockholder wealth by building franchise value, creating competitive advantage in targeted business niches, developing new long term customer driven relationships and compensating employees based upon bottom line performance.

Pursuant to this strategy, management of Eagle continually explores and evaluates growth opportunities. Beginning in late 1995, Eagle initiated discussions with SCFC and entered into the Merger Agreement on August 13, 1996. Eagle considered several factors and determined that the Merger is in the best interest of Eagle and its stockholders. Without assigning any relative or specific weights to the factors, the Eagle Board of Directors considered, without limitation, the following:

         (a) The Mergers will improve Eagle's deposit share in the Atlanta market area.

         (b) The Mergers will expand Eagle's market area by adding four full service retail banking offices in the rapidly growing south side of Atlanta.

         (c) The Mergers will enhance Eagle's commercial lending capabilities.

         (d) The review, based in part on a presentation by SCFC management, of (i) the business operations, earnings and financial conditions including the capital levels and asset quality of SCFC on a historical perspective and pro forma basis and in comparison to other financial institutions in the area, (ii) demographic, economic, and financial characteristics of the markets in which SCFC operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit on a historical and perspective basis and (iii) the results of Eagle's due diligence investigation of SCFC.

         (e) The opinion of Morgan Keegan as to the fairness of the transaction from a financial point of view.

         (f) A variety of factors related to the overall strategic focus of Eagle.


         SCFC.   SCFC's Board of Directors has approved the Merger Agreement and the transactions contemplated thereby based upon its determination that the Mergers are fair to, and in the best interests of, SCFC and its stockholders. Without assigning any relative or specific weights to the factors, the SCFC Board of Directors considered the following factors:

         (a) The alternatives to the Mergers, including remaining an independent institution in light of the current economic condition of the market and its competitive advantages and disadvantages as compared to larger financial institutions operating in the market.

         (b) The value of the consideration to be received by SCFC stockholders relative to the book value and earnings per share of SCFC Stock.

         (c) Information concerning the financial condition, results of operation and business prospects of Eagle.

         (d) The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Eagle.

         (e)     Lack of marketability of the SCFC Stock.

         (f) The competitive and regulatory environment for financial institutions generally.

         (g) The fact that the Merger will enable SCFC stockholders to exchange their shares of SCFC Stock in a tax- free transaction for shares of common stock of a company, the stock of which is more widely held and actively traded than the SCFC Stock.

         (h) Eagle's ability to provide comprehensive financial services to SCB's market.

         (i) The opinion of Carson Medlin as to the fairness of the transaction from a financial point of view.

         THE BOARDS OF DIRECTORS OF EAGLE AND SCFC RECOMMEND THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINIONS OF FINANCIAL ADVISORs

         Eagle. The Board of Directors of Eagle retained Morgan Keegan to act as Eagle's financial advisor in connection with the Merger and to render an opinion to the Board of Directors of Eagle as to the fairness, from a financial point of view, to the stockholders of Eagle of the consideration to be paid by Eagle pursuant to the Merger Agreement. Morgan Keegan was selected by Eagle based on Morgan Keegan's experience, expertise and familiarity with Eagle and its business.

         Morgan Keegan is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. Morgan Keegan has previously rendered investment banking services to Eagle, including advising Eagle with respect to the proposed acquisition of SCFC in 1996, and acting as a managing underwriter of Eagle's secondary offering in 1996.

         On October 8, 1996, at a meeting of the Board of Directors of Eagle held to evaluate the proposed Merger, Morgan Keegan made an oral presentation (confirmed by delivery of the written opinion dated the same date) to the Board of Directors of Eagle to the effect that, as of October 8, 1996 and based upon and subject to certain matters stated in such opinion, the Merger is fair, from a financial point of view, to Eagle stockholders.

         THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN KEEGAN, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. EAGLE STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY, MORGAN KEEGAN'S OPINION IS DIRECTED ONLY TO THE FAIRNESS TO THE EAGLE STOCKHOLDERS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE EAGLE

SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN KEEGAN SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         In arriving at its opinion, Morgan Keegan reviewed an executed Merger Agreement dated August 13, 1996; held discussions with various members of management and representatives of Eagle and SCFC concerning each company's historical and current operations, financial condition and prospects; reviewed historical consolidated financial and operating data that was publicly available or furnished to it by Eagle and SCFC; reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of Eagle and SCFC; reviewed certain publicly available information with respect to certain other companies that it believed to be comparable to SCFC and the trading markets for such other companies' securities; reviewed certain publicly available information concerning the terms of certain other transactions that it deemed relevant to its inquiry; and conducted such other financial studies, analyses and investigations as it deemed appropriate for the purposes of its opinion.

         In connection with its review and analysis and in arriving at its opinion, Morgan Keegan did not assume responsibility for independent verification of any of the information provided to or otherwise reviewed by Morgan Keegan and relied upon its being complete and accurate in all respects. Morgan Keegan also assumed the correctness of and relied upon the representations and warranties of Eagle and SCFC contained in the Merger Agreement. Morgan Keegan also relied upon management of Eagle and SCFC as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefore provided to it, and assumed that such projections, including without limitation, cost savings and operating synergies from the Merger, reflected the best currently available estimates and judgments of management of Eagle and SCFC, respectively, and that such projections and forecasts would be realized in the amounts and time periods then estimated by management of Eagle and SCFC. Morgan Keegan was not engaged to assess the achievability of such projections or the assumptions on which they were based and expresses no view as to such projections or assumptions. Morgan Keegan was not engaged to, and did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of either Eagle or SCFC, nor was it furnished with any such evaluation or appraisal. Morgan Keegan assumed that the conditions to the Merger as set forth in the Merger Agreement would be satisfied; and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement and that, as contemplated by the Merger Agreement, the Merger would be accounted for as a pooling of interests. Morgan Keegan expresses no opinion as to the price or trading range at which shares of Eagle Stock will trade after the date of its opinion, or upon completion of the Merger.

         The following is a summary of the financial and comparative analyses performed by Morgan Keegan in connection with its opinion.

         Contribution Analysis. Morgan Keegan reviewed certain historical and projected future financial and operating information for Eagle and SCFC and the pro forma combined entity resulting from the Merger based on financial forecasts for Eagle and SCFC. Morgan Keegan analyzed the relative balance sheet contribution of Eagle and SCFC for certain data to the combined company on a pro forma basis. This analysis indicated that SCFC would have contributed 17.3% of combined total assets as of June 30, 1996, and an estimated 17.0% as of December 31, 1996, 20.2% to combined loans (net of allowances for losses) as of June 30, 1996, and an estimated 20.3% as of December 31, 1996, 23.0% to deposits as of June 30, 1996, and an estimated 22.4% as of December 31, 1996, 14.0% to tangible equity as of June 30,

1996, and an estimated 15.1% as of December 31, 1996. Morgan Keegan also analyzed the relative income statement contribution of Eagle and SCFC for certain data to the combined company on a pro forma basis. This analysis indicated that SCFC would have contributed 21.7% to combined net interest income for the latest twelve months ("LTM") ended June 30, 1996, and an estimated 18.0% for the LTM ended December 31, 1996, 21.0% to combined pretax income for the LTM ended June 30, 1996, and an estimated 22.8% for the LTM ended December 31, 1996, 20.5% to combined net income for the LTM ended June 30, 1996, and an estimated 19.5% for the LTM ended December 31, 1996. At an exchange ratio of 1.224 of Eagle Stock for each share of SCFC Stock, the holders of outstanding SCFC Common Stock would own approximately 19.9% of Eagle on a fully diluted basis.

         Comparable Company Analysis. Morgan Keegan reviewed and compared certain financial information relating to SCFC to corresponding financial information, public market multiples and ratios for eight publicly traded companies that Morgan Keegan deemed to be comparable to SCFC. The companies which Morgan Keegan used for purposes of this analysis were Bank of South Carolina, Carolina Southern Bank, Central and Southern, Community Financial Group, First Alliance Bancorp, First Patriot Bankshares, Savannah Bancorp, and Summitt Financial Corporation (collectively, the "Comparable Companies"). Morgan Keegan calculated a range of market multiples for the Comparable Companies by dividing market value as of October 7, 1996 by each such company's LTM earnings per share ("EPS"), an average of each company's three most recent fiscal year EPS, and latest reported tangible book. This analysis indicated that the price per share to earnings multiples ("P/E") for LTM EPS for such comparable companies ranged from 9.6x to 31.8x, with a mean of 16.4x and a median of 14.8x, and a three year average EPS that ranged from 14.5x to 36.9x with a mean of 24.8x and a median of 24.7x. As of the latest reported balance sheet, Morgan Keegan's analyses of the Comparable Companies indicated market value multiples of tangible book value that ranged from 1.1x to 1.9x, with a mean of 1.6x and a median of 1.7x. For the LTM results, Morgan Keegan also compared certain ratios (including, among other things, return on average assets, return on average equity, and net interest margin) of the Comparable Companies to SCFC. Morgan Keegan calculated ranges of indicative equity values for SCFC based upon the comparable company multiples, and for SCFC assuming a 21.1% control premium. The median indicative equity values were $24.3 million in respect of LTM EPS, $20.1 million in respect of a three year average EPS, and $19.6 million in respect of tangible book value.

         Analysis of Selected Comparable Mergers and Acquisitions. In order to assess market pricing for comparable mergers, Morgan Keegan reviewed overall mergers and acquisitions for Southeastern banks and thrifts and identified selected transactions occurring in major metropolitan areas. Morgan Keegan selected transactions occurring between 1994 and the present with publicly available financial information to analyze the basis of the purchase prices and multiples paid. No transaction was considered identical to the Merger; therefor, the medians of the overall transaction multiples were considered more relevant than the multiples for any specific transaction. Morgan Keegan calculated market value multiples of LTM net income ranging from 9.5x to 42.8x, with a mean of 20.9x and a median of 18.1x, latest reported tangible book value ranging from .94x to 3.65x, with a mean of 1.97x and a median of 1.93x, and premium to core deposits range of -.5% to 22.0%, with a mean of 10.3% and a median of 10.0%. Morgan Keegan applied these multiples to SCFC and calculated median indicative equity values of $24.5 million in respect of SCFC's net income for the LTM ended June 30, 1996, $17.9 million in respect of tangible book value and $19.5 million in respect of tangible book premium to core deposits.

         No company or transaction used in the comparable companies and comparable transactions analyses for comparative purposes is identical to Eagle, SCFC or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company or transaction data.

         Discounted Cash Flow Analysis. Morgan Keegan performed a discounted cash flow analysis of the projected cash flow available for dividends of SCFC for fiscal years 1996 through 2000, based on projections provided by SCFC management. Using this information, Morgan Keegan calculated a range of equity values for SCFC based on the sum of (i) the present value of the cash flow available of SCFC and (ii) the present value of the estimated terminal value for SCFC assuming that it was sold at the end of fiscal year 2000. In performing its discounted cash flow analysis, Morgan Keegan assumed, among other things, discount rates of 12.5% to 17.5% and terminal multiples of net income of 14.0x to 15.0x. Those discount rates and terminal multiples reflect Morgan Keegan's qualitative judgments concerning the specific risk associated with such an investment and the historical and projected operating performance of SCFC. This analysis resulted in a range of equity values for SCFC of $17.4 million to $25.0 million, or $18.51 to $26.00 per share.

         Pro Forma Merger Analysis. Morgan Keegan prepared pro forma analyses of the financial impact of the Merger. Using projections for Eagle and SCFC for the years ending March 31, 1997 and 1998, Morgan Keegan compared the EPS of Eagle Stock, on a stand alone basis, to the pro forma EPS of Eagle subsequent to the Merger. Based on this analysis, the proposed transaction would be accretive to Eagle stockholders in 1997 and 1998 on a per share basis.

         The foregoing summary set forth above does not purport to be a complete description of such presentation by Morgan Keegan to Eagle's Board of Directors or of the analyses performed by Morgan Keegan. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of Eagle or the combined company.

         In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Eagle or SCFC. The analyses performed by Morgan Keegan are not necesarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Keegan's analysis of the fairness, from a financial point of view, of the consideration to be paid by Eagle and were discussed with Eagle's Board of Directors at its October 8, 1996 meeting. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Morgan Keegan's presentation to Eagle's Board of Directors and its opinion was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement and the transactions contemplated thereby.

         Eagle has agreed to pay Morgan Keegan a fee of $50,000 for its opinion with respect to the Merger, and a fee of $30,000 for Morgan Keegan's advisory services with respect to the Merger. No portion of Morgan Keegan's fee is contingent upon the closing of the transaction. Eagle also has agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses and to indemnify Morgan Keegan against certain liabilities, including liabilities under the federal securities laws.

         SCFC. The Board of Directors of SCFC retained Carson Medlin to render its opinion as to the fairness of the terms of the Merger to the unaffiliated stockholders of SCFC from a financial point of view. Carson Medlin is a National Association of Securities Dealers, Inc. member investment banking firm that specializes in the securities of southeastern United States financial institutions. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. SCFC selected Carson Medlin as its financial advisor on the basis of such firm's experience and expertise in transactions similar to the Merger. Carson Medlin will be compensated for its services under the terms of an engagement letter dated July 24, 1996.

         Carson Medlin delivered its opinion on October 1, 1996 to the Board of Directors of SCFC stating that the terms of the Merger are fair to the unaffiliated stockholders of SCFC, from a financial point of view. Carson Medlin subsequently confirmed such opinion in writing as of the date of this Joint Proxy Statement/Prospectus. The full text of Carson Medlin's written opinion is attached as Appendix E to this Joint Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualification and limitations on the review undertaken by Carson Medlin in connection therewith. The consideration to be received by SCFC stockholders in connection with the Merger is the result of negotiations between SCFC and Eagle. Carson Medlin's opinion is addressed to SCFC's Board only, and the opinion does not constitute a recommendation to any SCFC stockholder as to how such stockholder should vote at the SCFC Special Meeting or as to any other matter. The summary of the opinion of Carson Medlin set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion attached as Appendix E.

         Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of SCFC or Eagle, nor was it furnished with any such appraisals. Carson Medlin assumed that the financial forecasts reviewed by it have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of SCFC and Eagle, and that such projections will be realized in the amounts and at the times contemplated thereby. Carson Medlin is not expert in the evaluation of loan portfolios, underperforming or nonperforming assets, net charge-offs of such assets or the adequacy of allowances for losses with respect thereto; has not reviewed any individual credit files; and has assumed that the loan loss allowances for each of SCFC and Eagle are in the aggregate adequate to cover such losses. Carson Medlin assumed that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Carson Medlin's opinion is necessarily based on economic, market and other conditions as in effect on the date of its analysis, and on information made available to it dated as of various earlier dates.

         In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. The preparation of a fairness opinion of this nature involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Carson

Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete view of the analyses and the process underlying Carson Medlin's opinions. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of SCFC and Eagle and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. None of the analyses performed by Carson Medlin were assigned a greater significance by Carson Medlin than any other.

         In connection with rendering its opinion dated the date hereof, Carson Medlin reviewed (i) the Merger Agreement; (ii) the Annual Reports to stockholders of SCFC and Eagle; including the audited financial statements for the five fiscal years ended December 31, 1995 and March 31, 1996, respectively;
(iii) the Proxy Statement of SCFC dated March 22, 1996 for the Annual Meeting of the Stockholders of SCFC held on April 24, 1996; (iv) the Proxy Statement of Eagle dated July 11, 1996 for the Annual Meeting of the Stockholders of Eagle held on August 8, 1996; (v) SCFC's and Eagle's Annual Reports on Form 10-K for the fiscal years ending December 31, 1995 and March 31, 1996, respectively;
(vi) SCFC's and Eagle's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1996; (vii) the Thrift Financial Report of Tucker Federal as of June 1996; (viii) the Call Report of SCB as of June 30, 1996; (ix) month end interim financial statements of SCFC and Eagle after June 30, 1996 up to the date of this Joint Proxy Statement/Prospectus; (x) a preliminary copy of the Joint Proxy Statement/Prospectus; and (xi) certain other financial and operating information with respect to the business, operations and prospects of SCFC and Eagle.

         Carson Medlin also (a) held discussions with members of the senior management of SCFC and Eagle regarding the historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the SCFC Stock and the Eagle Stock and compared them with those of certain publicly traded companies which it deemed to be relevant; (c) compared the results of operations of SCFC and Eagle with those of certain publicly traded companies which it deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations and/or thrifts; (e) analyzed the pro forma financial impact of the Merger on Eagle; and (f) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

         The following is a summary of selected analyses performed by Carson Medlin in connection with its opinion.

         Stock Trading History. Carson Medlin examined the history of the trading prices for the Eagle Stock and the relationship between movements of such stock prices and movements in the Standard & Poor's 500 Index and the Standard & Poor's Savings and Loan Holding Companies Index.

         This analysis showed that for the 5 year period ending March 31, 1996, the increase in the market value of the Eagle Stock (including the reinvestment of cash dividends) was 548% compared to an increase (including dividend reinvestment) in the Standard & Poor's 500 Index of 198% and an increase of 174% in the Standard & Poor's Savings and Loan Holding Companies Index. During the five year period examined, the equities market increased its valuation of Eagle considerably more than that of other thrifts and the overall market.

         The analysis showed furthermore that for the 3 year period ending March 31, 1996, the increase in the market value of the Eagle Stock (including the reinvestment of cash dividends) was 96% compared to an increase (including dividend reinvestment) in the Standard & Poor's 500 Index of 55% and an increase of 36% in the Standard & Poor's Savings and Loan Holding Companies Index. During the last three years, the equities market increased its valuation of Eagle more than for other thrifts and the the overall market.

         Carson Medlin also examined the recent trading volume in the Eagle Stock, which trades on the NASDAQ National Market. Carson Medlin noted that the number of shares of Eagle Stock outstanding is approximately 4.6 million and the holders of record of Eagle Stock number approximately 651. From the third quarter of 1991 through the second quarter of 1996, the reported trading volume in Eagle Stock averaged approximately 383,000 shares per quarter. Carson Medlin also noted that approximately six securities firms actively make a market in the Eagle Stock. Carson Medlin considers Eagle Stock to be liquid and marketable in comparison with other community banks and thrifts.

         Carson Medlin also compared Eagle's stock price performance during the period 1994 to 1996 to the historical stock prices of eighteen other publicly-traded thrifts in Alabama, Florida, Georgia, North Carolina, South Carolina, and Virginia (the "STR Thrifts") as contained in the Southeastern Thrift Review(TM) (the "Thrift Review"), a proprietary research publication published by Carson Medlin quarterly since 1994. The STR Thrifts range in asset size from approximately $134 million to $1.5 billion and in stockholders' equity from approximately $15 million to $112 million. All STR Thrifts are listed either on NASDAQ or another established market. Carson Medlin considers this group of financial institutions more comparable to Eagle than larger, more widely-traded regional financial institutions with respect to financial characteristics and stock price performance and trading volume.

         During the four quarters ending June 30, 1996, the ratio of stock price to latest twelve month trailing earnings for STR Thrifts in the six-state southeastern region was: low 12.8x, high 14.6x, mean 13.5x. Eagle's recent price to earnings ratio ranged from a low of 10.1x to a high of 13.4x with a mean of 11.5x. The Eagle Stock has traded on average at a lower price to earnings ratio than the STR Thrifts.

         During the four quarters ending June 30, 1996, the stock price as a percentage of book value for STR Thrifts in the Southeast was: low 114%, high 121%, mean 118%. Eagle's recent price to book ratio ranged from a low of 126% to a high of 166% with a mean of 142%. The Eagle Stock has traded on average at a higher price to book value ratio than the STR Thrifts.

         Industry Comparative Analysis. In connection with rendering its opinion, Carson Medlin compared selected operating results of SCFC to those of certain other community banks (the "SIBR Banks") as shown in the Southeastern Independent Bank Review(TM) ("SIBR"), a proprietary research publication of Carson Medlin published since 1991. Carson Medlin compared, among other factors, the profitability, capitalization, deposit growth rate, loan to deposit ratio, and asset quality of SCFC to that of the SIBR Banks. SCFC's profitability as measured by returns on average assets and average equity is lower than the average SIBR Bank. SCFC has a lower level of total assets and stockholders' equity than the average SIBR Bank.

         Carson Medlin also compared selected operating results of Eagle to a peer group of three STR Thrifts (American Federal Bank, FSB, Greenville, South Carolina, First Financial Holdings, Inc., Charleston, South Carolina, and First Liberty Financial, Macon, Georgia) located in the Southeast ("SE Peers"). Eagle is smaller in terms of assets and market capitalization than the three SE Peers. Eagle's profitability as measured by returns on average assets and equity has recently been below the SE Peers while capitalization and nonperforming assets ratios have been higher than the SE Peers.

         Comparable Transaction Analysis. Carson Medlin reviewed certain transactions involving the acquisition of Georgia commercial banks for which Carson Medlin could determine that (i) the transaction was announced between January 1, 1993 and August 31, 1996; and (ii) the terms of the transaction were publicly announced ("Georgia Comparables"). That search resulted in an analysis of the terms of nineteen transactions. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to trailing four quarters earnings, tangible book value, total assets and core deposits.

         On the basis of these transactions, Carson Medlin calculated a range of purchase prices as a percentage of book value for the Georgia Comparables of from a low of 165.4% to a high of 303.8%, with a mean of 207.2%. These transactions indicate a range of aggregate value (based on the June 30, 1996 book value, adjusted for the pro forma exercise of SCFC stock options) for SCFC of from $18.1 million to $33.3 million, with a mean of $22.7 million. The aggregate consideration pursuant to the terms of the Merger Agreement, assuming a market value for the Eagle Stock of $15.50 per share payable to the stockholders and optionholders of SCFC (the "Aggregate Consideration") , is approximately $19.6 million and implies a price to book value multiple for SCFC (as of June 30, 1996, assuming the pro forma exercise of SCFC stock options) of 179%, which is below the average for the Georgia Comparables.

         Carson Medlin calculated a range of purchase prices as a multiple of earnings for the Georgia Comparables of from a low of 12X to a high of 22.1X, with a mean of 16.9X. These transactions indicate a range of aggregate value (based on trailing six months net income (annualized) of $1.2 million) for SCFC of from $14.7 million to $27.2 million, with a mean of $20.8 million. The Aggregate Consideration pursuant to the terms of the Merger Agreement is approximately $19.6 million and implies a price to earnings multiple of 15.9X, which falls slightly below the average for the Georgia Comparables.

         Carson Medlin calculated the core deposit premiums (the excess of the purchase premiums over stated book value compared to core deposits) for the Georgia Comparables and found a range of values of from a low of 7.8% to a high of 24.9%, with a mean of 13.1%. These transactions indicate a range of aggregate value (based on June 30, 1996 core deposits of $101.9 million) for SCFC of from $18.9 million to $36.3 million, with a mean of $24.3 million. The premium on SCFC's core deposits as of June 30, 1996 pursuant to the terms of the Merger Agreement is 8.5%, below the average core deposit premium for the Georgia Comparables.

         Finally, Carson Medlin calculated a range of purchase prices as a percentage of total assets for the Georgia Comparables of from a low of 13.1% to a high of 29.5%, with a mean of 19.1%. The range of aggregate value for SCFC (based on June 30, 1996 total assets of $129.6 million) indicated by the price to assets approach is from $17.0 million to $38.2 million, with a mean value of $24.8 million. The Aggregate Consideration of $19.6 million as a percentage of SCFC's total assets implied by the terms of the Merger Agreement is approximately 15.1% and falls below the average for the Georgia Comparables.

         No company or transaction used in the preceding Industry Comparative or Comparable Transaction Analyses as a comparison is identical to SCFC, Eagle or the Merger. Accordingly, evaluating the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of SCFC and Eagle and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable industry or transaction data.

         Review of Investment Research on Eagle. Carson Medlin reviewed investment research reports on Eagle produced by certain investment firms. These reports have recently been generally positive with regard to Eagle's operations and future prospects.

         Present Value Analysis. Carson Medlin calculated the present value of SCFC Stock on the basis of SCFC: (i) remaining an independent bank; (ii) growing in the range of 9% to 14% per year for five years; (iii) increasing its profitability from 0.96% ROA in the current year to 1.00% in the second year and maintaining that level of profitability; (iv) paying cash dividends of $200 thousand in the current year, increasing gradually each year to $350 thousand in the fifth year; and (v) being acquired for 200% of then book value at the end of year five. The analysis used discount rates of 16% to 18%, a range that Carson Medlin considers appropriate for equity investments in small banking concerns such as SCFC. On the basis of these various assumptions, Carson Medlin calculated a present value of SCFC on a stand-alone basis ranging from $14.5 million to $15.7 million. The Aggregate Consideration pursuant to the terms of the Merger Agreement is $19.6 million, more than the values for SCFC indicated by the present value analysis.

         Contribution Analysis. According to the terms of the Merger Agreement, the stockholders and optionholders of SCFC will receive from 1,188,108 to 1,352,726 shares of Eagle Common Stock, assuming the Eagle Common Stock Per Share Price is not below $14.00 or above $17.50. At June 30, 1996, there were 4,552,231 shares of Eagle Common Stock outstanding and approximately 272,000 shares were reserved for outstanding stock options. Accordingly, on a pro forma basis, as of June 30, 1996, holders of SCFC would hold from approximately 19.8% to approximately 21.9% of the outstanding shares and options of Eagle subsequent to the Merger.

         Carson Medlin analyzed the contribution of each of SCFC and Eagle to the assets and liabilities of the pro forma combined company as of June 30, 1996 and various income statement accounts for recent periods. At June 30, 1996 on a pro forma basis, SCFC would contribute 16% of earning assets, 17% of total assets, 23% of total deposits, and 14% of total stockholders' equity. For the three months ending June 30, 1996, SCFC would have contributed 17% of interest income, 20% of net interest income, 19% of core earnings, 24% of pre tax income, and 22% of net income on a pro forma basis. Compared to Eagle, SCFC is contributing relatively less in earning assets, total assets, stockholders' equity, net interest income, and core earnings and relatively more in total deposits, pretax income and net income.

         Dilution Analysis. Carson Medlin evaluated the potential impact of the Merger on Eagle's earnings and common stockholders' equity per share. Based on certain assumptions as to the future profitability of SCFC and Eagle and assuming an Eagle Stock Price of $15.50 per share, Carson Medlin estimated that Eagle's pro forma common stockholders' equity per share as of June 30, 1996 would be diluted by approximately 5.34% and that Eagle's estimated earnings per common share (fiscal year ending March 31, 1997) would be diluted by approximately 5.79%. Carson Medlin considers such levels of pro forma dilution of per share values to be acceptable for transactions such as the Merger.

         Stockholder Claims Analysis. Carson Medlin compared the ownership of one share of SCFC Stock to the ownership of from 1.162 and 1.323 shares of Eagle Stock (as implied by the terms of the Merger Agreement) from the perspective of claims on various balance sheet and income statement variables. Assuming an Eagle Stock Price of $15.50 per share, Carson Medlin found that SCFC stockholders would have a claim to $1.63 per SCFC share of estimated pro forma 1996 earnings after consummation of the Merger versus $1.43 without the Merger and $166.27 per SCFC share in total assets compared to $154.68 without the Merger. Furthermore, SCFC stockholders would have a claim to $14.72 in June 30, 1996 pro forma book value per SCFC share compared to $11.07 before the Merger and market value per SCFC share of $19.18 per SCFC share compared to an estimated $13.84 before the Merger. Furthermore, SCFC stockholders would be expected, assuming continuation of Eagle's recent dividend rate, to receive cash dividends at the annual rate of $.58 per SCFC share after the Merger versus $.25 per SCFC share prior to the Merger. In view of this comparison, Carson Medlin concluded that between 1.162 and 1.323 shares of Eagle Stock is likely to be worth more than one share of SCFC Stock at the date of consummation of the Merger.

         The opinions expressed by Carson Medlin were based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinions. Events occurring after the date of issuance of the opinions, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of SCFC could materially affect the assumptions used in preparing the opinions.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax summary set forth below is included for general information only. The summary describes the material federal income tax consequences of the Merger; the federal income tax consequences to SCFC's stockholders as a result of the Merger; and the federal income tax consequences of ownership of Eagle Stock. The summary, except where noted, deals only with Eagle Stock held as capital assets by United States holders and does not deal with holders subject to special treatment under federal income tax law (i.e., it may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions and foreign persons). Furthermore, the discussion below is based upon the provisions of the Code, regulations, rulings and judicial decisions thereunder as of the date of this Joint Proxy Statement/Prospectus, and such authorities may be repealed, revoked, or modified so as to result in federal income tax consequences different from those discussed below. Additionally, it cannot be predicted whether or when new tax legislation will be enacted and, if enacted, how such legislation would impact the federal income tax consequences to SCFC's stockholders. A more detailed summary of these federal income tax consequences is included in the opinion letter issued by Long, Aldridge & Norman, LLP to Eagle and SCFC which is incorporated in this document and attached as Appendix C.

         This summary is for general information only and is not a comprehensive analysis of applicable federal income tax laws. In addition, no information is provided with respect to the tax consequences under foreign, state or local laws.

         SCFC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION AND PROSPECTS FOR ENACTMENT OF FUTURE FEDERAL INCOME TAX LEGISLATION.

Federal Income Tax Consequences of the Proposed Merger.

         Long, Aldridge & Norman, LLP has delivered its opinion that the Merger qualifies as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Code. In delivering its opinion, Long, Aldridge & Norman, LLP has received and relied upon certain representations of Eagle and SCFC. The opinion is based upon certain assumptions, including the assumption that there is no plan or intention on the part of the SCFC stockholders to sell or dispose of Eagle Stock that would reduce the SCFC stockholders' holdings in Eagle stock received in the Merger to a number of shares having, in the aggregate, a fair market value of less than 50% of the total fair market value of the SCFC Stock outstanding immediately upon the Merger. IF FOR ANY REASON THE REPRESENTATIONS OR ASSUMPTIONS UPON WHICH COUNSEL'S OPINION ARE PREDICATED CEASE TO BE TRUE, THEN COUNSEL'S OPINION WOULD NOT LONGER BE APPLICABLE.

         Neither SCFC or Eagle intends to seek a ruling from the Internal Revenue Service (the "IRS") as to the federal income tax consequences of the Merger. SCFC's stockholders should be aware that the opinion will not be binding on the IRS or the courts. SCFC's stockholders also should be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

         Among other things, the following discussion is based on SCFC's stockholders maintaining sufficient equity ownership interest in Eagle after the Merger. The IRS takes the position for purposes of issuing an advance ruling on a reorganization that the stockholders of an acquired corporation (i.e., SCFC) must maintain a continuing equity ownership interest in the acquiring corporation (i.e., Eagle) equal, in terms of value, to at least 50% of their interest in such acquired corporation. For this purpose, shares of SCFC Stock exchanged for cash in lieu of fractional shares of Eagle Stock and shares owned by stockholders exercising dissenters' rights will be treated as outstanding shares of SCFC Stock. Moreover, shares of SCFC Stock and Eagle Stock held by SCFC stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger may be taken into account in determining whether the requirement with respect to continuing equity ownership of Eagle Stock is met by SCFC's stockholders. Further qualifications and clarifications to the tax treatment of the Merger are set forth in Long, Aldridge & Norman, LLP's tax opinion to Eagle and SCFC attached as Appendix C hereto.

Federal Income Tax Consequences to SCFC Stockholders.

         Set forth below is a summary of certain tax consequences of the Merger, assuming in each case that the Merger constitutes a tax-free reorganization as defined in Section 368(a)(1)(A) of the Code:

         Consequences to SCFC Stockholders Who Receive Eagle Stock. A stockholder who receives only Eagle Stock in exchange for his or her shares of SCFC Stock will recognize no gain or loss upon the exchange of such stock.

         Consequences to Dissenting Stockholders Who Receive Cash Only. A Dissenting Stockholder who receives only cash for his or her shares of SCFC Stock will recognize gain or loss for federal income tax purposes measured by the difference, if any, between the total cash received for the SCFC Stock and such holder's basis in his or her SCFC Stock. The gain or loss will be characterized for federal income tax purposes as capital gain or loss if the holder's shares of SCFC Stock were held as capital assets.

         Basis of Eagle Stock. The basis of the total amount of Eagle Stock received by a SCFC stockholder who receives only Eagle Stock will be identical to the basis of the total amount of SCFC Stock exchanged.

         Holding Period. The holding period for federal income tax purposes of the Eagle Stock received by a SCFC stockholder will include the holding period for the SCFC Stock exchanged.

Federal Income Tax Consequences of Ownership of Eagle Stock Issued in the
Merger.

         Dividends on the Eagle Stock. Distributions on the shares of Eagle Stock will constitute dividends for federal income tax purposes to the extent of Eagle's current or accumulated earnings and profits (as determined under federal income tax principles).

         Eagle expects that its current and accumulated earnings and profits will be such that all distributions made with respect to the shares of Eagle Stock will qualify as dividends for federal income tax purposes. Nevertheless, any distributions on the shares of Eagle Stock in excess of Eagle's current and accumulated earnings and profits will, to that extent, not be treated as a dividend. Such excess will generally be treated for federal income tax purposes as a tax-free return of capital to the extent of a holder's basis in its shares of Eagle Stock. Any distribution on the shares of Eagle Stock in excess of Eagle's current and accumulated earnings and profits and in excess of the holder's basis in his or her shares of Eagle Stock generally will be treated as a long or short term capital gain. Distributions that are treated as a return of capital reduce a holder's basis in the shares of Eagle Stock and may subject the holder to the payment of tax, at long or short term capital gain rates, when distributions are made in excess of the holder's remaining basis in its shares of Eagle Stock or if there is a subsequent sale or redemption of the holder's Eagle Stock.

         Sale or Exchange of Eagle Stock. The sale or exchange of Eagle Stock for cash will be a taxable event resulting in taxable gain or loss equal to the difference between the amount of proceeds received and the holder's tax basis in the Eagle Stock sold. Such gain will be capital gain or loss if Eagle Stock was held as a capital asset and will be long-term capital gain or loss if the holding period for the Eagle Stock is more than one year.

         Information Reporting and Backup Withholding Requirement. Eagle will be required to file information returns with the Internal Revenue Service with respect to payments of dividends on the Eagle Stock. Holders of Eagle Stock who fail to provide Eagle with their proper taxpayer identification numbers may become subject to 31% "backup withholding" on the payment of dividends. Backup withholding does not constitute an additional tax and may be credited against the holder's regular income tax liability.

         Effect if Merger is not a Tax-Free Reorganization. If, notwithstanding counsel's opinion, the IRS successfully determines that the Merger is a taxable transaction, the Merger would likely be treated as a taxable sale by the SCFC stockholders of their SCFC Stock to Eagle for the Merger Consideration. Each exchanging SCFC stockholder will be required to recognize capital gain or loss, provided the shares of SCFC Stock surrendered in the Merger were held as capital assets at the Effective Time, equal to the difference between the fair market value of the Eagle Stock plus the cash received and the adjusted tax basis of the shares of SCFC Stock surrendered. The gain, if any, would be required to be reported by each SCFC stockholder in the tax year in which the Merger occurs. However, even if the Merger is such a taxable transaction, a SCFC stockholder would generally not have a taxable gain on the transaction unless his tax basis is lower than the value of the shares of Eagle Stock such SCFC stockholder receives in the Merger.

REGULATORY APPROVALS

         The Mergers are subject to the prior approval (or waiver of the approval requirements) by the OTS and DBF. Eagle has filed all applications required to be filed with the OTS and DBF in connection with the Mergers.

SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         Conditions to the Mergers. The obligation of Eagle, SCFC and SCB to consummate the Mergers are subject to the satisfaction or waiver of certain conditions including: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved by holders of a majority of the outstanding shares of Eagle Stock and SCFC Stock entitled to vote thereon; (ii) the required regulatory approvals, including those described under "Regulatory Approvals" above shall have been received; (iii) each party shall have received any required consents of third parties; (iv) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or threatened stop order; (v) SCFC shall have suffered no material adverse change since December 31, 1995; (vi) each party's representations and warranties shall remain true in all material respects, and each party shall have performed in all material respects all of the agreements and covenants to be performed by it pursuant to the Merger Agreement, (vii) no suit, investigation, action or other proceeding shall be pending or overtly threatened against Eagle, SCFC or SCB which has resulted in the restraint or prohibition of any such party, or could result in the obtaining of material damages or other relief from such parties, in connection with the Merger Agreement or the consummation of the transactions contemplated thereby; (viii) neither SCFC nor SCB shall be party to any employment or similar agreements; (ix) neither SCFC, SCB nor Eagle shall have received notification of demands from Dissenting Stockholders holding an aggregate of 10% or more of the outstanding SCFC Stock, and all periods for such notification under the GBCC shall have expired; and (x) Eagle shall have received the written opinion of Arthur Andersen LLP stating that the Merger qualifies for pooling of interests accounting treatment.

         No assurances can be provided as to when or if all of the conditions precedent to the Mergers can or will be satisfied or waived by the appropriate party. As of the date of this Joint Proxy Statement/Prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

         The conditions to consummation of the Mergers may be waived in writing, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the Eagle or SCFC stockholders. See "Amendment, Waiver and Termination" below.

         Pursuant to the Merger Agreement, a majority of the directors of SCFC and SCB executed an agreement to vote his shares of SCFC Stock in favor of the Merger Agreement and the transactions contemplated thereby and, unless a majority of the full Board of Directors determines based upon the facts and circumstances then in existence and upon an opinion of counsel that it would be a breach of their fiduciary duties as directors to publicly support the Merger Agreement and the transactions contemplated thereby, will publicly support the Merger Agreement and such transactions. Each director who did not execute the agreement contemplated above executed an agreement that such director will not publicly oppose the Merger Agreement and the transactions contemplated thereby and will not exercise his dissenters' rights in connection with such transactions. Each director of SCFC and SCB and each "affiliate" (as such term is used in Rule 145 of the Commission under the Securities Act) of SCFC and SCB also has agreed (A) not to make a "distribution," within the meaning of Rule 145 under the Securities Act, of the Eagle Stock that he or she receives in the Merger and will hold such Eagle Stock subject to the rules and regulations of the Commission thereunder, and (B) not to sell or otherwise reduce his or her risk relative to any shares of Eagle Stock acquired in the Merger until financial results covering at least 30 days of post Merger combined operations have been published.

         Conduct of Business Pending the Mergers. SCFC and SCB have agreed in the Merger Agreement, unless prior consent of Eagle is obtained, and except as otherwise contemplated by the Merger Agreement, to operate its business only in the ordinary course in accordance with past practices, to preserve its present business organization and to maintain its rights and franchises and preserve its relationship with customers, suppliers and others having business dealings with it and to take no action that would adversely affect the ability of either party to perform its covenants and agreements under the Merger Agreement.

         SCFC and SCB have agreed in the Merger Agreement not to take certain actions relating to the operation of its business pending consummation of the Mergers without the prior approval of Eagle. Accordingly, SCFC and SCB, among other things, may not (i) purchase or commit to purchase any capital asset having a purchase price individually or in the aggregate in excess of $10,000,
(ii) increase any salaries, wages or employee benefits except in the ordinary course of business provided that no such increase shall be in excess of seven percent of the respective employee's annual compensation from SCB; hire, commit to hire or terminate any employee except in the ordinary course of business provided that neither SCFC nor SCB shall hire, commit to hire or terminate any employee whose annual compensation from SCFC and SCB is or will be $25,000 or more; or adopt any new employee benefit plan or change any existing employee benefit plan, (iii) amend its charter document or bylaws, (iv) issue, sell, redeem, purchase or otherwise acquire or make any changes in its issued and outstanding capital stock (except upon exercise of SCFC Options previously granted to employees or directors) or issue any rights to purchase shares of its capital stock or any security convertible into its capital stock or declare any dividend or make any other distribution with respect to its capital stock
(v) cancel or forgive any indebtedness owed to SCFC or SCB or modify any such indebtedness with a principal amount over $50,000 individually or in the aggregate (vi) amend or terminate any material agreement, (vii) solicit, entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the shares of its capital stock or all or substantially all of its assets, (viii) change its financial or tax accounting methods, principles, or practices, (ix) elect any new executive officers or directors, (x) make any material adjustments in its loan loss reserves, (xi) incur, assume or guarantee any obligation or liability for borrowed money (other than advances from the FHLB and repurchase agreements with North American Money Order Company in the ordinary course of business), or exchange, refund or renew any outstanding indebtedness of SCFC or SCB in such a manner as to reduce the principal amount of such indebtedness or increase the interest rate or balance outstanding, (xii) sell, transfer or otherwise dispose of any material assets other than investment securities, loans, other real estate owned and other assets acquired by SCB upon foreclosure and sold in the ordinary course of business, (xiii) subject any assets to liens or other encumbrances, excluding liens securing FHLB advances or government deposits in the ordinary course of business, (xiv) acquire control of any person or entity other than in connection with foreclosures or investment portfolio management in the ordinary course of business or acquisitions in SCB's fiduciary capacity,
(xv) enter into or amend any
employment contract, (xvi) violate or amend any existing policies, or (xvii) materially change interest rates other than in response to market rates generally and in accordance with past practice.

         In addition, SCFC and SCB have agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. SCFC also has agreed not to negotiate with respect to any such proposal, to provide information to any party making such a proposal or to enter into any agreement with respect to any such proposal except in a situation where its Board of Directors has a fiduciary obligation to consider and respond to a bona fide proposal. SCFC has also agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

         Amendment, Waiver and Termination. To the extent permitted by law, Eagle, SCFC and SCB with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of the stockholders of Eagle or SCFC, provided that after the approval of the Merger Agreement and the transactions contemplated thereby by the stockholders of Eagle and SCFC, as appropriate, no amendment may decrease or increase the Merger Consideration to be received by SCFC stockholders without the requisite approval of the stockholders.

         Prior to or at the Effective Time, either Eagle, SCFC or SCB, acting through its respective Board of Directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of such other party's obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation.

         The Merger Agreement may be terminated, and the Mergers abandoned, at any time prior to the Effective Time by mutual written consent of Eagle, SCFC and SCB. In addition, the Merger Agreement may be terminated, and the Mergers abandoned, prior to the Effective Time (i) by either Eagle or SCFC and SCB if the other party materially breaches any representation, warranty, covenant or other agreement contained in the Merger Agreement, and does not cure such breach within 10 days of the notice of such breach, (ii) by either Eagle or SCFC and SCB in writing, without liability, if any action by a court, governmental or regulatory agency prohibits or restrains the consummation of the Mergers provided that Eagle, SCFC or SCB shall have used their reasonable, good faith efforts to have any such action lifted, and the same shall not have been lifted within 30 days after entry, (iii) by Eagle or SCFC if the Merger has not been consummated by April 30, 1997, (iv) by SCFC, in writing, if the Eagle Stock Price is less than $14.00 per share, or (v) by Eagle, in writing, if the Eagle Stock Price is more than $17.50 per share.

STOCK OPTION AGREEMENT

         Simultaneous with the execution of the Merger Agreement, Eagle and SCFC entered into the Option Agreement pursuant to which SCFC granted to Eagle an unconditional, irrevocable Option to purchase a number of shares of SCFC Stock equal to up to 19.9% of the issued and outstanding shares of SCFC Stock at the time of exercise of the Option at a price per share equal to $10.00 (as adjusted in certain circumstances). Eagle may exercise the Option, in whole or part, if, but only if, a "Triggering Event" (as defined below) occurs prior to the occurrence of an "Exercise Termination Event" (as defined below). Each of the following constitutes an "Exercise Termination Event": (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if the termination occurs prior to the occurrence of a Triggering Event; or (iii) the passage of 18 months (subject to adjustment) after termination of the Merger Agreement if such termination follows the occurrence of a Triggering Event.

         The term "Triggering Event" means any of the following events or transactions: (i) SCFC or SCB, without having received Eagle's prior written consent, shall have entered into an agreement or announced its intention to engage in a "Business Combination" (as defined below) with any person or entity other than Eagle or any of its subsidiaries or the Board of Directors of SCFC shall have recommended that the SCFC stockholders approve or accept any Business Combination other than as contemplated by the Merger Agreement; (ii) any person or entity other than Eagle or its subsidiaries shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of SCFC Stock; (iii) the SCFC stockholders shall not have approved the transactions contemplated by the Merger Agreement at the SCFC Special Meeting or any adjournment thereof, or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, in either case, after SCFC's Board of Directors withdraws or modifies (or publicly announces its intention to withdraw or modify or interest in withdrawing or modifying) its recommendation that the SCFC stockholders approve the transactions contemplated by the Merger Agreement, or SCFC or SCB, without having received Eagle's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose or interest in authorizing, recommending or proposing) an agreement to engage in a Business Combination, with any person other than Eagle or its subsidiaries; (iv) any person other than Eagle or its subsidiaries shall have made a bona fide offer to SCFC, SCB or SCFC's stockholders to engage in a Business Combination which offer has not been withdrawn or rejected with 20 days of the date of the offer; (v) SCFC shall have breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in a Business Combination, and such breach would entitle Eagle to terminate the Merger Agreement; or (vi) any person or entity other than Eagle or any of its subsidiaries, other than in connection with a transaction to which Eagle has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in a Business Combination. The term "Business Combination" means (x) a merger, consolidation, acquisition, combination, share exchange, tender offer, exchange offer, or any other business combination or similar transaction, involving SCFC or any subsidiary of SCFC, (y) a purchase, lease or other acquisition of all or significant amount of the assets or deposits of SCFC or any subsidiary of SCFC, or (z) a purchase, offer to purchase or other acquisition (including by way of merger, consolidation, share exchange, tender offer or otherwise) of securities representing 10% or more of the voting power of SCFC or any subsidiary of SCFC.

         Upon the occurrence of a Triggering Event, Eagle has the right to require that SCFC repurchase the Option and any outstanding shares of SCFC Stock issued pursuant to the exercise of the Option from Eagle at an aggregate purchase price of $1,000,000 plus the amount previously paid by Eagle upon exercise of the Option.

EXPENSES AND FEES

         The Merger Agreement provides that each party shall be responsible for its own expenses and fees incurred in connection with the transactions contemplated by the Merger Agreement. If the Merger Agreement is terminated as a result of any knowing, willful or negligent act or omission to act by the other party or any director (acting in any capacity), officer, employee, agent or advisor of the other party, such party shall reimburse the damaged party all fees and expenses paid to third parties in connection with the Merger Agreement.

ACCOUNTING TREATMENT

         The Merger will be accounted for as a pooling of interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of SCFC Stock exchanged in the Merger for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of SCFC Stock. Under pooling of interests accounting, the assets and liabilities of SCFC as of the Effective Time are recorded at their recorded book values and added to those of Eagle, and the stockholders' equity of SCFC will be combined in Eagle's consolidated balance sheet. Financial statements issued after consummation of the Merger will be restated retroactively to reflect the consolidated historical financial position and results of operations of Eagle and SCFC as if the Merger was effected prior to the periods covered by the financial statements. See "Pro Forma Combined Condensed Financial Data."

RESTRICTIONS ON RESALES OF EAGLE STOCK

         The shares of Eagle Stock to be issued in connection with the Merger have been registered under the Securities Act. Consequently, such shares will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of SCFC or Eagle for purposes of Rule 145 under the Securities Act as of the date of the appropriate Special Meeting. Such affiliates may not sell their shares of Eagle Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or pursuant to the provisions of Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Eagle may place restrictive legends on certificates representing Eagle Stock issued to all persons who are deemed to be "affiliates" of SCFC or Eagle under Rule 145. In addition, each director and executive officer of SCFC and SCB has agreed not to sell the shares of Eagle Stock that he or she receives in connection with the Merger until financial results covering at least 30 days of post-Merger combined operations have been published.

         The Eagle Stock is listed for trading on the Nasdaq National Market under the symbol "EBSI."

DISSENTERS' RIGHTS

          Pursuant to Sections 14-2-1301 through 14-2-1332, inclusive, of the GBCC, any SCFC stockholder who desires to receive the "fair value" of his or her SCFC Stock in cash (a "Dissenting Stockholder") rather than to receive the Merger Consideration as part of the Merger may do so if he or she complies with the provisions of the GBCC pertaining to the exercise of dissenters' rights. The following is a summary of such provisions of the GBCC and is qualified in its entirety by reference to such provisions, a copy of which is attached as Appendix B hereto.

         The determination of "fair value" necessarily involves matters of judgment upon which reasonable persons may disagree. No allowance is permitted for any increase or decrease in the value of the SCFC Stock which may be attributed to the proposed Merger. Fair value may be less or more than the Merger Consideration. Prior to announcement of the Merger, the price of SCFC Stock ranged from $10.00 to

$15.00 per share. SCFC believes that the fair value of the SCFC Stock, as defined in the GBCC, is less than $19.177.

         The GBCC provides that any Dissenting Stockholder desiring to object to the Merger and receive payment in cash for his or her SCFC Stock must deliver, prior to the vote of the SCFC stockholders, written notice of his intent to demand payment of the fair value of his or her shares of SCFC Stock if the Merger is effectuated. The notice must be delivered to Southern Crescent Financial Corp, Attention: Charles M. Buckner, President and Chief Executive Officer, 1585 Southlake Parkway, Morrow, Georgia 30260. Further, the Dissenting Stockholder must not vote his or her shares in favor of the Merger Agreement.

         If the Merger Agreement and the transactions contemplated thereby are approved by the SCFC stockholders, SCFC is required to send by registered or certified mail written notice (the "Dissenters' Notice") to each of the Dissenting Stockholders who filed a written notice of intent to dissent. The Dissenters' Notice shall (i) state where the Dissenting Stockholders' First Payment Demand (as defined below) must be sent and where and when the Dissenting Stockholders must deposit their SCFC Stock certificates, (ii) state the date by which SCFC must receive the First Payment Demand, which date shall be fixed by SCFC and shall not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered and (iii) contain a copy of Article 13 of the GBCC relating to dissenters' rights. Any Dissenting Stockholder who voted for or consented in writing to the Merger Agreement shall not be entitled to Dissenters' Notice from SCFC or to receive payment of the fair value of his or her shares of SCFC Stock. SCFC shall send the Dissenters' Notice to each of the Dissenting Stockholders no later than ten days after the date on which the SCFC Stockholders vote to authorize the Merger Agreement and the transactions contemplated thereby. The Dissenters' Notice is to be sent to each Dissenting Stockholder at his or her address as it appears in the stock transfer books of SCFC or at such address as the Dissenting Stockholder supplies by notice to SCFC.

         Each Dissenting Stockholder to whom SCFC sends a Dissenter's Notice must demand payment for his or her shares by written notice to SCFC (the "First Payment Demand") in accordance with the terms of the Dissenters' Notice. The First Payment Demand must contain the name and address of the Dissenting Stockholder, the number of shares as to which the Dissenting Stockholder is demanding payment (which must be all of the shares of SCFC Stock which he or she owns) and a demand for payment to the Dissenting Stockholder of the fair value of his or her shares. In addition, the Dissenting Stockholder must deposit his or her SCFC Stock certificate(s) with SCFC in accordance with the terms of the Dissenters' Notice. Any Dissenting Stockholder who does not submit a First Payment Demand or deposit his or her SCFC Stock certificate(s) at SCFC, each as set forth in the Dissenters' Notice, shall lose his or her rights to dissent and shall not be entitled to payment for his or her shares.

         Within ten days of the later of the date of the Merger or SCFC's receipt of the First Payment Demand, SCFC shall offer to pay the Dissenting Stockholders who have complied with the provisions of the GBCC the amount SCFC estimates to be the fair value of the shares plus accrued interest. SCFC's offer of payment shall be accompanied by (i) SCFC's balance sheet as of the fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders' equity for that year and the latest available interim financial statements, if any; (ii) a statement of SCFC's estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the Dissenting Stockholder's right to demand payment of a different amount if the Dissenting Stockholder is dissatisfied with the offer; and (v) a copy of
Article 13 of the GBCC.

         If a Dissenting Stockholder accepts SCFC's offer by providing written notice to SCFC within 30 days after the date the offer is made or is deemed to have accepted such offer by failure to respond within said 30 days, SCFC shall make payment for the Dissenting Stockholder's SCFC Stock within 60 days after the date SCFC made the offer or the date on which the Merger occurs, whichever date is later. If a Dissenting Stockholder is dissatisfied with SCFC's offer, such Dissenting Stockholder may notify SCFC in writing of, and demand payment of, his or her own estimate of the fair value of his or her shares and the amount of interest due (the "Second Payment Demand"). A Dissenting Stockholder waives his or her right to demand payment of a different amount than that offered by SCFC unless such Dissenting Stockholder makes a Second Payment Demand within 30 days after the date SCFC makes its offer.

         In the event a Dissenting Stockholder's Second Payment Demand remains unsettled within 60 days after SCFC receives the Dissenting Stockholder's Second Payment Demand, SCFC shall commence a nonjury equitable valuation proceeding in the Clayton County Superior Court to determine the fair value of the shares and accrued interest. SCFC shall make all Dissenting Stockholders whose Second Payment Demand remains unsettled parties to the court proceeding. In the proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If SCFC does not commence the proceeding within 60 days after receiving the Dissenting Stockholder's Second Payment Demand, SCFC shall pay each Dissenting Stockholder whose Second Payment Demand remains unsettled the amount demanded by each such Dissenting Stockholder in his or her Second Payment Demand.

                  PRO FORMA COMBINED CONDENSED FINANCIAL DATA

         The following Pro Forma Combined Condensed Balance Sheet as of June 30, 1995 and 1996, assumes the Merger had been completed as of June 30, 1995, and reflects the assumed consummation of the Merger accounted for as a pooling of interests as of such date. The following Pro Forma Combined Condensed Income Statements for the three months ended June 30, 1995 and 1996, and for the years ended March 31, 1994, 1995 and 1996, assume the Merger had been completed as of April 1, 1993 and assume both the Minimum Exchange Ratio and the Maximum Exchange Ratio. The Pro Forma Combined Condensed Income Statements for the three months ended June 30, 1995 and 1996 and for the years ended March 31, 1994, 1995 and 1996 include the historical consolidated income statements of Eagle for such periods and of SCFC for the three months ended June 30, 1995 and 1996 and the twelve month periods ended March 31, 1994, 1995 and 1996. The following pro forma information assumes that no SCFC stockholders exercise their dissenters' rights. These pro forma combined condensed financial statements do not reflect any potential savings which may result from the consolidation of the operations of SCFC. In addition, these pro forma combined condensed financial statements exclude costs to effect the transaction which will be expensed when incurred.

         The pro forma combined condensed financial data has been prepared based upon the historical consolidated financial statements of Eagle and SCFC. The pro forma combined condensed financial statements may not be indicative of the financial condition or results of operations that actually would have occurred if the transactions had been in effect on the dates indicated or which may be obtained in the future.

         The pro forma combined condensed financial statements are unaudited and should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Eagle and SCFC, incorporated by reference herein. See "Incorporation of Certain Information by Reference."

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                AT JUNE 30, 1996
                           (UNAUDITED, IN THOUSANDS)


                                                                        MINIMUM                       MAXIMUM
                                                                     EXCHANGE RATIO                EXCHANGE RATIO
                                                               ------------------------     -----------------------
                                                               PRO FORMA      PRO FORMA     PRO FORMA     PRO FORMA
 ASSETS                                 EAGLE         SCFC     ADJUSTMENTS    COMBINED      ADJUSTMENTS   COMBINED
 ------                                 -----         ----     -----------    ---------     -----------   ---------
 Cash and due from banks . . . . .   $  9,376     $  7,299                    $ 16,675                     $ 16,675
 Interest bearing deposits and
  Federal funds sold . . . . . . .      2,575          910                       3,485                        3,485
 Securities available-for-sale . .     77,327       27,258                     104,585                      104,585
 Investment securities held to
  maturity . . . . . . . . . . . .     59,437            -                      59,437                       59,437
 Loans held for sale . . . . . . .     94,074            -                      94,074                       94,074
 Loans receivable, net . . . . . .    334,289       84,544                     418,833                      418,833
 Stock in FHLB, at cost  . . . . .      7,376            -                       7,376                        7,376
 Premises and equipment, net . . .     11,962        5,038                      17,000                       17,000
 Real estate held for
   development and sale  . . . . .     14,496            -                      14,496                       14,496
 Real estate acquired in
   settlement of loans, net  . . .      1,027            -                       1,027                        1,027
 Deferred income taxes . . . . . .        980            -                         980                          980
 Accrued interest receivable . . .      4,359        4,599                       8,958                        8,958
 Other assets  . . . . . . . . . .      4,196            -                       4,196                        4,196
                                     --------     --------                    --------                     --------
 TOTAL ASSETS  . . . . . . . . . .   $621,474     $129,648                    $751,122                     $751,122
                                     ========     ========                    ========                     ========
 LIABILITIES

 Deposits  . . . . . . . . . . . .   $386,726     $115,433                    $502,159                     $502,159
 FHLB advances and other
  borrowings . . . . . . . . . . .    143,401        1,468                     144,869                      144,869
 Drafts outstanding  . . . . . . .     26,301            -                      26,301                       26,301
 Accrued expenses and other
  liabilities  . . . . . . . . . .      7,815        3,449                      11,264                       11,264
                                     --------     --------                    --------                     --------
 TOTAL LIABILITIES . . . . . . . .   $564,243     $120,350                    $684,593                     $684,593
                                     ========     ========                    ========                     ========

 STOCKHOLDERS' EQUITY

 Common stock  . . . . . . . . . .   $  4,854     $    843      $  (843)(1)   $  5,834       $  (843)(1)   $  5,969
                                                                    980 (2)                    1,115 (2)
 Additional paid-in capital. . . .     28,331        7,608       (7,608)(1)     35,802        (7,608)(1)     35,667
                                                                  7,471 (2)                    7,336 (2)
 Retained earnings . . . . . . . .     27,312        1,072                      28,384                       28,384
 Net unrealized gain (loss) on
  securities . . . . . . . . . . .     (1,094)        (178)                     (1,272)                      (1,272)
 Employee stock ownership plan
  note payable . . . . . . . . . .     (1,000)           -                      (1,000)                      (1,000)
 Unamortized restricted stock. . .        (96)           -                         (96)                         (96)
 Treasury stock at cost. . . . . .     (1,076)         (47)                     (1,123)                      (1,123)
 TOTAL STOCKHOLDERS'
  EQUITY . . . . . . . . . . . . .   $ 57,231     $  9,298                    $ 66,529                     $ 66,529
                                     --------     --------                    --------                     --------
 TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY . . . . . .   $621,474     $129,648                    $751,122                     $751,122
                                     ========     ========                    ========                     ========

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                AT JUNE 30, 1995
                           (UNAUDITED, IN THOUSANDS)


                                                                    MINIMUM                        MAXIMUM
                                                                EXCHANGE RATIO                  EXCHANGE RATIO
                                                           -------------------------       ------------------------
                                                           PRO FORMA       PRO FORMA       PRO FORMA      PRO FORMA
 ASSETS                                EAGLE      SCFC     ADJUSTMENTS     COMBINED        ADJUSTMENTS    COMBINED
                                       -----      ----     ------------    ---------       -----------    ---------
 Cash and due from banks . . . . .   $  7,650   $  7,144                  $ 14,794                        $ 14,794
 Interest bearing deposits and
  Federal funds sold . . . . . . .         85      1,029                     1,114                           1,114
 Securities available-for-sale . .     20,440      6,962                    27,402                          27,402
 Investment securities held to
  maturity . . . . . . . . . . . .     56,620     18,958                    75,578                          75,578
 Loans held for sale . . . . . . .     48,369          -                    48,369                          48,369
 Loans receivable, net . . . . . .    319,553     65,410                   384,963                         384,963
 Stock in FHLB, at cost  . . . . .      6,291          -                     6,291                           6,291
 Premises and equipment, net . . .      9,161      5,048                    14,209                          14,209
 Real estate held for
  development and sale . . . . . .      8,918          -                     8,918                           8,918
 Real estate acquired in
  settlement of loans, net . . . .        583          -                       583                             583
 Accrued interest receivable . . .      3,236      3,054                     6,290                           6,290
 Other assets  . . . . . . . . . .      4,431          -                     4,431                           4,431
                                     --------   --------                  --------                        --------
 TOTAL ASSETS  . . . . . . . . . .   $485,337   $107,605                  $592,942                        $592,942
                                     ========   ========                  ========                        ========
 LIABILITIES

 Deposits  . . . . . . . . . . . .   $305,754   $ 96,960                  $402,714                        $402,714
 FHLB advances and other
  borrowings . . . . . . . . . . .    117,125      1,126                   118,251                         118,251
 Drafts outstanding  . . . . . . .     20,238          -                    20,238                          20,238
 Accrued expenses and other
  liabilities  . . . . . . . . . .      7,472      1,255                     8,727                           8,727
 TOTAL LIABILITIES . . . . . . . .   $450,589   $ 99,341                  $549,930                        $549,930
                                     ========   ========                  ========                        ========

 STOCKHOLDERS' EQUITY

 Common stock  . . . . . . . . . .   $  3,414   $    804   $  (804)(1)    $ 4,348           $  (804)(1)   $  4,478
                                                               934 (2)                        1,064 (2)
 Additional paid-in capital  . . .      8,216      7,229    (7,229)(1)     15,315            (7,229)(1)     15,185
                                                             7,099 (2)                        6,969 (2)
 Retained earnings . . . . . . . .     24,128        333                   24,461                           24,461
 Net unrealized gain (loss) on
  securities . . . . . . . . . . .        319        (67)                     252                              252
 Unamortized restricted stock            (253)         -                     (253)                            (253)
 Treasury stock at cost. . . . . .     (1,076)       (35)                  (1,111)                          (1,111)
                                     --------   --------                  --------                        --------
 TOTAL STOCKHOLDERS'
  EQUITY . . . . . . . . . . . . .   $ 34,748   $  8,264                  $ 43,012                        $ 43,012
                                     --------   --------                  --------                        --------
 TOTAL LIABILITIES AND
  STOCKHOLDERS'
  EQUITY . . . . . . . . . . . . .   $485,337   $107,605                  $592,942                        $592,942
                                     ========   ========                  ========                        ========

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                    FOR THE THREE MONTHS ENDED JUNE 30, 1996
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   MINIMUM                     MAXIMUM
                                                                EXCHANGE RATIO              EXCHANGE RATIO
                                                          -------------------------    -------------------------
                                                          PRO FORMA      PRO FORMA     PRO FORMA       PRO FORMA
                                   EAGLE        SCFC      ADJUSTMENTS    COMBINED      ADJUSTMENTS     COMBINED
                                   -----        ----      -----------    ----------    -----------     ---------
 Interest income . . . . . . . .  $12,728      $2,602                      $15,330                      $15,330

 Interest expense  . . . . . . .    6,832       1,152                        7,984                        7,984
                                  -------      ------                      -------                      -------

 Net interest income . . . . . .    5,896       1,450                        7,346                        7,346

 Provision for loan losses . . .      524           -                          524                          524
                                  -------      ------                      -------                      -------

 Net interest income after
  provision for loan losses. . .    5,372       1,450                        6,822                        6,822

 Noninterest income  . . . . . .    2,430         252                        2,682                        2,682

 Noninterest expense . . . . . .    6,001       1,150                        7,151                        7,151
                                  -------      ------                      -------                      -------

 Income before income taxes. . .    1,801         552                        2,353                        2,353

 Income tax expense  . . . . . .      502         193                          695                          695
                                  -------      ------                      -------                      -------

 Net income  . . . . . . . . . .  $ 1,299      $  359                      $ 1,658                      $ 1,658
                                  =======      ======                      =======                      =======

 Net income per common share:
   Primary . . . . . . . . . . .  $   .29      $  .42                      $   .30                      $   .29
   Fully diluted . . . . . . . .  $   .29      $  .42                      $   .30                      $   .29

 Average common shares
  outstanding:
   Primary . . . . . . . . . . .    4,552         864       (864)(3)         5,556        (864)(3)        5,695
                                                           1,004 (4)                     1,143 (4)

   Fully diluted . . . . . . . .    4,552         864       (864)(3)         5,556        (864)(3)        5,695
                                                           1,004 (4)                     1,143 (4)

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                    FOR THE THREE MONTHS ENDED JUNE 30, 1995
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   MINIMUM                      MAXIMUM
                                                                EXCHANGE RATIO              EXCHANGE RATIO
                                                          -------------------------    -------------------------
                                                          PRO FORMA      PRO FORMA     PRO FORMA       PRO FORMA
                                   EAGLE        SCFC      ADJUSTMENTS    COMBINED      ADJUSTMENTS     COMBINED
                                   -----        ----      -----------    ----------    -----------     ---------
 Interest income . . . . . . . .  $ 9,992      $2,182                     $12,174                       $12,174

 Interest expense  . . . . . . .    5,649         972                       6,621                         6,621
                                  -------      ------                     -------                       -------

 Net interest income . . . . . .    4,343       1,210                       5,553                         5,553

 Provision for loan losses . . .        -           -                           -                             -
                                  -------      ------                     -------                       -------
 Net interest income after
  provision for loan losses. . .    4,343       1,210                       5,553                         5,553

 Noninterest income  . . . . . .    1,696         237                       1,933                         1,933

 Noninterest expense . . . . . .    4,382       1,137                       5,519                         5,519
                                  -------      ------                     -------                       -------

 Income before income taxes. . .    1,657         310                       1,967                         1,967

 Income tax expense  . . . . . .      590         109                         699                           699
                                  -------      ------                     -------                       -------

 Net income  . . . . . . . . . .  $ 1,067      $  201                     $ 1,268                       $ 1,268
                                  =======      ======                     =======                       =======

 Net income per common share:
   Primary . . . . . . . . . . .  $   .35      $  .24                     $   .31                       $   .30
   Fully diluted . . . . . . . .  $   .35      $  .23                     $   .31                       $   .30

 Average common shares
  outstanding:
   Primary . . . . . . . . . . .    3,063         843        (843)(3)       4,043         (843)(3)        4,178
                                                              980 (4)                    1,115 (4)

   Fully diluted . . . . . . . .    3,063         872        (872)(3)       4,076         (872)(3)        4,217
                                                            1,013 (4)                    1,154 (4)

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                           YEAR ENDED MARCH 31, 1996
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   MINIMUM                      MAXIMUM
                                                               EXCHANGE RATIO                EXCHANGE RATIO
                                                          ------------------------     -------------------------
                                                          PRO FORMA      PRO FORMA     PRO FORMA       PRO FORMA
                                   EAGLE        SCFC      ADJUSTMENTS    COMBINED      ADJUSTMENTS     COMBINED
                                   -----        ----      -----------    ---------     -----------     ---------
 Interest income . . . . . . . .  $43,100      $9,525                     $52,625                       $52,625

 Interest expense  . . . . . . .   24,607       4,214                      28,821                        28,821
                                  -------      ------                     -------                       -------

 Net interest income . . . . . .   18,493       5,311                      23,804                        23,804

 Provision for loan losses . . .    1,000           -                       1,000                         1,000
                                  -------      ------                     -------                       -------

 Net interest income after
  provision for loan losses        17,493       5,311                      22,804                        22,804

 Noninterest income  . . . . . .   10,044       1,023                      11,067                        11,067

 Noninterest expense . . . . . .   20,121       4,561                      24,682                        24,682
                                  -------      ------                     -------                       -------

 Income before income taxes         7,416       1,773                       9,189                         9,189

 Income tax expense  . . . . . .    2,396         574                       2,970                         2,970
                                  -------      ------                     -------                       -------

 Net income  . . . . . . . . . .  $ 5,020     $ 1,199                     $ 6,219                       $ 6,219
                                  =======     =======                     =======                       =======

 Net income per common share:
   Primary . . . . . . . . . . .  $  1.53     $  1.36                     $  1.45                       $  1.40
   Fully diluted . . . . . . . .  $  1.53     $  1.36                     $  1.45                       $  1.40

 Average common shares
  outstanding:
   Primary . . . . . . . . . . .    3,278         879       (879)(3)        4,299         (879)(3)        4,441
                                                           1,021 (4)                     1,163 (4)

   Fully diluted . . . . . . . .    3,278         879       (879)(3)        4,299         (879)(3)        4,441
                                                           1,021 (4)                     1,163 (4)

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                           YEAR ENDED MARCH 31, 1995
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   MINIMUM                     MAXIMUM
                                                               EXCHANGE RATIO               EXCHANGE RATIO
                                                          ------------------------     -------------------------
                                                          PRO FORMA      PRO FORMA     PRO FORMA       PRO FORMA
                                   EAGLE        SCFC      ADJUSTMENTS    COMBINED      ADJUSTMENTS     COMBINED
                                   -----        ----      -----------    ---------     -----------     ---------
 Interest income . . . . . . . .  $32,342      $7,276                     $39,618                       $39,618

 Interest expense  . . . . . . .   15,631       2,871                      18,502                        18,502
                                  -------      ------                     -------                       -------

 Net interest income . . . . . .   16,711       4,405                      21,116                        21,116

 Provision for loan losses . . .      643           -                         643                           643
                                  -------      ------                     -------                       -------

 Net interest income after
  provision for loan losses  . .   16,068       4,405                      20,473                        20,473

 Noninterest income  . . . . . .    6,347       1,116                       7,463                         7,463

 Noninterest expense . . . . . .   16,035       4,311                      20,346                        20,346
                                  -------      ------                     -------                       -------

 Income before income taxes. . .    6,380       1,210                       7,590                         7,590

 Income tax expense  . . . . . .    2,279         431                       2,710                         2,710
                                  -------      ------                     -------                       -------

 Net income  . . . . . . . . . .  $ 4,101      $  779                     $ 4,880                       $ 4,880
                                  =======      ======                     =======                       =======

 Net income per common share:
   Primary . . . . . . . . . . .  $  1.34      $  .89                     $  1.20                       $  1.16
   Fully diluted . . . . . . . .  $  1.34      $  .89                     $  1.20                       $  1.16

 Average common shares
  outstanding:
   Primary . . . . . . . . . . .    3,059         876         (876)(3)      4,077          (876)(3)       4,218
                                                             1,018 (4)                    1,159 (4)

   Fully diluted . . . . . . . .    3,059         876         (876)(3)      4,077          (876)(3)       4,218
                                                             1,018 (4)                    1,159 (4)

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                           YEAR ENDED MARCH 31, 1994
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    MINIMUM                        MAXIMUM
                                                                EXCHANGE RATIO                  EXCHANGE RATIO
                                                          ------------------------     --------------------------
                                                          PRO FORMA      PRO FORMA     PRO FORMA       PRO FORMA
                                    EAGLE       SCFC      ADJUSTMENTS    COMBINED      ADJUSTMENTS     COMBINED
                                  -------      ------     -----------                  -----------        -------
 Interest income . . . . . . .    $27,529      $4,497                      $32,026                        $32,026

 Interest expense  . . . . . .     12,532       1,744                       14,276                         14,276
                                  -------      ------                      -------                        -------

 Net interest income . . . . .     14,997       2,753                       17,750                         17,750

 Provision for loan losses . .      1,000          34                        1,034                          1,034
                                  -------      ------                      -------                        -------

 Net interest income after
  provision for loan losses        13,997       2,719                       16,716                         16,716

 Noninterest income  . . . . .      9,250         734                        9,984                          9,984

 Noninterest expense . . . . .     14,740       3,006                       17,746                         17,746
                                  -------      ------                      -------                        -------
 Income before income taxes,
  extraordinary item and
  cumulative effect of change
  in accounting principle. . .      8,507         447                        8,954                          8,954

 Income tax expense  . . . . .      3,189         196                        3,385                          3,385
                                  -------      ------                      -------                        -------

 Income before extraordinary
  item and cumulative effect of
  change in accounting
  principle  . . . . . . . . .      5,318         251                        5,569                          5,569
                                  -------      ------                      -------                        -------

 Extraordinary item  . . . . .       (427)          -                         (427)                          (427)

 Cumulative effect of change
  in accounting for income tax.       320           -                          320                            320
                                  -------      ------                      -------                        -------

                                  $ 5,211      $  251                      $ 5,462                        $ 5,462
                                  =======      ======                      =======                        =======
 Net income  . . . . . . . . .

 Net income per common share:
   Primary   . . . . . . . . .    $  1.71      $  .33                      $  1.39                        $  1.34
   Fully diluted . . . . . . .    $  1.70      $  .33                      $  1.38                        $  1.34

 Average common shares
  outstanding:
   Primary . . . . . . . . . .      3,060         760         (760)(3)       3,943           (760)(3)       4,065
                                                               883 (4)                      1,005 (4)

   Fully diluted . . . . . . .      3,060         760         (760)(3)       3,946           (760)(3)       4,068
                                                               883 (4)                      1,005 (4)

               Notes to Pro Forma Combined Financial Statements


(1).    To eliminate SCFC Stock.

(2). To record the issuance of shares of Eagle Stock in exchange for all of the outstanding shares of SCFC Stock with the excess recorded as additional paid-in capital.

(3).    To eliminate the weighted average common shares of SCFC.

(4). To record the weighted average number of shares of Eagle Stock issued in exchange for SCFC Stock based on the minimum or maximum exchange ratio.

                      BUSINESS INFORMATION CONCERNING SCFC


         SCFC was incorporated under the laws of the State of Georgia on April 27, 1989, for the purpose of becoming a bank holding company for Clayton National Bank ("CNB"). SCFC completed its initial public offering of SCFC Stock in March 1990, having received fully paid subscriptions for 600,000 shares of SCFC Stock. SCFC used $5,000,000 of the proceeds of the offering to acquire all of the capital stock of CNB. SCFC thereby became the holding company for CNB.

         On November 12, 1993, SCFC acquired The Southside Bank and Trust Company ("Southside"), Union City, Georgia, through a merger (the "Southside Merger") of CNB with and into Southside. The combined entity operates under the name "Southern Crescent Bank" and is a state chartered bank organized under the laws of the State of Georgia. SCB maintains the office previously operated by CNB in Morrow, Clayton County, Georgia as well as the two offices previously operated by Southside in Union City and Palmetto (Fulton County), Georgia and one office located in Jonesboro (Clayton County), Georgia.

         SCB's business consists primarily of attracting deposits from the general public and, with these and other funds, making real estate loans, consumer loans, business loans, residential and commercial construction loans and other investments. In addition to deposits, sources of funds for SCB's loans and other investments include origination and other fees charged on certain types of loans, amortization and prepayment of loans, sales of loans or participations in loans, and sales of investment securities. The principal sources of income for SCB are interest and fees collected on loans and, to a lesser extent, interest and dividends collected on other investments and service charges on deposit accounts. The principal expenses of SCB are interest paid on deposits, employee compensation, office expenses and other overhead expenses.

         For the fiscal year ended December 31, 1995 and the six months ended June 30, 1996, SCFC recorded consolidated net income of $1.1 million, or $1.27 per share, and $614,408, or $.71 per share, respectively. SCFC's financial performance has been determined primarily by the results of the operations of SCB because SCFC's only significant asset is the Common Stock of SCB.

                           OWNERSHIP OF SCFC STOCK

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

         The following table sets forth information concerning the beneficial ownership of SCFC Stock as of September 3, 1996, for each current director and executive officer of SCFC and for all current directors and executive officers as a group. Except as otherwise indicated, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.

                                                       SHARES BENEFICIALLY                     PERCENT
         NAME                                                OWNED(1)                          OF CLASS
                                                       -------------------                     --------
Larry D. Adams  . . . . . . . . . . . . . . . . .           28,327  (2)                         3.31%
Charles M. Buckner  . . . . . . . . . . . . . . .           36,450  (2)                         4.18
Don H. Cagle  . . . . . . . . . . . . . . . . . .           24,037  (2)                         2.83
John M. Chafin  . . . . . . . . . . . . . . . . .           29,708  (2)                         3.49
James J. Dalton, II . . . . . . . . . . . . . . .           23,992  (2)                         2.82
Allan J. DePoe  . . . . . . . . . . . . . . . . .           22,827  (2)                         2.68
Hiram C. Folds, Sr. . . . . . . . . . . . . . . .           25,340  (2)                         3.02
Roy V. Hall, Jr.  . . . . . . . . . . . . . . . .           23,876  (2)                         2.81
Carl H. Hodges  . . . . . . . . . . . . . . . . .           12,923  (2)                         1.53
Joseph W. Hodges, Jr. . . . . . . . . . . . . . .           24,248  (2)                         2.85
John T. Mitchell  . . . . . . . . . . . . . . . .           38,961  (2)                         4.55
Jerry H. Stubbs . . . . . . . . . . . . . . . . .           24,108  (2)                         2.83
William F. Waldrop  . . . . . . . . . . . . . . .           26,812  (2)                         3.15
All current directors and executive
 officers as a group (13 persons) . . . . . . . .          334,910  (3)                        33.09%
---------------

(1) The stock ownership information shown above has been furnished to SCFC by the named persons or obtained from information filed with the Commission. Beneficial ownership as reported in this table has been determined in accordance with Commission regulations and includes shares of SCFC Stock that may be acquired within 60 days upon the exercise of outstanding stock options or warrants.

(2) With regard to Messrs. Adams and Mitchell, the shares shown include in each case 6,699 shares owned by the Profit Sharing Plan & Trust of Adams-Mitchell Realty, Inc. over which Messrs. Adams and Mitchell have joint voting and investment power and 18,102 shares that may be acquired upon exercise of outstanding SCFC Options; with regard to Mr. Buckner, the shares shown include 1,801 shares owned by Mr. Buckner's wife and as to which Mr. Buckner disclaims any beneficial ownership and 31,762 shares that he may acquire upon exercise of outstanding SCFC Options; with regard to Mr. Cagle, the shares shown include 1,186 shares owned by Mr. Cagle's wife and as to which Mr. Cagle disclaims any beneficial ownership; with regard to Messrs. Cagle, Chafin, Dalton, DePoe, Hall, Joseph W. Hodges, Jr., Stubbs and Waldrop the shares shown include
      12,327 that each such person may acquire upon exercise of outstanding SCFC Options; with regard to Mr. Dalton, the shares shown also include 11,550 shares owned by Burnett/Dalton Investment Partnership, L.P., a Georgia limited partnership composed of Mr. Dalton, who is the sole general partner, Mr. Dalton's wife and certain other family members; with regard to Mr. Folds, the shares shown include 23,870 shares that Mr. Folds owns jointly with his wife, an aggregate of 693 shares held by Mr. Folds as trustee for his minor grandchildren and 777 shares that Mr. Folds may acquire upon exercise of outstanding SCFC Options; with regard to Carl H. Hodges, the shares shown include 658 shares owned by Mr. Hodges' wife and as to which he disclaims any beneficial ownership, 1,790 shares owned by the Hodges & Hodges, P.C. Employee Profit Sharing Trust over which Mr. Hodges has sole voting power and 6,552 shares that Mr. Hodges may acquire upon exercise of outstanding SCFC

      Options; with regard to Joseph W. Hodges, Jr., the shares shown also include 1,443 shares with respect to which he shares voting and investment power; with regard to Mr. Waldrop, the shares shown also include 3,465 shares with respect to which he shares voting and investment power.

(3) The shares shown as owned by all directors and executive officers as a group include 173,911 shares that may be acquired upon exercise of SCFC Options. The shares shown also include 35,477 shares with regard to the directors and executive officers as a group as to which beneficial ownership is shared and 3,645 shares as to which beneficial ownership is disclaimed.


PRINCIPAL STOCKHOLDERS

         As of September 3, 1996, no person was known to SCFC to be the beneficial owner of more than 5% of the outstanding SCFC Stock.

                    BUSINESS INFORMATION CONCERNING EAGLE

OVERVIEW

         Eagle is a metropolitan Atlanta, Georgia based savings and loan holding company, primarily engaged through its subsidiaries in retail and mortgage banking with 27 locations in the Southeast. Eagle's principal subsidiary is Tucker Federal. Based on total assets at June 30, 1996, Tucker Federal is the largest thrift institution headquartered in metropolitan Atlanta and operates 11 full service branch offices located in Cherokee, DeKalb, Fulton and Gwinnett counties, Georgia. Through its subsidiary PrimeEagle, Eagle operates 16 loan production offices located in Georgia, Florida, North Carolina, South Carolina and Tennessee. Eagle also engages in real estate brokerage and development in metropolitan Atlanta.

         As a result of the recent acquisitions of banks and thrifts in Atlanta by large out-of-state bank holding companies, Eagle is now the second largest independent financial institution holding company headquartered in the metropolitan Atlanta area based on total assets at June 30, 1996. Because Eagle is headquartered in its primary market area, Eagle believes it is able to provide personalized service and local decision making that is typically not available from financial institutions headquartered out-of-state. As a result, Eagle believes it is well positioned to serve the banking needs of small businesses and individuals that consider personalized service and local decision making to be important aspects of a banking relationship.

         Eagle's near-term strategy is to continue to capitalize on certain opportunities that have been presented by recent consolidations. First, staff reductions and branch closings at other institutions have enabled Eagle to hire experienced banking executives. Second, Eagle has acquired a multi-office mortgage banking company, acquired additional retail deposits and attracted new customers. Third, Eagle is now in a position to acquire smaller financial institutions in the metropolitan Atlanta area, which will enable Eagle to further expand its franchise. Fourth, operating under a federal thrift charter, the Bank can open or acquire new branches throughout the State of Georgia and across state lines, including markets in which the Company currently operates loan production offices. Eagle's long-term strategy is to increase stockholder value by building franchise value, creating competitive advantages in targeted business niches, developing additional long-term, customer driven relationships, and compensating employees based upon bottom line performance.

         Since the current management team assumed the leadership of Tucker Federal in October 1990, total assets of Eagle have increased from $287.5 million at September 30, 1990, to $621.5 million at June 30, 1996. Permanent single family mortgage loans originated and sold increased from $52.5 million for the twelve months ended September 30, 1990, to $525.8 million for the twelve months ended June 30, 1996. During the same period, earnings improved from a loss of $229,000 to net income of $5.3 million. At October 4, 1996, officers and directors of Eagle and Tucker Federal's 401(k) Savings and Employee Stock Ownership Plan (the "ESOP") owned 15.06% of the outstanding shares of Eagle Stock.

         Eagle is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of Eagle's book value and/or net income per common share may occur in connection with any such future acquisitions. See "Pro Forma Combined Condensed Financial Information."

RECENT LEGISLATION

          On September 30, 1996, President Clinton signed into law the Deposit Insurance Funds Act of 1996 which contains provisions imposing a special assessment on federally insured depositary institutions to capitalize the Savings Association Insurance Fund ("SAIF") and fund Financing Corporation ("FICO") bonds and provisions relating to the merger of the Bank Insurance Fund ("BIF") with the SAIF.

         Pursuant to the Act, on October 8, 1996, the Board of Directors of the FDIC imposed a special assessment on SAIF assessable deposits of each insured depository institution such as Tucker Federal in an amount that will cause the SAIF fund to reach a designated reserve ratio. The assessment rate applicable to Tucker Federal will be 65.7 cents per $100 of SAIF insured deposits as of March 31, 1995, which will result in a one-time assessment in the amount of approximately $1,946,000 payable on November 27, 1996. The Act also provides for the establishment of a new deposit insurance premium rate on SAIF insured deposits which is expected to be significantly lower than Tucker Federal's current premium rate.

         The Act also addresses funding of interest payments on FICO bonds. The legislation would require interest payments on FICO bonds to be shared by BIF insured institution with respect to its BIF assessable deposits at a rate equal to 20% of the rate of assessments imposed upon depository institutions with SAIF assessable deposits.

         The Act also contains a provision effective on the date of enactment of the Act and extending through December 31, 1999, requiring the Controller of the Currency, the Board of Directors of the FDIC, the Board of Governors of the Federal Reserve System and the Director of the OTS to take appropriate action (including enforcement action), denial of applications or imposition of entrance and exit fees in order to prevent insured depository institutions and depository institutions holding companies from facilitating or encouraging shifting of deposits from SAIF assessable deposits to BIF assessable deposits for the purpose of abating the assessments imposed.

         The Act also requires the merger of the BIF and SAIF funds effective as of January 1, 1999, if no insured depository institution that is a savings association exists on that date.

         The Act requires a study by the Secretary of the Treasury regarding the establishment of a common charter for all insured depository institutions and abolishing the separate and distinct charters between banks and savings associations. The report is due to be presented to Congress on or before March 31, 1997.

         The effect of the abolishment of the separate savings association charter would be to require all savings associations to convert to either a national bank or state bank charter by a specified date, with any related holding company required to become a bank holding company, subject to the limitations regarding permitted activities of the Bank Holding Company Act of 1956. In addition, other legislative proposals are pending, the effect of which would reform the Glass-Stegall Act as well as to effect regulatory relief for financial institutions. The regulatory relief provisions contained in several bills are proposed to eliminate or reduce and simplify disclosures and reporting requirements contained in current statute and regulations. The likelihood of enactment of any of the pending or proposed legislation is unknown.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") allows bank holding companies to acquire existing banks across state lines, regardless of state statutes. Further, under the Interstate Banking Act, effective June 1, 1997, a bank holding company may consolidate interstate bank subsidiaries into branches and a bank may merge with an unaffiliated bank across state lines to the extent that the applicable states have not "opted out" of interstate branching prior to such effective date. States may elect to permit interstate mergers prior to June 1, 1997. The Interstate Banking Act also permits de novo branching to the extent that a particular state "opts into" the de novo branching provisions. The Interstate Banking Act generally prohibits an interstate acquisition (other than an initial entry into a state by a bank holding company), which would result in either the control of more than (i) 10% of the total amount of insured deposits in the United States, or (ii) 30% of the total insured deposits in the home state of the target bank, unless such 30% limitation is waived by the home state on a basis which does not discriminate against out-of-state institutions.

         The Riegle Community Development and Regulatory Improvement Act of 1994 provides for the creation of a community development financial institution's fund to promote economic revitalization in community development. Banks and thrift institutions are allowed to participate in such community development banks. Said Act also contains (i) provisions designed to enhance small business capital formation and to enhance disclosure with regard to high cost mortgages for the protection of consumers, and (ii) more than 50 regulatory relief provisions that apply to banks and thrift institutions, including the coordination of examinations by various federal agencies, coordination of frequency and types of reports financial institutions are required to file and reduction of examinations for well capitalized institutions.

                       DESCRIPTION OF EAGLE CAPITAL STOCK

GENERAL

         The authorized capital stock of Eagle consists of 10,000,000 shares of Eagle Stock, par value $1.00 per share, and 5,000,000 shares of serial preferred stock, par value $1.00 per share ("Eagle Preferred Stock"), which may be issued in one or more series with such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as shall be specified by the Board of Directors. As of October 15, 1996, 4,552,200 shares of Eagle Stock are outstanding and held by approximately 651 stockholders of record. As of the date of this Registration Statement, Eagle does not have any series of preferred stock outstanding.

EAGLE STOCK

         All voting rights are vested in the holders of the Eagle Stock. Each holder of Eagle Stock is entitled to one vote per share on any issue requiring stockholder action. The shares do not have cumulative voting rights in the election of directors. Consequently, the holders of more than 50% of the outstanding shares of Eagle Stock may elect all of the directors. Subject to the rights of the holders of any preferred stock then outstanding, all shares of Eagle Stock are entitled to share equally in such dividends as the Board of Directors of Eagle may declare on the Eagle Stock from sources legally available therefor. The determination and declaration of dividends is within the discretion of the Board of Directors of Eagle. In the event of dissolution, the holders of Eagle Stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of Eagle and subject to the preferences of any holders of Eagle Preferred Stock, all assets of Eagle available for distribution, in cash or in kind. Holders of shares of Eagle Stock do not have preemptive rights to subscribe for additional shares or securities on a pro rata basis if and when additional shares are offered for sale by Eagle. See "Comparison of Stockholder Rights."

PREFERRED STOCK

GENERAL.

         Pursuant to Eagle's Articles of Incorporation, the Board of Directors of Eagle may authorize the issuance of up to 5,000,000 shares of Eagle Preferred Stock either at once or in series, may establish from time to time the number of shares to be included in any such series and may fix the designations, powers, preferences and rights (including voting rights) of the shares of each such series and any qualifications, limitations or restrictions thereon. No stockholder authorization is required or will be sought for the issuance of shares of Eagle Preferred Stock unless authorization is required by then applicable law or unless such authorization is deemed advisable by the Board of Directors of Eagle. Shares of Eagle Preferred Stock may be issued for any general corporate purposes, including acquisitions.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

         As permitted by the GBCC (under which Eagle is incorporated), Eagle's Articles of Incorporation contain provisions which eliminate the personal liability of directors for monetary damages to Eagle or its stockholders for breach of their fiduciary duties as directors, except to the extent such elimination of liability is prohibited by the GBCC. In accordance with the GBCC, these provisions do not limit the liability of any director for any appropriation of a business opportunity of Eagle in violation of the director's duty; for acts or omissions which involve intentional misconduct or a knowing violation of law; for any dividend payment, stock repurchase, stock redemption or distribution in liquidation that was prohibited under Georgia law; or for any transaction from which the director derived an improper personal benefit. These provisions do not limit or eliminate the rights of Eagle or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's fiduciary duty. In addition, these provisions apply only to claims against a director arising out of his role as a director and do not relieve a director from liability for violations of statutory law such as certain liabilities imposed on a director under the federal securities laws.

         In addition, Eagle's Articles of Incorporation provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. In certain cases, this right of indemnification extends to judgments or penalties assessed against them.


                        COMPARISON OF STOCKHOLDER RIGHTS

         At Effective Time, SCFC stockholders will become stockholders of Eagle, and their rights as stockholders will be determined by Eagle's Articles of Incorporation and Bylaws. The following is a summary of the material differences in the rights of stockholders of Eagle and SCFC and should be read in conjunction with the information set forth in "Description of Eagle Capital Stock." This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the GBCC (under which both Eagle and SCFC are incorporated), and the Financial Institutions Code of Georgia, which governs SCB, and the respective Articles of Incorporation and Bylaws of Eagle and SCFC.

AUTHORIZED CAPITAL STOCK

         SCFC. SCFC is authorized to issue: (i) 10,000,000 shares of SCFC Stock, $1.00 par value per share, of which 838,162 shares are issued and outstanding and 184,306 shares are reserved for issuance upon the exercise of outstanding SCFC Options and (ii) 10,000,000 shares of serial Preferred Stock, $1.00 par value per share, none of which are issued and outstanding or reserved for issuance. All of such issued and outstanding shares of capital stock of SCFC are validly issued, fully paid and nonassessable.

         Eagle. Eagle is authorized to issue 10,000,000 shares of Eagle Stock, $1.00 par value per share, and 5,000,000 shares of Eagle Preferred Stock, $1.00 par value per share. As of October 15, 1996, 4,552,200 shares of Eagle Stock were issued and outstanding, 272,000 shares of Eagle Stock were reserved for issuance upon the exercise of outstanding options to purchase Eagle Stock, and 301,800 shares of Eagle Stock were held as treasury shares. No shares of Eagle Preferred Stock are issued and outstanding or reserved for issuance. Accordingly, following the Merger, the Board of Directors of Eagle will have the authority to issue between approximately 4,066,911 shares (assuming the Maximum Exchange Ratio) and 4,201,856 shares (assuming the Minimum Exchange Ratio) of Eagle Stock and 5,000,000 shares of Eagle Preferred Stock without stockholder approval. The Board of Directors has the authority to issue Eagle Preferred Stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the number of shares constituting any such series, without further action by the stockholders of Eagle unless such action is required by applicable laws, rules or regulations or by the terms of other outstanding series of Eagle Preferred Stock. Any shares of Eagle Preferred Stock which may be issued may rank prior to shares of Eagle Stock as to payment of dividends and upon liquidation. See "Description of Eagle Capital Stock."

         The large number of authorized shares of Eagle Stock and Eagle Preferred Stock which may be issued by Eagle without stockholder approval will provide sufficient shares to enable Eagle to declare stock splits and dividends and will enhance Eagle's flexibility to engage in a variety of business transactions, including additional acquisitions and the raising of new capital.

         In addition to providing operational flexibility, in the event of a proposed merger, tender offer or other attempt to gain control of Eagle of which the Board of Directors of Eagle does not approve, it would be possible for the Board of Directors to authorize the issuance of additional shares of Eagle Stock to a person or entity that thereby might obtain sufficient voting power to impede completion of the proposed merger, tender offer or other transaction. Therefore, an effect of the large number of authorized shares that are not issued or reserved may be to deter a future takeover attempt that some or a majority of the holders of Eagle Stock or Eagle Preferred Stock may deem to be in their best interests or in which holders of Eagle Stock or Eagle Preferred Stock may receive a premium for their shares over the then market price. Additionally, Eagle's Board of Directors could issue a series of Eagle Preferred Stock with rights more favorable with regard to dividends and liquidation than the rights of the holders of Eagle Stock and which could also be used for the purpose of preventing an attempt to gain control of Eagle of which the Board of Directors does not approve. Eagle's Board of Directors, however, has no current plans to issue shares of Eagle Stock or Eagle Preferred Stock after the Mergers other than pursuant to the exercise of duly authorized options to purchase Eagle Stock. For a description of the terms of Eagle's capital stock, see "Description of Eagle Capital Stock."

DIRECTORS

         SCFC. The number of directors of SCFC is not fewer than three nor greater than 15, except that if all of the shares of SCFC are owned beneficially and of record by less than three stockholders, the number of directors may be less than three but not less than the number of stockholders. The number of directors can be determined from time to time by resolution of the Board of Directors or the stockholders of SCFC. The Board of Directors has fixed the number of directors at 12.

         The Articles of Incorporation provide for the classification of SCFC's directors into three classes of directors, with one class being elected each year by the stockholders and the members of each class serving three year terms. Such a classified Board of Directors discourages and makes more difficult a change in control of SCFC or the removal of incumbent management, even if favorable to the stockholders, since two successive annual meetings of the stockholders generally would be required to elect a majority of the Board of Directors.

         Eagle. The Bylaws of Eagle provide that the Board of Directors shall consist of six members. The Articles of Incorporation provide for the division of Eagle's Board of Directors into three classes of directors, with one class being elected each year by the stockholders and the members of each class serving three year terms. Such a classified Board of Directors discourages and makes more difficult a change in control of Eagle or the removal of incumbent management, even if favorable to the stockholders, since two successive annual meetings of the stockholders generally would be required to elect a majority of the Board of Directors. Additionally, the Articles of Incorporation provide that a director may be removed with or without cause, but only upon the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of Eagle entitled to vote for the election of directors.

STOCKHOLDER MEETINGS

         SCFC. The annual meeting of stockholders of SCFC shall be held on such date and at such time and place, as may be fixed by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. Written notice of any meeting must be delivered to each stockholder entitled to vote not less than ten nor more than 50 days before the date of the meeting. Stockholders may vote in person or by proxy.

         Special meetings of the stockholders may be called at any time by the Board of Directors, the Chairman of the Board or the President and shall be called by the Chairman of the Board, the President or the Secretary upon the written request of stockholders owning a majority of the outstanding stock of SCFC.

         Eagle. The annual meeting of stockholders of Eagle shall be held on such date and at such time and place, as may be fixed by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. Written notice of any meeting must be delivered to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting.

         Special meetings of the Eagle stockholders may be called at any time by the Board of Directors or the President of Eagle; by a committee of the Board of Directors whose authority includes calling such meetings; or by stockholders upon a written request of the holders of not less than 25% of outstanding Eagle capital stock entitled to vote.

ANTI-TAKEOVER PROVISIONS

         SCFC's and Eagle's Articles of Incorporation and Bylaws contain provisions that are designed to encourage persons who might attempt to acquire control of SCFC or Eagle to negotiate with the respective Board of Directors and to make it more difficult for such a person to complete an acquisition transaction that is not approved in advance by the Board of Directors as being in the best interests of the respective corporation and its stockholders. In this way, the respective Board of Directors' ability to negotiate on behalf of its respective stockholders with regard to the proposed acquisition is maximized. Additionally, SCFC's and Eagle's Articles of Incorporation provide for the classification of SCFC's or Eagle's Board of Directors into three classes with one being elected each year and the members of each class serving three year terms. Such provisions discourage and make more difficult a change in control of SCFC or Eagle or the removal of incumbent management, even if favorable to the stockholders.

         As noted above, SCFC and Eagle may issue Preferred Stock from time to time in one or more series without stockholder approval. Thus, the respective Board of Directors, without stockholder approval, could authorize the issuance of SCFC or Eagle Preferred Stock with conversion and other rights that could make it difficult for another company to effect certain business combinations with SCFC or Eagle or that could otherwise adversely affect the rights of the holders of SCFC Stock or Eagle Stock. See also "Stockholder Rights Plan" below.

STOCKHOLDER RIGHTS PLAN

         SCFC. SCFC has not adopted a stockholder rights plan or similar plan.

         Eagle. On January 26, 1993, the Board of Directors of Eagle declared a dividend, payable February 9, 1993, of one right (a "Right") for each outstanding share of Eagle Stock held of record at the close of business on February 9, 1993 (the "Record Time"), or issued thereafter and prior to the Separation Time (as hereinafter defined). The Rights were issued pursuant to a Stockholder Protection Rights Agreement. Each Right entitles its registered holder to purchase from Eagle, after the Separation Time, one share of Eagle Stock for $17.50 (the "Exercise Price"), subject to adjustment.

         The Rights are evidenced by the Eagle Stock certificates until the Separation Time. The "Separation Time" is the close of business on the earlier of either (i) the tenth day (or such later date as the Board of Directors of Eagle may from time to time fix by resolution adopted prior to the Separation Time that otherwise would have occurred) after the date on which any person or entity commences a tender or exchange offer, which, if consummated, would result in such person or entity becoming the beneficial owner of 15% or more of the outstanding shares of Eagle Stock (any person or entity having such beneficial ownership being referred to as an "Acquiring Person") and (ii) the Flip-in Date; provided that if a tender or exchange offer is cancelled, terminated, or otherwise withdrawn prior to the Separation Time, such offer shall be deemed never to have been made. The Flip-in Date is the tenth business day after the first date of public announcement by Eagle or an Acquiring Person that an Acquiring Person has become such (the "Stock Acquisition Date"), other than as a result of a Flip-over Event (as defined below).

         Until the Separation Time, the Rights will be transferred only with the Eagle Stock. Promptly following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Eagle Stock at the Separation Time. The Rights will not be exercisable until the business day following the Separation Time.

         If a Flip-in Date occurs, Eagle shall take action to ensure that each Right (other than Rights beneficially owned by the Acquiring Person or any of its affiliates) constitutes the right to purchase from Eagle that number of shares of Eagle Stock having an aggregate "Market Price" (as defined in the Rights Agreement), on the Stock Acquisition Date that gave rise to the Flip-in Date, equal to twice the Exercise Price, for an amount in cash equal to the then current Exercise Price.

         In addition, the Board of Directors of Eagle may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of Eagle Stock, elect to exchange all (but not less than all) of the then outstanding Rights (other than Rights beneficially owned by the Acquiring Person or any of its affiliates thereof, which Rights become void) for shares of Eagle Stock at an exchange ratio of one share of Eagle Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the "Exchange Ratio"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of Eagle Stock equal to the Exchange Ratio.

         If Eagle enters into a transaction, or series of transactions, on or after the Stock Acquisition Date, in which directly or indirectly, (A) Eagle shall consolidate or merge with any other person or entity, or (B) Eagle shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets (i) aggregating more than 50% of the assets (measured by either book value or fair market value), or (ii) generating more than 50% of the consolidated operating income or cash flow of Eagle, to any other person or entity (other than Eagle or one or more of its wholly owned subsidiaries) or to two or more such persons or entities which are affiliated or otherwise acting in concert (a "Flip-over Event"), Eagle shall not permit to occur such Flip-over Event until it shall have entered into a supplemental agreement with the person or entity engaging in such Flip-over Event (the "Flip-over Entity").

         This supplemental agreement shall be for the benefit of the holders of the Rights, and shall provide that, upon consummation or occurrence of the Flip-over Event (i) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price, and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Event and such supplemental agreement, all the obligations and duties of Eagle pursuant to the Rights Agreement.

         The Rights will expire on the earliest of (i) the Exchange Time, (ii) the close of business on January 26, 2003, and (iii) the date on which the Rights are redeemed as described below (in any such case, the "Expiration Time").

         The Board of Directors of Eagle may, at its option, at any time prior to the Flip-in Date, redeem all (but not less than all) of the then outstanding Rights, at $.01 per Right (the "Redemption Price").

Immediately upon the action of the Board of Directors electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash for each Right so held.

         The Rights will not prevent a takeover of Eagle. The Rights, however, may have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that acquires 15% or more of the Eagle Stock, unless the Rights are first redeemed by the Board of Directors. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of Eagle and its stockholders on or prior to the Flip-in Date, because the Rights can be redeemed before the consummation of such transaction.

                            OWNERSHIP OF EAGLE STOCK

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

         The following table sets forth information concerning the beneficial ownership of Eagle Stock as of October 4, 1996, by each current director and executive officer of Eagle and all directors and executive officers of Eagle as a group. Except as otherwise indicated, the named persons have sole voting and investment power with regard to the shares shown as owned by them.

                                                               SHARES BENEFICIALLY
 NAME AND POSITION WITH COMPANY                                    OWNED (1)               PERCENT OF CLASS
 ------------------------------                                 -----------------          ----------------
 Walter C. Alford  . . . . . . . . . . . . . .                     28,036    (2)                 (11)

 Richard J. Burrell  . . . . . . . . . . . . .                     26,500    (3)                 (11)
 Richard B. Inman, Jr. . . . . . . . . . . . .                    128,292    (4)                2.82 %

 Weldon A. Nash, Jr. . . . . . . . . . . . . .                     24,624    (5)                 (11)

 C. Jere Sechler, Jr.  . . . . . . . . . . . .                     72,867    (6)                 1.6

 George G. Thompson  . . . . . . . . . . . . .                      4,600    (7)                 (11)
 LuAnn Durden  . . . . . . . . . . . . . . . .                     24,541    (8)                 (11)

 Betty Petrides  . . . . . . . . . . . . . . .                     49,695    (9)                1.09

 All directors and executive officers as a
 group (eight persons) . . . . . . . . . . . .                    359,155    (10)               7.89 %
---------------

(1) The stock ownership information shown above has been furnished to Eagle by the named persons or obtained from information filed with the Commission. Beneficial ownership as reported in this table has been determined in accordance with regulations of the Commission and includes shares of Eagle Stock which may be acquired within 60 days.

(2) With regard to Mr. Alford, the shares shown include (i) 1,704 shares held of record by his spouse and as to which he disclaims beneficial ownership and (ii) 2,000 shares which may be acquired by Mr. Alford upon the exercise of stock options.

(3) With regard to Mr. Burrell, the shares shown include 2,500 shares which may be acquired by Mr. Burrell upon the exercise of stock options.

(4) With regard to Mr. Inman, the shares shown include (i) 23,500 shares which may be acquired by Mr. Inman upon the exercise of stock options;
      (ii) a total of 7,142 shares held for the account of Mr. Inman as a participant in Tucker Federal 401(k) Savings and Employee Stock Ownership Plan (the "Plan"); and (iii) 2,000 shares which are held of record by the spouse of Mr. Inman as to which he disclaims beneficial ownership.

(5) With regard to Mr. Nash, the shares shown include (i) 13,332 shares which are held of record as joint tenants by the spouse and mother-in-law of Mr. Nash as to which he disclaims beneficial ownership and (ii) 3,000 shares which may be acquired by Mr. Nash upon the exercise of stock options.

(6) With regard to Mr. Sechler, Jr., the shares shown include (i) 9,666 shares which may be acquired by Mr. Sechler, Jr. upon exercise of stock options; (ii) 3,750 shares of restricted stock for which Mr. Sechler, Jr. has voting power but which are subject to forfeiture; and (iii) a total of 6,245 shares held for the account of Mr. Sechler, Jr. as a participant in the Plan.

(7) With regard to Mr. Thompson, the shares shown include 3,000 shares which may be acquired by Mr. Thompson upon the exercise of stock options.

(8) With regard to Ms. Durden, the shares shown include (i) 20,000 shares that she may acquire upon exercise of stock options, and (ii) 4,541 shares held for her account as a participant in the Plan.

(9) With regard to Ms. Petrides, the shares shown include (i) 42,166 shares that she may acquire upon exercise of stock options; (ii) 3,750 shares of restricted stock for which Ms. Petrides has voting power but which are subject to forfeiture; and (iii) 7,529 shares held for the account of Ms. Petrides as a participant in the Plan. In addition, pursuant to Ms. Petrides' employment agreement with Tucker Federal, Ms. Petrides is entitled to be granted an option to purchase 20,000 shares of Eagle Stock, which option will be exercisable immediately. The actual grant of the option has not been made and the share ownership information excludes such entitlement.

(10) Includes 105,832 shares that may be acquired upon exercise of stock options and 25,457 shares held for the account of Plan participants.

(11)  Less than 1%.

PRINCIPAL STOCKHOLDERS

      The following table sets forth information as of October 4, 1996 regarding the ownership of Eagle Stock by each person known to Eagle to be the beneficial owner of more than 5% of the outstanding Eagle Stock, based on data furnished to the Company by such persons.

                                               SHARES BENEFICIALLY
NAME AND ADDRESS                                      OWNED(1)                         PERCENT OF CLASS
----------------                                ------------------                     ----------------
J.C. Serrato, Jr., M.D.                             287,000                                    6.30%
711 Center Street
Suite 320
P.O. Drawer 9456
Columbus, Georgia 31908

Tucker Federal Savings &                            307,171   (2)                              6.75%
Loan Association 401(k) Savings and
Employee Stock Ownership Plan
2355 Main Street
Tucker, Georgia 30084

-----------------------------

(1) The stock ownership information shown above has been furnished to Eagle by the named persons and members of the group or obtained from information filed with the Commission. Beneficial ownership of Eagle's principal stockholders as reported in this table has been determined in accordance with regulations of the Commission and includes shares of Stock which may be acquired within 60 days.

(2) The Plan is a tax qualified employee benefit plan covering eligible employees of the Company and its subsidiaries, including Tucker Federal and PrimeEagle. Richard B. Inman, Jr., Zelma B. Martin and C. Jere Sechler, Jr. are the Trustees of the Plan. The Trustees may vote only unallocated shares and allocated shares with respect to which the Trustees do not receive timely voting instructions from participants or their beneficiaries. As of October 4, 1996, 244,671 shares held by the Plan were allocated to participants' accounts and 62,500 shares held by the Plan were unallocated. The Trustees disclaim beneficial ownership of shares held by the Plan that are voted by participants.


                                    EXPERTS

     The consolidated statements of financial position of Eagle as of March 31, 1996 and 1995 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1996, included in Eagle's Annual Report on Form 10-K for the year ended March 31, 1996 and incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated balance sheets of SCFC at December 31, 1995 and 1994 and the consolidated statements of earnings, stockholders equity and cash flows for the each of three years in the period ended December 31, 1995 included in SCFC's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated by reference in this Joint Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of Eagle Stock being offered hereby is being passed upon for Eagle by Long, Aldridge & Norman, LLP, Atlanta, Georgia. Long, Aldridge & Norman, LLP has opined as to certain federal income tax consequences of the Merger. See "The Mergers - Certain Federal Income Tax Consequences."

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, neither Eagle's nor SCFC's Board of Directors knows of any matters that will be presented for consideration at the respective Special Meeting other than as described in this Joint Proxy Statement/Prospectus. However, if any other matter shall come before either Special Meeting or any adjournments or postponements thereof and shall be voted upon, the proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting as determined by a majority of the respective Board of Directors.

                                  APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                          dated as of August 13, 1996

                                     among

                            EAGLE BANCSHARES, INC.,

                        SOUTHERN CRESCENT FINANCIAL CORP

                                      and

                             SOUTHERN CRESCENT BANK

                          AGREEMENT AND PLAN OF MERGER



         THIS AGREEMENT AND PLAN OF MERGER is made and entered into and is effective as of the 13th day of August, 1996 (the "Agreement"), by and among Eagle Bancshares, Inc., a Georgia corporation ("Eagle"), Southern Crescent Financial Corp, a Georgia corporation ("SCFC"), and Southern Crescent Bank, a state chartered commercial bank organized under the laws of the State of Georgia ("Southern Crescent Bank").


                              W I T N E S S E T H:

         WHEREAS, Eagle owns all of the issued and outstanding shares of capital stock of Tucker Federal Savings and Loan Association, a federally chartered stock savings and loan association ("Tucker Federal");

         WHEREAS, SCFC is a one-bank holding company that owns all of the issued and outstanding capital stock of Southern Crescent Bank;

         WHEREAS, the Boards of Directors of Eagle, SCFC and Southern Crescent Bank have approved the merger of SCFC with and into Eagle (the "Holding Company Merger") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, it is intended that simultaneous to the Holding Company Merger, Southern Crescent Bank will be merged with and into Tucker Federal (the "Bank Merger") (the Holding Company Merger and the Bank Merger hereinafter are referred to as the "Mergers"); and

         WHEREAS, Eagle, SCFC and Southern Crescent Bank intend that the Mergers described herein qualify for federal income tax purposes as "reorganizations" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:


                                   ARTICLE I

                                  THE MERGERS

         1.01 The Holding Company Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with applicable law, at the Effective Time (as defined in Section 1.02 below) SCFC shall be merged with and into Eagle and the separate existence of SCFC shall thereupon cease. Eagle shall be the surviving corporation in the Holding Company Merger (hereinafter sometimes referred to as the "Surviving Corporation").

         1.02 Effective Time of the Holding Company Merger. The Holding Company Merger shall become effective at the time (the "Effective Time") specified in the Certificate of Merger to be issued by the Secretary of State of the State of Georgia to effect the Holding Company Merger. Eagle and SCFC





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

shall file a Certificate or Articles of Merger with the Secretary of State of the State of Georgia simultaneously with or as soon as possible following the closing of the transactions contemplated by this Agreement.

         1.03 The Bank Merger.

                 (a) Simultaneous with the Effective Time of the Holding Company Merger and in accordance with Articles of Merger in form and substance satisfactory to Eagle and with applicable law, Southern Crescent Bank shall be merged with and into Tucker Federal and the separate existence of Southern Crescent Bank shall thereupon cease. At no time prior to the Bank Merger shall Eagle own or control Southern Crescent Bank. Tucker Federal shall be the surviving bank in the Bank Merger and shall be a wholly-owned subsidiary of Eagle. The charter and bylaws of Tucker Federal in effect immediately prior to the Bank Merger shall be the charter and bylaws of the surviving bank following such merger.

                 (b) The Board of Directors of Tucker Federal following the Bank Merger shall be the same as the Board of Directors of Tucker Federal immediately prior to the Bank Merger, provided, however, that Eagle shall (i) cause one member of the Board of Directors of Southern Crescent Bank to be elected as a director of Tucker Federal and (ii) cause Tucker Federal to establish a South Atlanta Community Advisory Board of Directors consisting of persons identified by Eagle prior to the Closing. The Community Board of Directors shall be deemed to be advisory directors to Tucker Federal.

          1.04 Execution of Stock Option Agreement. For and in consideration of Eagle's execution and delivery of this Agreement, immediately upon execution of this Agreement, and as a condition thereto, SCFC shall execute and deliver to Eagle a Stock Option Agreement in the form attached hereto as Exhibit 1.04.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

         2.01 Articles of Incorporation. The Articles of Incorporation of Eagle, as in effect immediately prior to the Holding Company Merger, shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended.

         2.02 Bylaws. The Bylaws of Eagle, as in effect immediately prior to the Holding Company Merger, shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended.

         2.03 Directors of the Surviving Corporation. The Board of Directors of the Surviving Corporation immediately after the Holding Company Merger shall be the same as the Board of Directors of Eagle immediately prior to the Holding Company Merger.

         2.04 Further Acts. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Surviving Corporation, title to and possession of any property or right of SCFC, acquired as a result of the Holding Company Merger, or (ii) otherwise to carry out the purposes of this Agreement, SCFC and Eagle and their respective officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all reasonable acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper





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

officers and directors of the Surviving Corporation are fully authorized in the name of SCFC or Eagle, or otherwise, to take any and all such action.


                                  ARTICLE III

                              CONVERSION OF SHARES

         3.01 Conversion of Shares in the Holding Company Merger. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of Eagle, Tucker Federal, SCFC or Southern Crescent Bank, or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of Common Stock, $1.00 par value per share, of Eagle (the "Eagle Stock"), and any associated rights to acquire Eagle Stock, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (b) Each share of capital stock of Tucker Federal issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (c) (i) Each share of Common Stock, $1.00 par value per share, of SCFC (the "SCFC Common Stock") issued and outstanding at the Effective Time (other than treasury stock or shares held by Eagle which shares shall be canceled) shall cease to be outstanding and shall, by virtue of the Holding Company Merger and without any action on the part of the holder thereof, be converted into and exchanged for the right to receive a number of shares of Eagle Stock equal to $19.177 divided by the Market Value (as hereinafter defined) (such number of shares of Eagle Stock, as adjusted pursuant to subparagraph (ii) below, is referred to herein as the "Exchange Ratio"). The "Market Value" per share of the Eagle Stock shall be equal to the average of the Daily Average Value (as defined below) per share of the Eagle Stock as reported on the Nasdaq National Market on each of the trading days in the thirty (30) consecutive trading days ending on the date that is five trading days prior to the Closing. The "Daily Average Value" on a trading day shall be the average of the closing bid and ask prices of the Eagle Stock as reported on the Nasdaq National Market for such day.

                 (ii) Notwithstanding the foregoing and subject to the provisions of subparagraphs (iii) and (iv) below:

                  (A) In the event the Market Value per share of the Eagle Stock is less than $14.50 per share, the Exchange Ratio shall be fixed at 1.323 shares of Eagle Stock for each share of SCFC Stock; and

                 (B) In the event the Market Value per share of the Eagle Stock is more than $16.50 per share, the Exchange Ratio shall be fixed at
         1.162 shares of Eagle Stock for each share of SCFC Stock.

                 (iii) In the event the Market Value per share of the Eagle Stock is less than $14.00, SCFC, at its option, may terminate this Agreement in accordance with Section 12.01(e).

                 (iv) In the event the Market Value per share of Eagle Stock is more than $17.50, Eagle, at its option, may terminate this Agreement in accordance with 12.01(f).

                 (d) Subject to the terms of the Bank Merger, each share of Common Stock of Southern Crescent Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, from and after the Effective Time and shall be wholly owned by the Surviving Corporation.

     3.02 Exchange of Certificates.

                 (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of SCFC Stock (each a "SCFC Certificate") shall be entitled to receive in exchange therefor upon surrender thereof to Eagle, a certificate or certificates representing the number of whole shares of Eagle Stock to which such holder is entitled pursuant to Section 3.01. Notwithstanding the other provisions of this Agreement (i) until holders of SCFC Certificates have surrendered them for exchange as provided herein, no dividends or other distributions shall be paid by Eagle with respect to any shares represented by such SCFC Certificates and no payment for shares or fractional shares shall be made, and (ii) without regard to when such SCFC Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or on any cash payments for fractional shares. Upon surrender of a SCFC Certificate, there shall be paid to the holder of such SCFC Certificate the amount of any dividends or other distributions which theretofore became payable from and after the Effective Time to the date the SCFC Certificate was surrendered for exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Eagle Stock represented by the certificate or certificates issued upon such surrender. If any certificate for shares of Eagle Stock is to be issued in a name other than that in which the SCFC Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Eagle Stock in a name other than that of the registered holder of the SCFC Certificate surrendered, or shall establish to the satisfaction of Eagle that such tax has been paid or is not applicable.

                 (b) Eagle shall provide each holder of record of a SCFC Certificate or SCFC Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the SCFC Certificates shall pass, only upon actual delivery of the SCFC Certificates to Eagle). Upon surrender of SCFC Certificates to Eagle for cancellation, together with a duly executed letter of transmittal and such other documents as Eagle shall reasonably require, the holder of such SCFC Certificates shall be entitled to receive in exchange therefor one or more certificates representing that number of whole shares of Eagle Stock into which the shares of SCFC Stock theretofore represented by the SCFC Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.01, and the SCFC Certificates so surrendered shall forthwith be canceled. Notwithstanding the foregoing, no parties hereto shall be liable to a holder of shares of SCFC Stock for any shares of Eagle Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         3.03 Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Eagle Stock shall be issued in the Holding Company Merger and no Eagle Stock dividend, stock split or interest shall relate to any fractional security, and any such fractional interest shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional share, each SCFC stockholder who would otherwise have been entitled to receive a fraction of a share of Eagle Stock pursuant to this Article III shall be entitled to receive a cash payment equal to such fraction multiplied by the Market Value.

         3.04 Conversion of Stock Options and Warrants. At the Effective Time, all rights with respect to SCFC Stock pursuant to stock options, stock purchase warrants or similar rights, including rights under contracts with employees of SCFC or Southern Crescent Bank (collectively, "SCFC Options"), granted by SCFC, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Eagle Stock, and Eagle shall assume each SCFC Option, in accordance with the terms of the agreement or plan by which it is evidenced, except that from and after the Effective Time, (i) each SCFC Option assumed by Eagle may be exercised solely for shares of Eagle Stock, (ii) the number of shares of Eagle Stock subject to such SCFC Option shall be equal to the number of shares of SCFC Stock subject to such SCFC Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such SCFC Option shall be adjusted by dividing the per share exercise price under each such SCFC Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, Eagle shall not be obligated to issue any fraction of a share of Eagle Stock upon exercise of SCFC Options and any fraction of a share of Eagle Stock that otherwise would be issued upon the exercise of a converted SCFC Option shall represent the right to receive a cash payment upon exercise of such converted SCFC Option equal to the product of such fraction and the difference between the market value of one share of Eagle Stock at the time of exercise of such Option and the per share exercise price of such SCFC Option as adjusted pursuant to clause (iii) of the preceding sentence. The market value of one share of Eagle Stock at the time of exercise of a SCFC Option shall be the last sale price of such common stock on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Eagle) on the last trading day preceding the date of exercise.
Schedule 3.04 lists the names and titles of all persons holding SCFC Options, the number of shares of SCFC Common Stock issuable upon exercise of such SCFC Options and the per share exercise price of such SCFC Options.

     As soon as practicable after the Effective Time, Eagle shall deliver to the holders of each SCFC Option an appropriate notice setting forth such holder's rights pursuant to such SCFC Option following the Holding Company Merger. At or prior to the Effective Time, Eagle shall take all corporate action necessary to reserve for issuance sufficient shares of Eagle Stock for delivery upon the exercise of SCFC Options assumed by it in accordance with this Section 3.04.

     3.05 Dissenters' Rights. Notwithstanding Section 3.01, no outstanding share of SCFC Stock shall be converted into or represent a right to receive any shares of Eagle Stock (or any cash payment in lieu of fractional shares thereof) if the holder thereof has demanded and perfected his demand for payment of the fair value of such share in accordance with the applicable provisions of Article 13 of the Georgia Business Corporation Code (the "Dissenter Provisions") and has not effectively withdrawn or lost his right to such payment. All such shares of SCFC Stock shall represent only the rights granted with respect to such shares pursuant to the Dissenter Provisions. SCFC shall give prompt notice to Eagle upon receipt by SCFC of any written demands for payment of the fair value of SCFC Stock and of withdrawals of such demands and any other written communications provided in accordance with or pursuant to the Dissenter Provisions (any stockholder duly making such a demand being hereinafter called a "Dissenting Stockholder"). Eagle shall have the right to participate in all negotiations and proceedings with respect to any Dissenting Stockholder. SCFC agrees that it will not, except with the prior written consent of Eagle, make any determination of fair value or any payment with respect to, or settle or offer to settle any matter arising out of, any dissent. Each Dissenting Stockholder, if any, who becomes entitled to payment for his shares of SCFC Stock pursuant to the Dissenter Provisions shall receive payment therefor from Eagle (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenter Provisions) and such dissenting shares of SCFC Stock shall be canceled. If any holder of shares of SCFC Stock who demands payment of the fair value of his shares under the Dissenter Provisions shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, the shares of SCFC Stock of such holder shall be converted into a right to receive the consideration set forth in Section 3.01.





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



                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                       OF SCFC AND SOUTHERN CRESCENT BANK


     SCFC and Southern Crescent Bank, jointly and severally, represent and warrant to Eagle as follows:

         4.01 Organization.

                 (a) SCFC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Georgia. SCFC has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as now being conducted and to own, lease or operate its properties and assets, and is duly qualified and in good standing in each jurisdiction in which its conduct of business or ownership of property requires it to be so qualified. Such states are set forth in Schedule 4.01(a).

                 (b) The copies of the Articles of Incorporation and Bylaws of SCFC and Southern Crescent Bank attached in Schedule 4.01(b) are the complete, true and correct Articles of Incorporation and Bylaws of SCFC and Southern Crescent Bank in effect as of the date hereof. The minutes of directors' and stockholders' meetings and the stock books, including the current list of stockholders, of SCFC and Southern Crescent Bank previously delivered or made available to Eagle are the complete, true and correct records of directors' and stockholders' meetings and stock issuances through and including the date hereof and reflect all transactions and other matters required to be reflected in such records, as well as such other matters customarily contained in records of such type.

                 (c) The names and titles of the current officers and directors of SCFC and Southern Crescent Bank are listed in Schedule 4.01(c).

         4.02 Power and Authority of SCFC and Southern Crescent Bank. Each of SCFC and Southern Crescent Bank has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of SCFC and Southern Crescent Bank (subject to receipt of appropriate approval by the stockholders of SCFC). This Agreement has been duly and validly executed and delivered by SCFC and Southern Crescent Bank and, subject to the SCFC stockholder approval, constitutes SCFC's and Southern Crescent Bank's legal, valid and binding obligation, enforceable in accordance with its terms.

         4.03 Capitalization.

                 (a) The authorized capital stock of SCFC consists of (i) 10,000,000 shares of SCFC Stock, of which 838,162 shares are issued and outstanding (after giving effect to the stock split payable in the form of a stock dividend declared by SCFC on May 23, 1996 and paid on June 30, 1996 (the "Stock Dividend")), 184,306 shares are reserved for issuance upon the exercise of outstanding SCFC Options (after giving effect to the Stock Dividend) and no shares are held as treasury shares as of the date of this Agreement, and (ii) 10,000,000 shares of serial preferred stock, $1.00 par value per share, none of which are issued and outstanding or reserved for issuance. All of such issued and outstanding shares of capital stock of SCFC are validly issued, fully paid and nonassessable. Other than as set forth above or in Schedule 4.03(a), no shares of capital stock of SCFC are issued and outstanding or reserved for issuance

(whether pursuant to the exercise of SCFC Options or otherwise). A complete and accurate list of all SCFC Options is set forth in Schedule 3.04, including the number of shares of SCFC Stock underlying each of the SCFC Options, the exercise price of each such option, the name of the holder of each such option and the expiration date of such option. A copy of the warrant or option agreement governing the terms of each SCFC Option is attached to Schedule 3.04. All issuances and transfers or purchases of the capital stock of SCFC have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon have been paid. None of the outstanding capital stock of SCFC has been issued in violation of any preemptive rights of current or past stockholders of SCFC.

                 (b) Except as set forth in Schedule 4.03(b) hereto, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating SCFC or any Subsidiary (as hereinafter defined) of SCFC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of SCFC or obligating SCFC or any Subsidiary of SCFC to grant, extend or enter into any such agreement or commitment. Except as set forth in Schedule 4.03(b), there are no voting trusts, proxies or other agreements or understandings to which SCFC or any Subsidiary of SCFC is a party or is bound with respect to the voting of any shares of capital stock of SCFC.

         4.04 Subsidiaries. SCFC has no direct or indirect Subsidiaries other than Southern Crescent Bank. Southern Crescent Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Southern Crescent Bank is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Except as set forth in Schedule 4.04, all of the outstanding shares of capital stock of Southern Crescent Bank are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by SCFC free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of Southern Crescent Bank, including any right of conversion or exchange under any outstanding security, instrument or agreement. As used in this Agreement, the term "Subsidiary" shall mean Southern Crescent Bank and any other corporation, partnership, joint venture or other entity of which SCFC, directly or indirectly, controls or which SCFC (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, more than 5% of the capital stock or other voting interests.

         4.05 Registration Statement. Neither the Registration Statement (as hereinafter defined) nor the Eagle Proxy Statement (as hereinafter defined) will, as of the applicable effective date of the Registration Statement and any amendment thereto and as of the applicable filing and mailing dates of the Proxy Statement/Prospectus (as hereinafter defined) and the Eagle Proxy Statement and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions with respect to Eagle or its subsidiaries. No representations, warranties, assurances or statements by SCFC or Southern Crescent Bank in this Agreement and no statement contained in any document (including the Financial Statements and the Schedules), certificates or other writings furnished or to be furnished by SCFC or Southern Crescent Bank (or caused to be furnished by SCFC or Southern Crescent Bank) to Eagle or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. The Registration Statement on Form S-4, including the Proxy Statement/Prospectus set forth therein, to be filed by Eagle with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of the Eagle Stock to be issued in the Holding Company Merger, as amended at the time it becomes effective and as thereafter amended, is referred to herein as the "Registration Statement." The Proxy Statement/Prospectus in the form included in the Registration Statement at the time it becomes effective and at the time it is delivered to the stockholders of SCFC is referred to herein as the "Proxy Statement/Prospectus." The Proxy Statement on Schedule 14A, including the related notice of meeting, to be filed by Eagle with the Commission and delivered to the Eagle stockholders in connection with the approval by such stockholders of this Agreement and the transactions contemplated hereby, at the time it is delivered to the Eagle stockholders, is referred to herein as the "Eagle Proxy Statement."

         4.06 Financial Statements.

                 (a) SCFC has filed and made available to Eagle all forms, reports, and documents filed by SCFC with the Commission since December 31, 1993 (collectively the "SCFC SEC Reports"). The SCFC SEC Reports (i) at the time filed, complied with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SCFC SEC Reports or necessary in order to make the statements in such SCFC SEC Reports, in light of the circumstances under which they were made, not misleading.

                 (b) SCFC has supplied to Eagle the audited consolidated balance sheets of SCFC as of December 31, 1993, 1994 and 1995, the related audited consolidated statements of income, retained earnings, and cash flows for the each of the five years in the period ended December 31, 1995, and the related notes thereto (the "Audited Financial Statements") and the unaudited consolidated balance sheets of SCFC as of June 30, 1995 and 1996, the related unaudited consolidated statements of income, retained earnings, and cash flows for the three and six months ended June 30, 1995 and 1996 (the "Interim Financial Statements") (such Audited Financial Statements and Interim Financial Statements, together with any unaudited interim financial statements that hereafter are included or incorporated by reference in the Registration Statement hereinafter are referred to as the "Financial Statements"). The Financial Statements are true, correct and complete and present fairly the financial position of SCFC and the results of its operations as of the respective dates and for the respective periods covered by the Financial Statements. The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, and the Interim Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP for interim statements on a basis consistent with prior periods. All adjustments, consisting of normal, recurring accruals necessary for a fair presentation, have been or will be, as the case may be, made in the Financial Statements. The audited consolidated balance sheet as of December 31, 1995 included in the Audited Financial Statements is referred to herein as the "Audited Balance Sheet."

                 (c) Neither SCFC nor any Subsidiary of SCFC has sustained, directly or indirectly, since the date of the Audited Balance Sheet, any material loss or interference with its business from fire, explosion, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or arbitrators' or court or governmental or regulatory action, order or decree, otherwise than as set forth in Schedule 4.06(c). Except as set forth in Schedule 4.06(c), since the respective dates as of which information is given in the Audited Financial Statements, there has not been any change in the capital stock or long-term debt of SCFC or its Subsidiaries, or any Material Adverse Change, or, to the knowledge of SCFC or Southern Crescent Bank, any development that will result in a Material Adverse Change, in or affecting the general affairs, management, financial position, stockholders' equity, loan loss reserves, assets or results of operations of SCFC or its Subsidiaries, otherwise than as set forth in
Schedule 4.06(c) whether or not arising in the ordinary course of business. Except as described in Schedule 4.06(c), Southern Crescent Bank's allowances for possible loan losses at December 31, 1995 and the date of the most recent Interim Financial Statements, were or will be, as of the respective dates thereof adequate to provide for all anticipated losses, net of recoveries related to loans previously charged-off, on loans outstanding as of the respective dates thereof, and there has not been any change in the loan loss reserve or any Material Adverse Change in the collectibility of the loan portfolio of Southern Crescent Bank since December 31, 1995, except as otherwise disclosed in Schedule 4.06(c), and the allowance for possible loan losses maintained by Southern Crescent Bank is adequate in all material respects in light of anticipated loan charge- offs. Since the respective dates as of which information is given in the Financial Statements, neither SCFC nor any Subsidiary of SCFC has incurred or undertaken any liability or obligation, direct, indirect or contingent, not disclosed in Schedule 4.06(c) which is material to the business or condition (financial or other) of SCFC or its Subsidiaries; and, except as disclosed in Schedule 4.06(c), SCFC has not declared or paid any dividend on its capital stock.

         4.07 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the Audited Balance Sheet or as shown in
Schedule 4.07, neither SCFC nor any Subsidiary of SCFC has any material liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise. Since December 31, 1995, neither SCFC nor any Subsidiary of SCFC has incurred any liability or obligation whatsoever, except for liabilities and obligations incurred by SCFC in the ordinary course of its business consistent with past practice or as described in Schedule 4.07.

         4.08 No Violation of Law.

                 (a) Except as described on Schedule 4.08, neither SCFC nor any Subsidiary of SCFC is, has been and will be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on any of them, or relating to their property or business or their advertising, sales or pricing practices (including, without limitation, any banking laws or regulations, antitrust laws or regulations, and the statutes, rules and regulations commonly referred to as the Environmental Protection Act, the Americans With Disabilities Act, and the statutes and regulations of any state or other jurisdiction in which SCFC or any of its Subsidiaries does business), nor will SCFC or any of its Subsidiaries hereafter suffer or incur any loss, liability, penalty or expense (including, without limitation, attorneys' fees) by virtue of any such violation.

                 (b) Each of SCFC and Southern Crescent Bank has in effect all Permits (as hereinafter defined) necessary for it to carry on its business as now conducted, except for those Permits the absence of which will not have a material adverse effect on SCFC, and there has occurred no violation or default under any such Permit, other than violation or defaults which will not have a material adverse effect on SCFC. Except as disclosed in Schedule 4.08 hereto, neither SCFC nor Southern Crescent Bank has received any notification or communication from any agency or department of federal, state, or local government, agency or court or the staff thereof (i) asserting that SCFC or Southern Crescent Bank is not in compliance with any of the laws, codes, ordinances, regulations, orders, judgements, decrees or other requirements which such governmental authority, agency or court enforces, (ii) threatening to revoke any Permits or (iii) requiring SCFC or Southern Crescent Bank to enter into or consent to the issuance of a cease and desist order, formal agreement, settlement, directive, commitment, or memorandum of understanding, or to adopt any Board of Director resolution or similar undertaking which restricts





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materially the conduct of its business, or relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any person or entity is a party or that is or may be binding upon or inure to the benefit of any person or entity or its securities, assets, properties, rights, obligations or business.

         4.09 Property.

                 (a) Schedule 4.09(a) sets forth a complete and accurate list and description of all the real and personal property that SCFC or any of its Subsidiaries owns or leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease. Attached to Schedule 4.09(a) are true, correct and complete copies of, with respect to each parcel of real property listed or described in Schedule 4.09(a), the deed evidencing SCFC's or its Subsidiary's ownership of such property, each mortgage or other encumbrance thereon reflected in a written instrument, each instrument (if any) evidencing a grant by or to SCFC or any Subsidiary of an option to purchase or lease such property, each lease and leasehold mortgage (if any) with respect to such property, and any title policies or commitments and surveys with respect to such property.

                 (b) SCFC and each of its Subsidiaries (i) has good and marketable fee simple title to all of its real property and has good and valid title to all the personal and mixed, tangible and intangible properties and assets which it purports to own, including all the real and personal properties and assets reflected, but not shown as leased or encumbered, in the Audited Balance Sheet and in the most recent balance sheet included in the Interim Financial Statements; and (ii) except for Permitted Liens (as defined below), owns such real and personal property free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements. "Permitted Liens" shall mean (x) the security interests, easements or other encumbrances described in Schedule 4.09(b)(1) and (y) liens for taxes not yet due and payable. All properties and assets of SCFC and each of its Subsidiaries are in the possession of SCFC or its Subsidiaries, as the case may be, or, in the case of deposit accounts in other banks and participations, are held for the account of SCFC or its Subsidiaries. Schedule 4.09(b)(2) sets forth a general description and the location of any personal property (including all improvements on any real property owned by SCFC or any Subsidiary) and leasehold improvements which are not located on the premises of the principal business operations of SCFC or its Subsidiaries.

                 (c) Except for Permitted Liens and other matters set forth in
Schedule 4.09(c), no real property owned or leased by SCFC or any Subsidiary is subject to (i) any governmental decree or order (or threatened or proposed order known to SCFC) to be sold or taken by public authority; or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record.

                 (d) The facilities, structures and equipment owned or leased by SCFC or any Subsidiary are structurally sound with no known material defects, are in good and safe operating condition and repair and are adequate for the uses to which they are being put.

                 (e) The rights, properties and other assets presently owned, leased or licensed by SCFC or any Subsidiary and described in Schedule 4.09(a) include all rights, properties and other assets necessary to permit SCFC or its Subsidiaries, as the case may be, to conduct its business in the same manner as its business has been heretofore conducted, without any need for replacement, refurbishment or extraordinary repair.





                                      A-11
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         4.10 Leases. Schedule 4.10 contains a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements pursuant to which SCFC or any Subsidiary leases real or personal property from others and all of such leases are valid and subsisting and enforceable in accordance with their terms. Schedule 4.10 specifies which of such leases, if any, are capital leases. All leases that are required to be capitalized by GAAP have been so accounted for in the Financial Statements. SCFC has made available to Eagle a true, correct and complete copy of each of the items listed in
Schedule 4.10.

         4.11 Indebtedness. Schedule 4.11 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of SCFC and each of its Subsidiaries (other than deposit liabilities of Southern Crescent Bank), as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by SCFC or any Subsidiary. SCFC has made available to Eagle a true, correct and complete copy of each of the items listed in Schedule 4.11.

         4.12 Intellectual Property. Schedule 4.12 sets forth a complete and accurate list and description of (i) all patents trademarks, service marks, trademark and service mark registrations, trademark and service mark registration applications, label filings, copyrights, inventions, patents and patent applications owned or used by SCFC or any of its Subsidiaries and all agreements with respect thereto, and the jurisdiction in or by which such trademarks, service marks, trademark and service mark registrations, trademark and service mark registration applications, label filings, copyrights, patents and patent applications have been registered, filed or issued; (ii) all trade names owned or used by SCFC or any of its Subsidiaries, and, in the case of each trade name, the jurisdiction in which such trade name has been registered or filed; and (iii) all contracts, agreements or understandings relating to any of the items listed in clauses (i) and (ii) above that are owned or used by SCFC or its Subsidiaries, as the case may be, including without limitation, contracts with respect to the use of the name "Southern Crescent Bank." Except as described in Schedule 4.12, SCFC is the sole and exclusive owner and has the sole and exclusive right to use the intellectual property set forth in Schedule
4.12. Except as set forth in Schedule 4.12, there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements pertaining to any of the intellectual property set forth in Schedule 4.12 which will remain in effect at Closing. SCFC and its Subsidiaries, or any of them, have not heretofore infringed upon, are not now infringing upon, and the continuation of their business as presently conducted will not infringe upon, any patent, service mark, trade name, trademark, copyright, trade secret, or other intellectual property belonging to any other person or entity and SCFC and its Subsidiaries, or any of them, have not agreed to indemnify any person for or against any infringement of or by the intellectual property set forth in
Schedule 4.12. SCFC does not know of any person infringing upon any of SCFC's or its Subsidiaries' patents, service marks, trademarks, copyrights, trade secrets, or other intellectual property. SCFC has made available to Eagle true, correct and complete copies of each trademark and service mark registration or application therefor, patent or patent application or other item listed in
Schedule 4.12 and each assignment or license with respect to any thereof.

         4.13 Litigation. Schedule 4.13 sets forth all litigation, claims, suits, actions, investigations, indictments or informations, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings) pending or threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, against SCFC or any of its Subsidiaries or involving any of its or their property or business. Schedule
4.13 also indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights. Further, except as set forth in Schedule 4.13, there are no judgments, orders, writs, injunctions,





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

decrees, indictments or informations, grand jury subpoenas or civil investigative demands, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) against or relating to SCFC or any of its Subsidiaries or involving any of its or their property or business. SCFC has made available to Eagle true, correct and complete copies of pleadings, briefs and other documents filed in each pending litigation, claim, suit, action, investigation, indictment or information, proceeding, arbitration, grievance or other procedure listed in
Schedule 4.13, and the judgments, orders, writs, injunctions, decrees, indictments and informations, grand jury subpoenas and civil investigative demands, plea agreements, stipulations and awards listed in said Schedule.

         4.14 Employees. Schedule 4.14 sets forth the names, title and current compensation (broken down by category, e.g., salary, bonus, commission) of all employees of SCFC and each of its Subsidiaries, together with the date and amount of the last increase in compensation for each such person. To the knowledge of SCFC, no employee intends to terminate his or her employment relationship with SCFC or any of its Subsidiaries as a result of the transactions contemplated herein or otherwise. Except as set forth in Schedule 4.14, neither SCFC nor any of its Subsidiaries is a party to any employment or other contracts with any of its employees. SCFC has furnished to Eagle complete and accurate copies of each of the agreements listed or referred to on Schedule 4.14.

         4.15 Employee Benefits.

                 (a) All Employee Benefit Plans and Arrangements.

                          (1) List and Description of Plans and Arrangements.
Schedule 4.15(a)(1) sets forth a complete and accurate list and description of all plans, agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) (i) which relate to employee benefits; (ii) which pertain to present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of SCFC or any of its Subsidiaries or their predecessors in interest; and (iii) which are currently or expected to be adopted, maintained by, sponsored by, or contributed to by SCFC or any of its Subsidiaries, any of their predecessors in interest or any employer which, under Section 414 of the Code, would constitute a single employer with SCFC (a "SCFC Affiliate") or as to which SCFC or any of its Subsidiaries or any of their predecessors in interest has any ongoing liability or obligation whatsoever (collectively, "Employee Benefit Plans"), including, but not limited to, all: (A) employee benefit plans as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (B) all other deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, welfare or vacation, or other nonqualified benefit plans or arrangements; and (C) trusts, group annuity contracts, insurance policies or other funding media for the plans and arrangements described hereinabove.

                          (2) Compliance with ERISA and the Code. Except as set
forth in Schedule 4.15(a)(2), SCFC and each of its Subsidiaries, their predecessors in interest and all SCFC Affiliates have complied with all of their respective obligations with respect to all Employee Benefit Plans (including, but not limited to, (i) filing or distributing all reports or notices required by ERISA or the Code and (ii) complying with all requirements of Part 6 of ERISA and Code Section 4980B) and have maintained the Employee Benefit Plans in compliance with all applicable laws and regulations (including but not limited to ERISA and the Code). Each eligible Employee Benefit Plan has received a favorable determination letter from the Internal Revenue Service, and the Internal Revenue Service has not threatened or taken any action to revoke any favorable determination letter issued with respect to any such Employee Benefit Plan. No amendment to any Employee Benefit Plan or related trust has been adopted since receipt of the most





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

recent determination letter issued with respect to the Employee Benefit Plan or related trust which would cause disqualification of the Employee Benefit Plan or related trust.

                          (3) Copies of Documents Provided to Eagle. SCFC has
made available to Eagle true, correct and complete copies of all documents relating to the Employee Benefit Plans , including, but not limited to: (i) all plan texts, amendments, trust instruments and other agreements adopted or entered into in connection with each of the Employee Benefit Plans; (ii) all insurance and annuity contracts related to any Employee Benefit Plan; (iii) the notices and election forms used to notify employees and their dependents of their continuation coverage rights under SCFC's and each of its Subsidiaries' group health plans (under Code Section 4980B(f) and ERISA Section 606), if applicable; and (iv) the most recently available Form 5500 annual reports, certified financial statements, actuarial reports, summary plan descriptions and favorable determination letters, if applicable, for Employee Benefit Plans. Since the date such documents were supplied to Eagle, no plan amendments have been adopted, no changes to the documents have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date (as hereinafter defined).

                          (4) Agreements to Create, Continue or Terminate
Plans. Neither SCFC, any Subsidiaries, their predecessors in interest nor any SCFC Affiliate has any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional Employee Benefit Plan or to continue or terminate any existing Employee Benefit Plan or to amend any existing Employee Benefit Plan.

                          (5) Agency Review, Taxes and Fiduciary Liability.
SCFC and its Subsidiaries or any of them, have not received notice, whether written or oral, and have no knowledge, that any of the Employee Benefit Plans is currently under investigation, audit or review by the Department of Labor, the Internal Revenue Service or any other federal or state agency or is liable for any federal, state, local or foreign taxes. There is no transaction in connection with which SCFC, any Subsidiary, any SCFC Affiliate or, to the knowledge of SCFC or its Subsidiaries, any fiduciary of any of the Employee Benefit Plans could be subject to either a civil penalty assessed pursuant to ERISA Section 502, a tax imposed by Code Section 4975 or liability for a breach of fiduciary responsibility under ERISA.

                          (6) Claims Against Plans and Fiduciaries. Other than
routine claims for benefits payable to participants or beneficiaries in accordance with the terms of the Employee Benefit Plans, there are no claims, pending or threatened or, to the knowledge of SCFC or any Subsidiary, contemplated by any participant or beneficiary against any of the Employee Benefit Plans or any fiduciary of any of the Employee Benefit Plans, and no basis for any such claim or claims exists.

                          (7) Insurance Reserves. The levels of insurance
reserves and accrued liabilities with regard to all Employee Benefit Plans (to which such reserves or liabilities do or should apply) are set forth in
Schedule 4.15(a)(7), and such levels are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

                          (8) Retiree Welfare Benefits. Neither SCFC, any
Subsidiaries, their predecessors in interest nor any SCFC Affiliate has maintained an Employee Benefit Plan providing group health, dental, vision, life insurance or other welfare benefits to employees following retirement or other separation from service, except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B.

                 (b) Defined Benefit and Multiemployer Plans. Neither SCFC, any Subsidiaries, their predecessors in interest nor any SCFC Affiliate has at any time maintained, sponsored or contributed to any "pension plan" as defined in ERISA Section 3(2) which is subject to Title IV of ERISA or contributed to any such pension plan which is a multiemployer plan as defined in ERISA Section 3(37)(A).

         4.16 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, between SCFC or any Subsidiary or any of SCFC's or its Subsidiaries' employees and any union or labor organization covering any of SCFC's or its Subsidiaries' employees and none of said employees are represented by any union or labor organization.

         4.17 Labor Disputes. SCFC and each of its Subsidiaries is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. SCFC and each of its Subsidiaries is not and has not been engaged in any unfair labor practice, and no unfair labor practice complaint against SCFC or any Subsidiary is pending before the National Labor Relations Board. Relations between management and the employees are amicable and there have not been, nor are there presently, any attempts to organize employees, nor are there plans for any such attempts.

         4.18 Bank Accounts. Schedule 4.18 sets forth a complete and accurate list of each bank or financial institution in which SCFC and each of its Subsidiaries has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

         4.19 Investments. Except as disclosed in Schedule 4.19, neither SCFC nor any Subsidiary owns any capital stock or other securities or has any other investment in any person or other entity and all such investments have been accounted for in accordance with SFAS No. 114 and No. 115.

         4.20 Environmental Requirements. Except as set forth in Schedule 4.20, neither SCFC, any Subsidiary nor any predecessor in interest to any property owned by SCFC or any of its Subsidiaries (including other real estate owned) is in violation of any federal or state law, regulation, or treaty relating to the storage, handling, transportation, treatment or disposal of hazardous substances (as defined in 42 U.S.C. Section 9601) or hazardous materials (as defined by any federal or state law or regulation) or other waste products, which violation may result in or have a material adverse effect on the financial condition, business operations or properties of SCFC or any Subsidiary, and SCFC and each of its Subsidiaries has received all material permits, licenses or other approvals as may be required of and under applicable federal and state environmental laws and regulations to conduct its respective business as described or incorporated by reference in the Proxy Statement/Prospectus. SCFC and each of its Subsidiaries is in compliance with the terms and conditions of any such permit, license or approval, and has not received any notices or claims that it is a responsible party or a potentially responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. Section 9601 et. seq. or any state superfund law except where such failure to comply with the terms and conditions of any such permit, license or approval will not have a material adverse effect on the financial condition or business operations of SCFC or any of its Subsidiaries. Except as set forth in
Schedule 4.20, SCFC and each of its Subsidiaries has complied in all material respects with applicable laws and regulations with respect to the disposal of all of its hazardous substances, hazardous materials and other waste products.

         4.21 Insurance Policies. Schedule 4.21 sets forth a complete and accurate list and description of all insurance policies and bonds in force naming SCFC, any of its Subsidiaries, or any employees thereof in their capacity as such, as an insured or beneficiary or as a loss payable payee (except in Southern Crescent Bank's capacity as lender), or for which SCFC or any of its Subsidiaries has paid or is obligated to pay all or part of the premiums. All such insurance policies and bonds are valid, enforceable and in full force and effect, and neither SCFC nor Southern Crescent Bank has received any notice of a material premium increase or a cancellation with respect to any of such insurance policies or bonds and SCFC and

Southern Crescent Bank are in compliance with all conditions contained therein. There have been no lapses (whether cured or not) in the coverage provided under the insurance policies, referenced herein and as set forth in Schedule 4.21, during the term of such policies, as extended or renewed. Neither SCFC nor Southern Crescent Bank has been refused any insurance coverage which it has sought or applied for, and SCFC has no knowledge that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable in all material respects as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each such company at all times from the date hereof to the Effective Time. There are no pending or threatened claims against SCFC's or Southern Crescent Bank's director's and officer's liability insurance policy. SCFC has made available to Eagle true, correct and complete copies of each of the policies listed in Schedule 4.21.

         4.22 Contracts and Commitments. Except as set forth in Schedules 4.10 (Leases), 4.11 (Indebtedness), 4.14 (Employees), 4.15 (Employee Benefits), 4.16 (Collective Bargaining), 4.21 (Insurance Policies), 4.38 (Related Party Transactions) and 4.22:

                 (a) Neither SCFC nor any of its Subsidiaries has any agreement or contract that is material to its business, operations or prospects;

                 (b) No contracts or commitments of SCFC or any of its Subsidiaries continue for a period of more than six (6) months from the date hereof or require payments (other than loan agreements pursuant to which Southern Crescent Bank is the lender and which were entered into in the ordinary course of business);

                 (c) Neither SCFC nor any of its Subsidiaries has any outstanding contract, written or oral, with any officer, employee, agent, consultant, advisor, salesman, manufacturer's representative, distributor, dealer, subcontractor, or broker that is not cancelable by SCFC or its Subsidiaries, on notice of not longer than thirty (30) days and without liability, penalty or premium of any kind, except liabilities which arise as a matter of law upon termination of employment, or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

                 (d) Except for negotiable instruments in the process of collection, neither SCFC nor any of its Subsidiaries has any power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor in respect of the contract or commitment of any other person, corporation, partnership, joint venture, association, organization or other entity;

                 (e) There are no contracts or agreements with any director, officer or stockholder of SCFC or any of its Subsidiaries, or with any person related to any such person or with any company or other organization in which any director, officer, or stockholder of SCFC or any of its Subsidiaries, or anyone related to any such person, has a direct or indirect financial interest;

                 (f) Except as restricted by federal and state banking laws, neither SCFC nor any of its Subsidiaries is subject to any contract or agreement containing covenants limiting the freedom of SCFC or its Subsidiaries to compete in any line of business in any geographic area or requiring SCFC or its Subsidiaries to share any profits other than loan participation agreements entered into in the ordinary course of business;

                 (g) There is no contract, agreement or other arrangement entitling any person or other entity to any profits, revenues or cash flows of SCFC or any of its Subsidiaries or requiring any payments or other distributions based on such profits, revenues or cash flows;

                 (h) Neither SCFC nor any of its Subsidiaries is a party to or bound by any presently existing contract, agreement or other arrangement that has had or may in the future have a material adverse effect upon their respective business, earnings or financial condition; and

                 (i) SCFC has made available to Eagle true, correct and complete copies of each of the agreements listed in Schedule 4.22.

         4.23 No Conflict. The execution and delivery of this Agreement by SCFC and Southern Crescent Bank, the consummation of the transactions contemplated herein by SCFC and Southern Crescent Bank, and the performance of the covenants and agreements of SCFC and Southern Crescent Bank, subject to fulfillment of the conditions set forth in Section 9.05 hereof, will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any charter document or bylaw of SCFC or Southern Crescent Bank; or (ii) except as set forth in Schedule 4.23, violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which SCFC or any of its Subsidiaries is a party or by which SCFC or any of its Subsidiaries or its properties may be bound; or (iii) violate any provision of law, statute, regulation, court order or ruling of any governmental authority, to which SCFC or any of its Subsidiaries is a party or by which it or its properties may be bound, or (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of SCFC or any of its Subsidiaries.

         4.24 Agreements in Full Force and Effect. Except as expressly set forth in Schedule 4.24, all contracts, agreements, plans, leases, policies and licenses to which SCFC or any of its Subsidiaries is a party and described in the Proxy Statement/Prospectus and/or referred to, or required to be referred to, in any Schedule delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms. Neither SCFC nor any of its Subsidiaries has knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by SCFC or any of its Subsidiaries or to the knowledge of SCFC any other party thereto.

         4.25 Required Consents and Approvals. Other than the approval of the Holding Company Merger by SCFC's stockholders and by Georgia state and federal bank regulatory authorities, no consent or approval is required by virtue of the execution hereof by SCFC or Southern Crescent Bank or the consummation of any of the transactions contemplated herein by SCFC or Southern Crescent Bank to avoid the violation or breach of, or the default under, or the creation of a lien on assets of SCFC or any of its Subsidiaries pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which SCFC or any of its Subsidiaries is a party or to which it or any of its property or any of its outstanding capital stock is subject.

         4.26 Absence of Certain Changes and Events. Except as set forth in
Schedule 4.26, since December 31, 1995, SCFC and each of its Subsidiaries has conducted its businesses only in the ordinary course, and has not:

                 (a) suffered any damage or destruction adversely affecting its properties or business;

                 (b) made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to its capital stock, or any direct or indirect redemption, purchase or other acquisition of such stock, or otherwise made any payment of cash or any transfer of other assets;

                 (c) suffered any Material Adverse Change in its working capital, assets, liabilities, financial condition or business prospects;

                 (d) suffered any Material Adverse Change in the collectibility of its loan portfolio;

                 (e) except for customary increases based on term of service or regular promotion of non-officer employees, increased (or announced any increase in) the compensation payable or to become payable to any employee, or increased (or announced any increase in) any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees, or entered into or amended any employment, consulting, severance or similar agreement;

                 (f) incurred, assumed or guaranteed any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

                 (g) paid, discharged, satisfied or renewed any claim, liability or obligation other than payment in the ordinary course of business and consistent with past practice;

                 (h) permitted any of its assets to be subjected to any mortgage, lien, security interest, restriction, charge or other encumbrance of any kind except for Permitted Liens;

                 (i)      waived any material claims or rights;

                 (j) sold, transferred or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practice;

                 (k) made any capital expenditure or investment which individually or in the aggregate exceeds $10,000;

                 (l) made any change in any method, practice or principle of financial or tax accounting;

                 (m) managed working capital components, including cash, loans, deposits and other current liabilities in a fashion inconsistent with past practice, including failing to make all budgeted and other normal capital expenditures, repairs, improvements and dispositions;

                 (n) paid, loaned, advanced, sold, transferred or leased any asset to any employee, except for normal compensation involving salary and benefits;

                 (o) issued or sold any of its capital stock or issued or agreed to issue any warrant, option or other right to purchase shares of its capital stock, or any security convertible into its capital stock;

                 (p) entered into any material commitment or transaction, other than in the ordinary course of business consistent with past practice, affecting its operations;

                 (q) received any notice that any of Southern Crescent Bank's substantial customers has terminated or intends to terminate its deposit or lending relationship with Southern Crescent Bank;

                 (r) failed to operate its business in the ordinary course consistent with past practice;

                 (s) except in the ordinary course of business, made or permitted any amendment or termination of any material contract, agreement or license to which it is a party;

                 (t) increased the compensation of any employee of SCFC or Southern Crescent Bank or hired any new employees; or

                 (u) agreed in writing, or otherwise, to take any action described in this Section.

         4.27    Tax Matters.

                 (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

                 (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, PBGC premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which SCFC or any of its Subsidiaries is required to pay, withhold or collect.

                 (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                 (b) Returns Filed and Taxes Paid. Except as otherwise disclosed in Schedule 4.27(b): (i) all Returns required to be filed by or on behalf of SCFC have been duly filed on a timely basis, or extensions of time for the filing of such returns have been obtained and have not expired, and all Returns filed are true, complete and correct; (ii) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by SCFC or any of its Subsidiaries with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement; (iii) SCFC and each of its Subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; and (iv) there are no liens on any of the assets of SCFC or any of its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable.

                 (c) Tax Deficiencies; Audits; Statutes of Limitations. Except as otherwise disclosed in Schedule 4.27(c): (i) the Returns of SCFC and each of its Subsidiaries have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally); (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of SCFC or any of its Subsidiaries and neither SCFC nor any of its Subsidiaries has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it; (iii) neither SCFC nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against SCFC or any of its Subsidiaries or any of their assets;
(iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of SCFC or any of its Subsidiaries, and (v) SCFC and each of its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a "substantial understatement of income tax" within the meaning of Section 6662 of the Code.

                 (d) Tax Sharing Agreements. Except as otherwise disclosed in
Schedule 4.27(d), neither SCFC nor any of its Subsidiaries is (or have they ever been) a party to any tax sharing agreement.

         4.28 Regulatory Matters.

                 (a) Except as described in Schedule 4.28(a), SCFC and each of its Subsidiaries is in compliance (i) with applicable banking laws and regulations, including, without limitation, the Community Reinvestment Act and laws and regulations relating to fair lending practices, truth in lending, truth in savings and currency reporting and (ii) with all directives of and agreements with the Federal Reserve System, the Federal Deposit Insurance Corporation (the "FDIC") and the Georgia Department of Banking and Finance (the "DBF"). The depository accounts of Southern Crescent Bank are insured by the FDIC to the maximum extent allowed by the Federal Deposit Insurance Act, as amended.

                 (b) Except as described in the Schedule 4.28(b), neither SCFC nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, the Federal Reserve Board, the FDIC, the DBF or any other state or federal regulatory agency which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has SCFC or any of its Subsidiaries been advised by any regulatory agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

         4.29 Corrupt Practices. Neither SCFC, any of its Subsidiaries nor any director, officer, agent or employee of SCFC or any of its Subsidiaries or other person associated with or acting on behalf of SCFC or any of its Subsidiaries has, directly or indirectly, (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activities; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) made any payment of funds of SCFC or any of its Subsidiaries prohibited by law or set aside any such funds to be used for any payment prohibited by law.

         4.30 Reserved.

         4.31 Reserved.

         4.32 Indemnification Obligations. There is no provision, agreement or other arrangement pursuant to which SCFC or any of its Subsidiaries is obligated or may become obligated, or is permitted, to indemnify or reimburse any person or entity against any liability or expense incurred by such person or entity other than pursuant to applicable law or as allowed by charter documents and Bylaws of SCFC and Southern Crescent Bank in the forms attached as Schedule 4.01(b) hereto.

         4.33 Special Tax Matters of SCFC.

                 (a) SCFC is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and Section 368(a)(2)(F)(iv) of the Code, nor is it under the jurisdiction of a court in a "Title 11 or similar case" within the meaning of the Section 368(a)(3)(A) and Section 368(a)(3)(D) of the Code.

                 (b) At the Effective Time of the Holding Company Merger, the fair market value of the assets of SCFC will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the transferred assets are subject.

                 (c) The fair market value of Eagle Stock to be received by each holder of SCFC Stock plus the cash consideration including the cash received in lieu of a fractional share of Eagle Stock will be approximately equal to the fair market value of the SCFC Stock to be surrendered in the Holding Company Merger.

                 (d) The liabilities of SCFC assumed by Eagle and the liabilities to which the transferred assets are subject were incurred by SCFC in the ordinary course of its business.

                 (e) There is no plan or intention on the part of any holder of SCFC Stock who owns 1% or more of the SCFC Stock, and to the best knowledge of SCFC management without inquiry, there is no plan or intention on the part of the remaining SCFC stockholders to sell, exchange, or otherwise dispose of a number of the shares of Eagle Stock after the Holding Company Merger that would reduce the aggregate ownership (by former holders of SCFC Stock) of Eagle Stock to a number of shares having a value, as of the Effective Time, of less than 50% of the value of all the formerly outstanding SCFC Stock as of the same date, all within the meaning of IRS Rev. Proc. 77-37.

                 (f) There is no intercorporate indebtedness existing between SCFC and Eagle that was issued, acquired, or will be settled at a discount.

                 (g) SCFC and Southern Crescent Bank will file their respective income tax returns on the basis that the Mergers qualify as "reorganizations" under Section 368(a)(1) of the Code; provided, however, that SCFC and Southern Crescent Bank will thereafter not take a return position inconsistent with the foregoing tax return positions unless such inconsistent position shall arise out of or through an audit of such returns by the Internal Revenue Service or other taxing authority.

         4.34 Brokers. Except for services provided for SCFC by Stevens & Co., all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by SCFC directly with Eagle and without intervention of any other person, either as a result of any act of SCFC or Southern Crescent Bank, or otherwise, in such manner as to give rise to any valid claim against the Surviving Corporation, SCFC or Southern Crescent Bank for a finder's fee, brokerage commission, advisory or consulting fee, or other like payment. The only agreement between SCFC and Stevens & Co. is attached hereto in Schedule 4.34.

         4.35 Derivative Contracts. Neither SCFC nor Southern Crescent Bank is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in the SCFC Financial Statements which is a financial derivative contract (including various combinations thereof).

         4.36 Reserved.

         4.37 Buy-Sell Agreement. To the knowledge of SCFC, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any stockholder of SCFC (other than in connection with the pledge of such shares), any similar agreement or any voting agreement or voting trust in respect of any such shares.

         4.38 Related Party Transactions. Schedule 4.38 sets forth a complete and accurate description of all transactions occurring since January 1, 1995, and all contemplated transactions, including without limitation loan transactions (including all loans currently outstanding whether or not originally made prior to January 1, 1995), between SCFC or Southern Crescent Bank and any director, officer or employee of SCFC or Southern Crescent Bank, or any affiliate or associate of such persons. All loans from Southern Crescent Bank to any of the directors, officers or employees of SCFC or Southern Crescent Bank, or to their affiliates or associates, are performing in all material respects in accordance with their terms and SCFC and Southern Crescent are not aware of any facts or circumstances that would cause the borrower of such loans to go into default or become past due.

         4.39 Regulatory Approval. Neither SCFC nor Southern Crescent has knowledge that Eagle would not receive regulatory approval without unreasonable delay or the imposition of material conditions in connection with the transactions contemplated by this Agreement other than such conditions as are customary in such transactions.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF EAGLE

         Eagle hereby represents and warrants to SCFC and Southern Crescent Bank as follows:

         5.01 Organization. Eagle is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Tucker Federal is a federally chartered savings and loan association duly organized, validly existing and in good standing under the laws of the United States. Each of Eagle and Tucker Federal has all requisite corporate power and authority to carry on and conduct its respective business as now being conducted and to own, lease or operate its material properties and assets. Eagle and Tucker Federal is duly qualified as a foreign corporation, and is in good standing, in each state and foreign jurisdiction where the character of its assets or the nature or conduct of its business requires it to be so qualified.

         5.02 Authorized and Outstanding Stock. The authorized capital stock of Eagle consists of (i) 10,000,000 shares of Eagle Stock, of which 4,854,000 shares are issued and outstanding, 272,000 shares are reserved for issuance upon the exercise of outstanding options to purchase Eagle Stock and 301,800 shares are held as treasury shares, and (ii) 5,000,000 shares of serial preferred stock, $1.00 par value per share, none of which are issued and outstanding. All of such issued and outstanding shares of Eagle Stock are validly issued, fully paid and nonassessable.

         5.03 Power and Authority. Eagle has the corporate right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Eagle. This Agreement has been duly and validly executed and delivered by Eagle and constitutes Eagle's legal, valid and binding obligation, enforceable in accordance with its terms.

         5.04 No Conflict. The execution and delivery of this Agreement by Eagle, the consummation of the transactions contemplated herein by Eagle, and the performance of the covenants and agreements of Eagle, subject to the fulfillment of the conditions set forth in Section 9.05 hereof, will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any Articles of Incorporation or Bylaws of Eagle; (ii) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which Eagle is a party or by which Eagle or any of its properties may be bound; or (iii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which Eagle is a party or by which Eagle or its properties may be bound.

         5.05 Registration Statement. Neither the Registration Statement (as hereinafter defined) nor the Eagle Proxy Statement will, as of the applicable effective date of the Registration Statement and any amendment thereto and as of the applicable filing and mailing dates of the Proxy Statement/Prospectus (as hereinafter defined) and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions with respect to SCFC or its Subsidiaries. No representations, warranties, assurances or statements by Eagle in this Agreement and no statement contained in any document (including the financial statements and the Schedules of Eagle), certificates or other writings furnished or to be furnished by Eagle (or caused to be furnished by Eagle) to SCFC or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         5.06 Financial Statements.

                 (a) Eagle has filed and made available to SCFC all forms, reports and documents required to be filed by Eagle with the Commission since March 31, 1994, other than registration statements on Form S-8 (collectively, the "Eagle SEC Reports"). The Eagle SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Eagle SEC Reports or necessary in order to make the statements in such Eagle SEC Reports, in light of the circumstances under which they were made, not misleading.

                 (b) Each of the financial statements of Eagle (including, in each case, any related notes) contained in the Eagle SEC Reports, including any Eagle SEC Reports filed after the date of this

Agreement until the Effective Time (collectively, the "Eagle Financial Statements"), complied as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly presented the consolidated financial position of Eagle and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                 (c) Since March 31, 1996, except as disclosed in the Eagle SEC Reports, there have been no events, changes or occurrences which have had, or will have, a material adverse effect on Eagle.

         5.07 No Material Changes. Neither Eagle nor Tucker Federal has sustained, directly or indirectly, since December 31, 1995, any material loss or interference with its business from fire, explosion, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or arbitrators' or court or governmental or regulatory action, order or decree. Except as described or contemplated in the Eagle SEC Reports, since December 31, 1995, there has not been any Material Adverse Change in the capital stock or long-term debt of Eagle, or any Material Adverse Change, or, to the knowledge of Eagle, any development that will result in a Material Adverse Change, in or affecting the general affairs, management, financial position, assets or results of operations of Eagle, whether or not arising in the ordinary course of business and except those Material Adverse Changes that have been disclosed or contemplated in an Eagle SEC Reports filed, or otherwise made available to the general public, prior to the beginning of the period used in calculating the Market Value pursuant to Section 3.01(c) hereof. Except as disclosed in the Eagle SEC Reports, neither Eagle nor Tucker Federal has incurred or undertaken any liability or obligation, direct, indirect or contingent, which would have a Material Adverse Effect on the business or condition (financial or other) of Eagle, except for liabilities or obligations incurred by Eagle or Tucker Federal in the ordinary course of business. It is expressly understood and agreed that the issuance or proposed issuance of capital stock of Eagle in connection with a business combination or acquisition transaction between Eagle or Tucker Federal and another entity or an offering of capital stock by Eagle shall not constitute a Material Adverse Change to Eagle or Tucker Federal.

         5.08 Required Consents and Approvals. Other than approval of the Agreement and the transactions contemplated thereby by applicable bank and savings and loan regulatory agencies and the stockholders of Eagle, and other than the review and approval of the Registration Statement and Eagle Proxy Statement by the Commission, no consent or approval is required by virtue of the execution hereof by Eagle or the consummation of any of the transactions contemplated herein by Eagle to avoid the violation or breach of, or the default under, or the creation of a lien on assets of Eagle pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which Eagle is a party or to which it or any of its property or any of its outstanding capital stock is subject.

         5.09 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the financial statements included in the Eagle SEC Reports, to the knowledge of Eagle neither Eagle nor any subsidiary of Eagle has any material liability or obligation, whether accrued, absolute, contingent or otherwise.

         5.10 Litigation. Other than as disclosed in the Eagle SEC Reports or in Schedule 5.10, there are no charges, suits, actions or investigations of a material nature pending or threatened against Eagle or any of its subsidiaries.

         5.11 Employee Benefits. To the knowledge of Eagle, all employee benefit plans of Eagle and each of its subsidiaries have been established in compliance with, and such plans have been operated in material compliance with, all applicable laws. Except as set forth on Schedule 5.11, neither Eagle nor any of its subsidiaries sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan other than the Eagle 401(k) plan that is intended to qualify under Section 401 of the Code, nor do any unfunded liabilities exist with respect to any employee benefit plan, past or present. To the knowledge of Eagle, no employee benefit plan, any trust created thereunder nor any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on Eagle.

         5.12 Regulatory Approval. Eagle has no knowledge that it would not receive regulatory approval without unreasonable delay or the imposition of material conditions in connection with the transactions contemplated by this Agreement other than such conditions as are customary in such transactions.


                                   ARTICLE VI

                  COVENANTS OF SCFC AND SOUTHERN CRESCENT BANK

         6.01 Pre-Closing Operations of SCFC and Southern Crescent Bank. SCFC and Southern Crescent Bank hereby covenant and agree that, except as consented to in writing by Eagle, pending the Closing, SCFC and Southern Crescent Bank will operate and conduct its business only in the ordinary course consistent with prior practices. Pursuant thereto and not in limitation of the foregoing from and after the date hereof:

                 (a) Each of SCFC and Southern Crescent Bank shall manage its working capital, including cash, loans, other current assets, deposits and other current liabilities, in a fashion consistent with past practice, and shall use its best efforts to preserve intact its present business organization, maintain its rights and franchises and preserve its relationship with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respects.

                 (b) No material contract or commitment of any kind relating to SCFC or Southern Crescent Bank (other than loans made by Southern Crescent Bank or investment securities purchased or sold, in each case in the ordinary course of business consistent with past practice and Southern Crescent Bank's loan and investment policies) shall be entered into without the prior written consent of Eagle.

                 (c) SCFC and Southern Crescent Bank shall maintain its assets in their present state of repair (ordinary wear and tear excepted) and shall use its best efforts to keep available the services of its employees.

                 (d) SCFC and Southern Crescent Bank shall not take any of the following actions after the date of this Agreement without the prior written consent of Eagle.

                 (i) Sell, transfer or otherwise dispose of any material assets other than investment securities, loans, other real estate owned and other assets acquired by Southern

                          Crescent Bank upon foreclosure, in each case sold in the ordinary course of business consistent with past practice;

                 (ii) Mortgage, pledge or subject to liens or other encumbrances or charges any assets, except by incurring Permitted Liens, liens solely securing Federal Home Loan Bank ("FHLB") advances incurred in the ordinary course of business consistent with past practice and liens or pledges solely securing government deposits made with Southern Crescent Bank in the ordinary course of business consistent with past practice;

                 (iii) Purchase or commit to purchase any capital asset having a purchase price individually or in the aggregate in excess of $10,000;

                 (iv) Purchase or sell any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person or entity or otherwise acquire direct or indirect control over any person or entity, other than in connection with (a) foreclosures in the ordinary course of business, (B) acquisitions of control by Southern Crescent Bank in its fiduciary capacity or
                          (C) the management of Southern Crescent Bank's securities portfolio in the ordinary course of business consistent with past practice and the investment policy;

                 (v) (A) Increase (or announce any increase of) any salaries, wages or employee benefits of any employee except in the ordinary course of business consistent with past practice provided that no such increase shall be in excess of 7% of the respective employee's annual compensation from Southern Crescent Bank , (B) hire, commit to hire or terminate any employee except in the ordinary course of business consistent with past practice provided that neither SCFC nor Southern Crescent Bank shall hire, commit to hire or terminate any employee whose annual compensation from SCFC and Southern Crescent Bank is or will be $25,000 or more, or (C) adopt any new employee benefit plan or make any change in any existing employee benefit plan;

                 (vi) Enter into or amend any employment contract between SCFC or Southern Crescent Bank and any person;

                 (vii)    Amend any charter document or bylaw;

                 (viii) Adjust, split, combine or reclassify any capital stock of SCFC, or issue, authorize the issuance or sell any of its capital stock (except upon the exercise of currently outstanding SCFC Options previously granted to employees or directors), redeem, purchase or otherwise acquire any shares of its capital stock, or make any other change in its issued and outstanding capital stock, or issue any warrant, option or other right to purchase shares of its capital stock or any security convertible into its capital stock, or declare any dividends or make any other distribution with respect to its capital stock;

                 (ix) Incur, assume or guarantee any obligation or liability for borrowed money (other than advances from the FHLB and repurchase agreements with North American Money Order Company, in each case in the ordinary course of business consistent with past practice and applicable policies), or exchange, refund or renew any outstanding indebtedness of SCFC or Southern Crescent Bank in such a manner as to reduce the principal amount of such indebtedness or increase the interest rate or balance outstanding;

                 (x) Cancel or forgive any indebtedness owed to SCFC or Southern Crescent Bank or modify any such indebtedness with a principal amount over $50,000 individually or in the aggregate;

                 (xi) Amend or terminate any material agreement, including without limitation any employee benefit plan or any insurance policy, in force on the date hereof;

                 (xii) Solicit or entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the shares of its capital stock or all or substantially all of its assets;

                 (xiii) Make any changes in financial or tax accounting methods, principles or practices;

                 (xiv) Do any act, omit to do any act or permit any act within its control which will cause any representation or warranty made herein to be untrue as of the Closing or prevent SCFC or Southern Crescent Bank from complying with any obligation contained in this Agreement or any obligations contained in any contract;

                 (xv) Issue substitute stock certificates to replace certificates which have been lost, misplaced, destroyed, stolen or are otherwise irretrievable, unless an adequate bond or indemnity agreement approved by Eagle has been duly executed and delivered to SCFC;

                 (xvi) Violate or amend any of its existing policies, including, without limitation, its loan policy;

                 (xvii) Make any material changes in the interest rate paid on its deposits or charged on its loans other than in response to changes in market rates generally and consistent with past practice;

                 (xviii)  Elect any new executive officers or directors; or

                 (xix) Make any material adjustments to its loan loss reserves.

         6.02 Access. From the date of this Agreement through the Closing Date, SCFC and Southern Crescent Bank shall (i) provide Eagle and its designees (officers, counsel, accountants, actuaries, and other authorized representatives) with such information as Eagle or its designees may from time to time reasonably request with respect to SCFC and Southern Crescent Bank and the transactions contemplated by this Agreement; (ii) provide Eagle and its designees access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of SCFC and Southern Crescent Bank as Eagle or its designees may from time to time reasonably request; and (iii) permit Eagle and its designees to make such inspections thereof as Eagle or its designees may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of SCFC and Southern Crescent Bank. No such investigation shall limit or modify in any way SCFC's or Southern Crescent Bank's obligations with respect to any breach of its representations, warranties, covenants or agreements contained herein.

         6.03 Interim Financial Statements. As promptly as practicable after each month and quarter subsequent to June 30, 1996 and prior to the Closing Date, SCFC will deliver to Eagle periodic financial and other reports concerning SCFC and Southern Crescent Bank in the form which it customarily prepares for its internal purposes and, if available, unaudited statements of the financial position of SCFC and Southern Crescent Bank as of the last day of each month and unaudited statements of income of SCFC and Southern Crescent Bank for the monthly period then ended, including without limitation a list of classified loans and other real estate and a list of all new loans made and certificates of deposit issued during the period.

         6.04 Meeting of Stockholders: Preparation of Supporting Documents. As soon as practicable following the execution of this Agreement, SCFC shall call a special meeting of its stockholders to be held within 45 days of the effective date of the Registration Statement for the purpose of considering and voting upon the Holding Company Merger. In addition to such actions as SCFC and Southern Crescent Bank may otherwise be required to take under this Agreement or applicable law in order to consummate the transactions contemplated by this Agreement, SCFC and Southern Crescent Bank shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as Eagle may reasonably request from time to time, before, at or after the Closing, with respect to compliance with obligations of SCFC and Southern Crescent Bank in connection with Eagle's acquisition of SCFC. Any information so furnished by SCFC and Southern Crescent Bank shall be true, current and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.05 Director Agreements. SCFC shall on the date of execution of this Agreement, or as soon thereafter as practicable but in no event later than the date of filing the Registration Statement, obtain (i) an agreement from a majority of the directors of SCFC and Southern Crescent Bank which shall provide that each director of SCFC will vote his shares of SCFC Stock in favor of this Agreement and the transactions contemplated thereby and, unless a majority of the full Board of Directors determines based upon the facts and circumstances then in existence and upon an opinion of counsel that it would be a breach of their fiduciary duties as directors to publicly support this Agreement and the transactions contemplated hereby, will publicly support this Agreement and such transactions, (ii) an agreement from each director who did not execute the agreement contemplated in (i) above that such director will not publicly oppose the agreement and the transactions contemplated thereby and will not exercise his rights under the Dissenter Provisions in connection with such transactions, and (iii) an agreement from each director of SCFC and Southern Crescent Bank and from each "affiliate" (as such term is used in Rule 145 of the Commission under the Securities Act) of SCFC and Southern Crescent Bank which shall provide that (A) such person will not make a "distribution," within the meaning of Rule 145 under the Securities Act, of the Eagle Stock that he receives in the Holding Company Merger and will hold such Eagle Stock subject to the rules and regulations of the Commission hereunder, and (B) such person will not sell or otherwise reduce his risk relative to any shares of Eagle Stock acquired in the Holding Company Merger until financial results covering at least 30 days of post Holding Company Merger combined operations have been published.

         6.06 Registration Statement and Eagle Proxy Statement.

                 (a) The Registration Statement and the Eagle Proxy Statement at the time of filing thereof with the Commission and on the date of mailing the Proxy Statement/Prospectus and the Eagle Proxy Statement to the SCFC and the Eagle stockholders, respectively, will not contain or incorporate by reference any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that this covenant shall not apply to statements or omissions made with respect to Eagle or its subsidiaries. All contracts, documents, leases, licenses, permits, arrangements or understandings relating to SCFC and Southern Crescent required to be described in the Registration Statement or the Eagle Proxy Statement or to be filed as exhibits to the Registration Statement or the Eagle Proxy Statement will be, at the time the Registration Statement and the Eagle Proxy Statement is filed, described in the Registration Statement or the Eagle Proxy Statement or filed as exhibits to the Registration Statement or the Eagle Proxy Statement, as required by the Act and the Rules and Regulations.

                 (b) Each document relating to SCFC or Southern Crescent Bank incorporated or deemed to be incorporated by reference into the Registration Statement, at the time the Registration Statement and the Eagle Proxy Statement or any amendment thereto is filed with the Commission and when the Registration Statement and the Eagle Proxy Statement and any post-effective amendment thereto is declared effective, will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the Rules and Regulations and the rules and regulations of the Commission under the Exchange Act (the "Exchange Act Rules and Regulations"), and when read together with the other information set forth therein at each time the Registration Statement and the Eagle Proxy Statement and any post-effective amendment to the Registration Statement is declared effective or is authorized by the Commission for mailing, during the time a Proxy Statement/Prospectus is required to be delivered by the Act or the Exchange Act and at the Effective Time, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                 (c) The audited and unaudited consolidated financial statements and schedules of SCFC (including the related notes) that will be included or incorporated by reference in the Registration Statement, the Proxy Statement/Prospectus and the Eagle Proxy Statement will present fairly the consolidated financial condition of SCFC as of the dates indicated and the results of its operations, changes in stockholders' equity and cash flows for the periods specified. Such financial statements, schedules and related notes will be prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The supporting schedules that will be included or incorporated by reference in the Registration Statement, the Proxy Statement/Prospectus and the Eagle Proxy Statement and the summary and selected financial data and other financial and statistical information that will be set forth or incorporated by reference in the Proxy Statement/Prospectus and the Eagle Proxy Statement will present fairly the information shown therein as of the dates indicated and will be derived from, and will be consistent with, the audited and unaudited financial statements included or incorporated by reference in the Registration Statement, the Proxy Statement/Prospectus and the Eagle Proxy Statement. The financial statements and schedules (including the related notes) of SCFC to be included or incorporated by reference in the Registration Statement, the Proxy Statement/Prospectus and the Eagle Proxy Statement will conform to the requirements of Regulation S-X of the Commission applicable thereto and will present fairly the information shown therein for the periods reflected.

         6.07 Notice of Breach or Potential Breach. SCFC shall promptly notify Eagle of any change, circumstance or event which would cause any of the representations or warranties made by SCFC and Southern Crescent Bank pursuant to this Agreement to be untrue as of the date hereof or at the Closing or which prevents SCFC or Southern Crescent Bank from complying with any of its obligations hereunder.

                                  ARTICLE VII

                               COVENANTS OF EAGLE

     Eagle hereby covenants and agrees as follows:

         7.01 Access. From the date of this Agreement through the Closing Date, Eagle and each of its subsidiaries shall (i) provide SCFC and Southern Crescent Bank and its designees (officers, counsel, accountants, actuaries, and other authorized representatives) with such information as SCFC and Southern Crescent Bank may from time to time reasonably request with respect to Eagle and its subsidiaries and the transactions contemplated by this Agreement; (ii) provide SCFC and Southern Crescent Bank and its designees access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of Eagle and its subsidiaries, as SCFC and Southern Crescent Bank or its designees may from time to time reasonably request; and (iii) permit SCFC and Southern Crescent Bank and its designees to make such inspections thereof as SCFC and Southern Crescent Bank may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Eagle or any of its subsidiaries. No such investigation shall limit or modify in any way obligations of Eagle with respect to any breach of its representations, warranties, covenants or agreements contained herein.

         7.02 Interim Financial Statements. As promptly as practicable after each regular quarterly accounting period subsequent to June 30, 1996 and prior to the Closing Date, Eagle will deliver to SCFC periodic financial reports in the form which it customarily prepares for its internal purposes and, if available, Eagle will deliver to SCFC unaudited statements of the consolidated financial position of Eagle as of the last day of each such quarterly accounting period and unaudited consolidated statements of income and cash flow of Eagle for the period then ended.

         7.03 Registration Statement.

                 (a) The Registration Statement at the time of filing thereof with the Commission, will conform in all material respects to the requirements of the Act and the Rules and Regulations and to the Exchange Act and the Exchange Act Rules and Regulations, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that this representation and warranty shall apply only to any statements or omissions made with respect to Eagle or its subsidiaries (herein referred to as "Holding Company Information").

                 (b) On the date when the Registration Statement becomes effective, when any subsequent amendment to the Registration Statement becomes effective, when any supplement to the Proxy Statement/Prospectus is filed with the Commission and at the time the Proxy Statement/Prospectus is mailed to the stockholders of SCFC, (A) the Registration Statement, the Proxy Statement/Prospectus and any amendments and supplements thereto, including the consolidated financial statements of Eagle included or incorporated by reference in the Proxy Statement/Prospectus, will conform in all material respects to the requirements of the Act, the Rules and Regulations, the Exchange Act, and the Exchange Act Rules and Regulations and (B) neither the Registration Statement nor the Proxy Statement/Prospectus or any amendment or supplement thereto, including the consolidated financial statements of Eagle included or incorporated by reference in the Proxy Statement/Prospectus, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that this representation and warranty shall apply only to Holding Company Information. All contracts, documents, leases, licenses, permits, arrangements or understandings relating to Eagle or its subsidiaries required to be described in the Registration Statement or the Proxy Statement/Prospectus or to be filed as exhibits to the Registration Statement will be, at the time the Registration Statement is filed, described in the Registration Statement or the Proxy Statement/Prospectus or filed as exhibits to the Registration Statement (including those described or filed as exhibits through incorporation by reference to documents previously filed by Eagle with the Commission), as required by the Act and the Rules and Regulations.

                 (c) Each document relating to Eagle or its subsidiaries incorporated or deemed incorporated by reference into the Proxy Statement/Prospectus or the Registration Statement, at the time the Registration Statement or any amendment thereto is filed with the Commission and when the Registration Statement and any post-effective amendment thereto is declared effective, will comply in all material respects with the requirements of the Act or the Exchange Act, as applicable, and the Rules and Regulations and the Exchange Act Rules and Regulations, and when read together with the other information relating to Eagle or its subsidiaries in the Proxy Statement/Prospectus at each time the Registration Statement and any post-effective amendment to the Registration Statement is declared effective, during the time a Proxy Statement/Prospectus is required to be delivered by the Exchange Act and at the Effective Time, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                 (d) The audited and unaudited consolidated financial statements and schedules of Eagle (including the related notes) that will be included or incorporated by reference in the Registration Statement and the Proxy Statement/Prospectus will present fairly the consolidated financial condition of Eagle as of the dates indicated and the consolidated results of its operations, changes in stockholders' equity and cash flows for the periods specified. Such financial statements, schedules and related notes will have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The supporting schedules that will be included or incorporated by reference in the Registration Statement and the Proxy Statement/Prospectus and the summary and selected financial data and other financial and statistical information that will be set forth or incorporated by reference in the Proxy Statement/Prospectus will present fairly the information shown therein as of the dates indicated and will be derived from, and will be consistent with, the audited and unaudited consolidated financial statements included or incorporated by reference in the Registration Statement and the Proxy Statement/Prospectus. The consolidated financial statements and schedules (including the related notes) of Eagle to be included or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus will conform to the requirements of Regulation S-X of the Commission applicable thereto and will present fairly the information shown therein for the periods reflected.

         7.04 Notice of Breach or Potential Breach. Eagle shall promptly notify SCFC of any change, circumstance or event which would cause any of the representations or warranties made by Eagle pursuant to this Agreement to be untrue as of the date hereof or at the Closing or which prevents Eagle from complying with any of its obligations hereunder.

          7.05 Nasdaq Listing. Eagle shall use its reasonable best efforts to cause the Eagle Stock to be issued in the Holding Company Merger to be listed for trading on Nasdaq on or before the Effective Time.

         7.06 Meeting of Eagle Stockholders. If required by applicable law, regulation or the rules of the National Association of Securities Dealers, Inc., Eagle submit this Agreement and the transactions contemplated hereby to the stockholders of Eagle for consideration and approval at a Special Meeting of Stockholders.

         7.07 Employee Benefit Matters. At the Effective Time, all employees of SCFC and its Subsidiaries shall, at Eagle's option, either (i) become employees of Eagle or Tucker Federal ("Retained Employees") or (ii) be entitled to severance benefits in accordance with Eagle's severance policy as it exists as of the date of this Agreement. All Retained Employees shall be entitled, to the extent permitted by applicable law, to participate in all benefit plans of Eagle to the same extent as similarly situated employees of Eagle and Tucker Federal. To the extent permitted by applicable law and to the extent that it will not interfere with the qualified status of an Eagle benefit plan which is intended to meet the requirements of Code Section 401(a), the period of service with SCFC and its Subsidiaries of all Retained Employees shall be recognized for vesting and eligibility purposes under Eagle's benefit plans.

         7.08 Director Agreements. Eagle shall on the date of execution of this Agreement, or as soon thereafter as practicable but in no event later than the date of filing the Registration Statement, obtain an agreement from a majority of the directors of Eagle which shall provide that each director of Eagle will vote his shares of Eagle Stock in favor of this Agreement and the transactions contemplated thereby.


         7.09 Regulatory Approval. Eagle shall use its reasonable efforts to file and pursue all regulatory approvals required in connection with this Agreement and the transactions contemplated hereby in a timely manner.

                                  ARTICLE VIII

                            COVENANTS OF THE PARTIES

         SCFC, Southern Crescent Bank and Eagle hereby covenant to and agree with one another as follows:

         8.01 Approvals of Third Parties; Satisfaction of Conditions to Closing. SCFC, Southern Crescent Bank and Eagle will use their reasonable, good faith efforts, and will cooperate with one another, to secure as soon as reasonably practicable hereafter all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, including, without limitation, all consents required by Sections 9.05, 9.06, 10.06 and 10.07 hereof. SCFC, Southern Crescent Bank and Eagle will use their reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article IX and X.

         8.02 Preparation of Registration Statement, the Proxy Statement/Prospectus and Eagle Proxy Statement. SCFC, Southern Crescent Bank and Eagle shall promptly prepare the Proxy Statement/Prospectus and the Eagle Proxy Statement and shall promptly prepare and file with the Commission the Registration Statement, in which the Proxy Statement/Prospectus will be included, and the Eagle Proxy Statement. Each of SCFC and Eagle shall use all reasonable efforts to have the Registration Statement declared effective under the Act and the Eagle Proxy Statement authorized for mailing to the Eagle Stockholders as promptly as practicable after filing thereof. Eagle shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Eagle Stock in the Holding Company Merger and SCFC shall furnish all information concerning SCFC, its Subsidiaries and the holders of SCFC Stock as may be reasonably requested in connection with any such action.

         8.03 Confidentiality. In connection with this Agreement the parties may have access to information which is nonpublic, confidential or proprietary in nature. All of such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by any party, which contain or otherwise reflect any such information is hereinafter referred to as the "Information". Each party hereby agrees as follows: (i) the Information will be kept confidential and shall not, without the prior mutual written consent of the parties, be disclosed, in any manner whatsoever, in whole or in part, and shall not be used by any party following the termination of this Agreement. Each party agrees to transmit the Information only to its respective employees and representatives who need to know the Information and who shall agree to be bound by the terms and conditions of this Agreement. In any event, each party shall be responsible for any breach of this Agreement by its respective employees or representatives; and (ii) each party agrees to keep a record of the location of the Information. If the transactions contemplated hereunder are not consummated, the Information, except for that portion of the Information which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives, will be returned to the other promptly upon request and no party shall retain any copies. That portion of the Information, and all copies thereof, which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives will be kept confidential and subject to the terms of this Agreement or destroyed; and (iii) in the event any party becomes legally compelled to disclose any of the Information, such party will provide to the other parties prompt notice so that each other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, a party will furnish only that portion of the Information which is legally required, and to the extent requested by the other party, will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information. The term "Information" does not include information which (i) was known to any party about another party prior to its disclosure, provided that such information was lawfully obtained or developed, (ii) becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, or (iii) becomes available from a source other than a party to this Agreement, if the source is not bound by a confidentiality agreement and such source lawfully obtained such information.

         8.04 Certain Modifications. Eagle, SCFC and Southern Crescent Bank shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and SCFC and Southern Crescent Bank shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Eagle, SCFC and Southern Crescent Bank also shall consult with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by SCFC and Southern Crescent Bank in connection with the transactions contemplated by this Agreement, and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither parties' representations, warranties and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.04 provided such modifications or charges are consented to in writing by the parties hereto in advance of such modification or charge.


                                   ARTICLE IX

          CONDITIONS TO OBLIGATIONS OF SCFC AND SOUTHERN CRESCENT BANK

         Each of the obligations of SCFC and Southern Crescent Bank to be performed hereunder shall be subject to the satisfaction (or waiver by SCFC and Southern Crescent Bank) at or prior to the Closing Date of each of the following conditions:

         9.01 Representations and Warranties True at Closing Date. Each of Eagle's representations and warranties contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date; Eagle shall have complied in all material respects with the covenants and agreements set forth herein to be performed or complied with by them on or before the Closing Date; and Eagle shall have delivered to SCFC and Southern Crescent Bank a certificate dated the Closing Date and signed by their duly authorized officers to all such effects, and confirming such other matters as may be reasonably requested by SCFC and Southern Crescent Bank.

         9.02 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened against SCFC, Southern Crescent Bank or Eagle before any court or governmental agency, including without limitation any suit, investigation, action or proceeding which has resulted in the restraint or prohibition of SCFC and Southern Crescent Bank, or, could in the reasonable opinion of counsel for SCFC and Southern Crescent Bank, result in the obtaining of material damages or other relief from SCFC and Southern Crescent Bank, in connection with this Agreement or the consummation of the transactions contemplated hereby.

         9.03 Opinion of Counsel to Eagle. SCFC and Southern Crescent Bank shall have received from counsel to Eagle an opinion, dated the Closing Date, in the form of Exhibit 9.03.

         9.04 Documents Satisfactory in Form and Substance. All agreements, certificates, opinions and other documents delivered by Eagle to SCFC or Southern Crescent Bank hereunder shall be in form and substance satisfactory to counsel for SCFC and Southern Crescent Bank, in the exercise of such counsel's reasonable judgment.

         9.05 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

         9.06 Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of SCFC Stock entitled to vote thereon.

         9.07 Due Diligence Review. Within 30 days from the date hereof, representatives of SCFC and Southern Crescent Bank shall have completed the due diligence review of the operations, condition (financial and other), prospects, assets and liabilities of, and other matters related to, Eagle and each of its subsidiaries and their respective businesses to the satisfaction of SCFC and Southern Crescent Bank and all material issues arising in connection with such investigation must have been resolved in all material respects to the satisfaction of SCFC and Southern Crescent Bank.

         9.08 Fairness Opinion. SCFC shall have obtained a fairness opinion satisfactory in form to SCFC from Carson Medlin concluding that the Holding Company Merger is fair from a financial point of view to the stockholders of SCFC.

         9.09 Tax Opinion. SCFC shall have received from Long, Aldridge & Norman, LLP or Arthur Andersen L.L.P., an opinion in form and substance reasonably satisfactory to Eagle and its counsel to the effect that (i) the Holding Company Merger will constitute a "reorganization" within the meaning of
Section 368 of the Code, (ii) no gain or loss will be recognized by Eagle, SCFC or Southern Crescent Bank in connection with the Holding Company Merger, (iii) no gain or loss will be recognized by the stockholders of SCFC who receive shares of Eagle Stock in the Holding Company Merger except to the extent of any cash or taxable "boot" received by such persons from Eagle, and except to the extent of any dividends received from SCFC prior to the Effective Time, (iv) the tax basis of the Eagle Stock received by such stockholders from Eagle in connection with the Holding Company Merger will be equal to the sum of the tax basis of their shares of Eagle Stock exchanged in the Holding Company Merger and the amount of gain, if any, which was recognized by the exchanging SCFC stockholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such stockholder in the Holding Company Merger, (v) the holding period of the Eagle Stock will include the holding period of the shares of SCFC Stock exchanged therefor if such shares of SCFC Stock were capital assets in the hands of the exchanging SCFC stockholder, and (vi) cash received by a SCFC stockholder in lieu of a fractional share interest of Eagle Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Eagle Stock which he would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the SCFC Stock was a capital asset in his hands as of the Effective time).


                                   ARTICLE X

                       CONDITIONS TO OBLIGATIONS OF EAGLE

         The obligations of Eagle to be performed hereunder shall be subject to the satisfaction (or waiver by Eagle) on or before the Closing Date of each of the covenants of SCFC and Southern Crescent Bank set forth herein and of each of the following conditions:

         10.01 Representations and Warranties True at Closing Date. Each of the representations and warranties of SCFC and Southern Crescent Bank contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date, and SCFC and Southern Crescent Bank shall have performed and complied in all material respects with the covenants and agreements set forth herein to be performed or complied with by SCFC or Southern Crescent Bank on or before the Closing Date; and SCFC and Southern Crescent Bank shall have delivered to Eagle a certificate signed by its President to all such effects, and confirming such other matters as may be reasonably requested by Eagle.

         10.02 No Material Change. Neither SCFC nor any of its Subsidiaries shall have suffered any Material Adverse Change since December 31, 1995 in its business, operations, prospects, management, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

         10.03 Reserved.


         10.04 Reserved.

         10.05 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened against SCFC or any of its Subsidiaries or Eagle or any of its subsidiaries before any court or governmental agency, including without limitation any suit, investigation, action or other proceeding which has resulted in the restraint or prohibition of any such party, or could result in the obtaining of material damages or other relief from any such party in connection with this Agreement or the consummation of the transactions contemplated hereby.

         10.06 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

         10.07 Other Necessary Consents. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of SCFC Stock entitled to vote thereon. SCFC and each of its Subsidiaries shall have obtained all consents and approvals necessary for it to consummate the transactions contemplated by this Agreement. With respect to each such consent or approval, Eagle shall have received written evidence, satisfactory to Eagle, that such consent or approval has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

         10.08 Opinion of Counsel to SCFC. Eagle shall have received from counsel to SCFC an opinion, dated the Closing Date, in the form of Exhibit 10.08.

         10.09 Documents Satisfactory in Form and Substance. All agreements, certificates, opinions and other documents delivered by SCFC and Southern Crescent Bank to Eagle hereunder shall be in form and substance satisfactory to counsel for Eagle, in the exercise of such counsel's reasonable judgment.

         10.10 Reserved.

         10.11 Due Diligence Review. Within 30 days after the date hereof, representatives of Eagle shall have completed the due diligence review of the operations, condition (financial and other), prospects, assets and liabilities of, and other matters related to, SCFC and each of its Subsidiaries and their respective businesses to the satisfaction of Eagle and all material issues arising in connection with such investigation must have been resolved in all material respects to the satisfaction of Eagle.

         10.12 Accountants' Letters. Eagle shall have received a letter from Grant Thornton with respect to the financial, accounting and statistical data regarding SCFC set forth in the Registration Statement dated within five days prior to the Closing Date, substantially in the form attached as Exhibit 10.12.

         10.13 Fairness Opinion. Eagle shall have obtained a fairness opinion satisfactory in form to Eagle from Morgan Keegan & Company, Inc. concluding that the purchase of SCFC is fair from a financial point of view to the stockholders of Eagle.

         10.14 Limitation on Dissenting Stockholders. All periods for notification of demands by Dissenting Stockholders pursuant to the Dissenter Provisions shall have expired. Neither SCFC, Southern Crescent Bank nor Eagle shall have received notification of demands from Dissenting Stockholders who hold an aggregate of ten percent (10%) or more of the outstanding SCFC Stock.

         10.15 Director Agreements. Each director of SCFC and each other person who would be deemed to be an "affiliate" of SCFC (as defined in Rule 145 of the Commission) shall enter into an agreement with Eagle pursuant to Section 6.05 hereof.

         10.16 Pooling of Interests. The Holding Company Merger shall qualify for the pooling of interests method of accounting under GAAP and Eagle shall have received the written opinion of Arthur Andersen LLP to that effect.

         10.17 Employment Agreements. Neither SCFC nor Southern Crescent Bank shall be a party to any employment or similar agreement with any person or persons other than with Charles M. Buckner and Jerry Stapleton, which agreements shall be terminated as of the Effective Time. Tucker Federal shall have entered into employment agreements with each of Messrs. Buckner and Stapleton, in form and substance satisfactory to Tucker Federal in its sole discretion. Notwithstanding the foregoing, it is expressly understood and agreed that all of SCFC's and Southern Crescent Bank's obligations under the Employment and Compensation Agreement dated February 20, 1995, by and between SCFC, Southern Crescent Bank and Richard Florin shall be terminated no later than October 20, 1996.

         10.18 Reserved.

         10.19 Tax Opinion. Eagle shall have received from Long, Aldridge & Norman, LLP or Arthur Andersen L.L.P., an opinion in form and substance reasonably satisfactory to Eagle and its counsel to the effect that (i) the Holding Company Merger will constitute a "reorganization" within the meaning of
Section 368 of the Code, (ii) no gain or loss will be recognized by Eagle, SCFC or Southern Crescent Bank in connection with the Holding Company Merger, (iii) no gain or loss will be recognized by the stockholders of SCFC who receive shares of Eagle Stock in the Holding Company Merger except to the extent of any taxable "boot" received by such persons from Eagle, and except to the extent of any dividends received from SCFC prior to the Effective Time, (iv) the tax basis of the Eagle Stock received by such stockholders from Eagle in connection with the Holding Company Merger will be equal to the sum of the tax basis of their shares of Eagle Stock exchanged in the Holding Company Merger and the amount of gain, if any, which was recognized by the exchanging SCFC stockholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such stockholder in the Holding Company Merger, (v) the holding period of the Eagle Stock will include the holding period of the shares of SCFC Stock exchanged therefor if such shares of SCFC Stock were capital assets in the hands of the exchanging SCFC stockholder, and
(vi) cash received by a SCFC stockholder in lieu of a fractional share interest of Eagle Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Eagle Stock which he would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the SCFC Stock was a capital asset in his hands as of the Effective time).


                                   ARTICLE XI

                                    CLOSING

         11.01 Closing Date. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the Holding Company Merger (the "Closing") shall take place within ten days following receipt of all requisite approvals and the expiration of applicable waiting periods, or as soon thereafter as practicable, at such time and place as the parties shall agree (the "Closing Date"), and the Bank Merger shall take place simultaneously therewith.


                                  ARTICLE XII

                          TERMINATION PRIOR TO CLOSING

         12.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

         (a) By the mutual written consent of Eagle, SCFC and Southern Crescent Bank;

         (b) By SCFC and Southern Crescent Bank in writing, without liability, if Eagle shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten
(10) days after SCFC and Southern Crescent Bank has notified Eagle of its intent to terminate this Agreement pursuant to this subparagraph (b);

         (c) By Eagle in writing, without liability, if SCFC and Southern Crescent Bank shall (i) fail to perform in any material respect its agreements contained herein required to be performed by either of them on or prior to the Closing Date, or (ii) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Eagle has notified SCFC or Southern Crescent Bank of its intent to terminate this Agreement pursuant to this subparagraph (c);

         (d) By either Eagle or SCFC and Southern Crescent Bank in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Eagle, SCFC or Southern Crescent Bank, which prohibits or restrains Eagle, SCFC or Southern Crescent Bank from consummating the transactions contemplated hereby, provided that Eagle, SCFC and Southern Crescent Bank shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted, and the same shall not have been lifted within thirty (30) days after entry, by any such court or governmental or regulatory agency;

         (e) By SCFC, in writing, without liability, if the Market Value per share of Eagle Stock is less than $14.00;

         (f) By Eagle, in writing, without liability, if the Market Value per share of Eagle Stock is more than $17.50; or

         (g) By Eagle or SCFC, in writing, without liability, if for any reason the Closing has not occurred by April 30, 1997 other than as a result of a breach of this Agreement by the party seeking to terminate this Agreement.

         12.02 Termination of Obligations. Termination of this Agreement pursuant to this Article XII shall terminate all obligations of the parties hereunder except the obligations under Section 8.03, Article XIII and Section 14.12; provided, however, that termination pursuant to subparagraphs (b), (c) or (g) of Section 12.01 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto.


                                  ARTICLE XIII

                                    EXPENSES

         13.01 Expenses. Eagle, SCFC and Southern Crescent Bank each agrees to pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, in the event of the termination of this Agreement by Eagle pursuant to Section 12.01(c) hereof as a result of any knowing, willful, or negligent act or omission to act by SCFC or Southern Crescent Bank or any director (acting in any capacity), officer, employee, agent or advisor of SCFC or any of its Subsidiaries, SCFC and Southern Crescent Bank shall pay all of the fees and expenses paid or payable by Eagle to third parties in connection with this Agreement and the transactions contemplated hereby. In the event of termination of this Agreement by SCFC and Southern Crescent Bank pursuant to
Section 12.01(b) hereof as a result of any knowing, willful, or negligent act or omission to act by Eagle or any director (acting in any capacity), officer, employee, agent or advisor of Eagle, Eagle shall pay all of the fees and expenses paid or payable by SCFC or Southern Crescent Bank to third parties in connection with this Agreement and the transactions contemplated hereby other than any consultants fees.


                                  ARTICLE XIV

                                 MISCELLANEOUS

         14.01 Survival. The representations and warranties of SCFC and Southern Crescent Bank contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall be extinguished by the Closing, except for the covenants and agreements of SCFC and Southern Crescent Bank set forth in Section 8.03 which shall survive without limitation as to time.

         14.02 Entire Agreement. This Agreement (including the Schedules and Exhibits) constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

         14.03 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

         14.04 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof.

         14.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         14.06 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

         14.07 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

         14.08 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, if to SCFC or Southern Crescent Bank to:

with a copy to:


if to Eagle or the Surviving Corporation to:

                 Eagle Bancshares, Inc.
                 4305 Lynburn Drive
                 Tucker, Georgia 30084-4441
                 Attention: Richard B. Inman, Jr., Secretary and Treasurer

with a copy to:

                 Walter C. Alford, Esq.
                 P.O. Box 465
                 2345 Main Street
                 Tucker, Georgia 30085-0465

     and to:

                 Long, Aldridge & Norman, LLP
                 5300 One Peachtree Center
                 303 Peachtree Street, N.E.
                 Atlanta, Georgia 30308
                 Attention: William L. Floyd

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

         14.09 Reserved.

         14.10 Governing Law. This Agreement is executed by the parties in, and shall be construed in accordance with and governed by the laws of, the State of Georgia without giving effect to the principles of conflicts of law thereof.

         14.11 Public Announcements. No public announcement shall be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of Eagle and SCFC; provided that either party may make such disclosure after consulting with each other if advised by counsel that it is legally required to do so. Eagle and SCFC will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other parties prior to making such announcements or disclosures.

         14.12 Acquisition Proposals. From and after the date of this Agreement, SCFC (including any subsidiary thereof) shall not (and shall use its best efforts to ensure that its directors, officers, employees, advisers, consultants and agents shall not), directly or indirectly, (i) solicit, institute, initiate, encourage or authorize any inquiries, discussions, negotiations, proposals, offers or agreements (whether preliminary or definitive) with or from any person, partnership, corporation, entity or other group (other than Eagle or a subsidiary thereof), or participate in any discussion regarding any such inquiry, proposal, offer or agreement or (ii) knowingly provide or furnish any information about or with respect to SCFC or its Subsidiaries to any person, partnership, corporation, entity or other group (other than Eagle or any subsidiary thereof), that would facilitate, encourage, contemplate or provide for any acquisition, merger, combination, share exchange, sale of a significant amount of assets, or other business combination, tender offer, sale of any equity securities or change in control of SCFC or any of its Subsidiaries (collectively, a "Business Combination"); except in a situation in which a majority of the full Board of Directors of SCFC has determined upon opinion of counsel that such Board has a fiduciary duty to consider and respond to a bona fide proposal by a third party, regardless of whether such proposal was directly or indirectly received as a result of conduct sought to be prohibited by this Section 14.12. Upon the occurrence of such determination by the Board of Directors of SCFC, such Board shall provide written notice of its determination and intention to consider such proposal to Eagle, at least five days before responding to the proposal or providing any information with respect to SCFC or any of its Subsidiaries in response to the proposal, indicating the material terms of such proposal and its further undertaking that it has and will comply with the provisions of this
Section 14.12; provided, however, that if such proposal by its terms requires a response in a shorter period, SCFC shall provide such notice, information and undertaking to Eagle as promptly as practicable in the circumstances.

         14.13 "Knowledge." As used herein, the terms "knowledge" and "to the knowledge" shall mean the actual knowledge of any director, officer or employee of the party to whom such knowledge is attributed.

         14.14 No Third-Party Beneficiaries. With the exception of the parties to this Agreement, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

         14.15 "Including." Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

         14.16 "Material." For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         14.17 "Material Adverse Effect." A "Material Adverse Effect" on a party, or a "Material Adverse Change" with respect to a party, or words of similar meaning, shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such party and its subsidiaries, taken as a whole, or (b) the ability of such party to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, including without limitation the impact of the proposed special assessment on deposits insured by the SAIF fund of the FDIC, and (y) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.


                                        EAGLE BANCSHARES, INC.:
ATTEST:



By: /s/ Richard B. Inman, Jr.                      By: /s/ C. Jere Sechler, Jr.
   -----------------------------------                 -------------------------------------------
Title: Secretary and Treasurer                     Title: Chairman of the Board  and President
       -------------------------------                    ----------------------------------------


ATTEST:                                            SOUTHERN CRESCENT FINANCIAL CORP:


By: /s/ James J. Dalton, II                        By: /s/ Roy V. Hall
   -----------------------------------                 -------------------------------------------
Title: Secretary                                   Title: Chairman of the Board
       -------------------------------                    ----------------------------------------


ATTEST:                                            SOUTHERN CRESCENT BANK:



By: /s/ Howard F. Wilson                           By: /s/ Charles M. Buckner
   -----------------------------------                 -------------------------------------------
Title: Vice President                                Title: President
       -------------------------------                    ----------------------------------------


                                    GLOSSARY


Term                                                                        SECTION
----                                                                        -------
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        Preamble
Audited Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . .        4.06(b)
Audited Financial Statements  . . . . . . . . . . . . . . . . . . . .        4.06(b)
Bank Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        Recitals
Business Combination  . . . . . . . . . . . . . . . . . . . . . . . .        14.12
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11.01
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11.01
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        Recitals
Commission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.05
Daily Average Value . . . . . . . . . . . . . . . . . . . . . . . . .        3.01(c)(i)
DBF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.28(a)
Dissenter Provisions  . . . . . . . . . . . . . . . . . . . . . . . .        3.05
Dissenting Stockholder  . . . . . . . . . . . . . . . . . . . . . . .        3.05
Eagle . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        Preamble
Eagle Financial Statements  . . . . . . . . . . . . . . . . . . . . .        5.06(b)
Eagle Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . .        4.05
Eagle SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . .        5.06(a)
Eagle Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3.01(a)
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . .        1.02
Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . .        4.15(a)(1)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.15(a)(1)
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.06(a)
Exchange Act Rules and Regulations  . . . . . . . . . . . . . . . . .        6.06(b)
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . .        3.01(c)(i)
FDIC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.28(a)
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .        4.06(b)
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.06(b)
Holding Company Information . . . . . . . . . . . . . . . . . . . . .        7.03(a)
Holding Company Merger  . . . . . . . . . . . . . . . . . . . . . . .        Recitals
Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8.03
Interim Financial Statements  . . . . . . . . . . . . . . . . . . . .        4.06(b)
Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14.13
Market Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3.01(c)(i)
Material  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14.16
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . .        14.17
Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        Recitals
Permit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.08(b)
Permitted Liens . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.09(b)
Proxy Statement/Prospectus  . . . . . . . . . . . . . . . . . . . . .        4.05
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . .        4.05
Retained Employees  . . . . . . . . . . . . . . . . . . . . . . . . .        7.07
Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.27(a)(ii)
SCFC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        Preamble
SCFC Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.15(a)(1)
SCFC Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . .        3.02(a)

SCFC Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3.04
SCFC SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . .        4.06(a)
SCFC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .        3.01(c)(i)
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . .        5.06(a)
Southern Crescent Bank  . . . . . . . . . . . . . . . . . . . . . . .        Preamble
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.04
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . .        1.01
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.27(a)(i)
Tucker Federal  . . . . . . . . . . . . . . . . . . . . . . . . . . .        Recitals

                                   APPENDIX B

Official Code of Georgia Annotated Copyright 1982-1996 State of Georgia.

                                CODE OF GEORGIA
             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
                        CHAPTER 2. BUSINESS CORPORATIONS
                         ARTICLE 13. DISSENTERS' RIGHTS
             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
          Current through the End of 1995 Extraordinary Session of the
                                General Assembly


14-2-1301 DEFINITIONS.

   As used in this article, the term:
              (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

              (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

              (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

              (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

              (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

              (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

              (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

              (8) "Shareholder" means the record shareholder or the beneficial shareholder.

(Code 1981, Sec. 14-2-1301, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1993, p. 1231, Sec. 16.)

14-2-1302 RIGHT TO DISSENT.

   (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

              (1) Consummation of a plan of merger to which the corporation is a party:

                   (A) If approval of the shareholders of the corporation is
              required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                   (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

              (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

              (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

              (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                   (A) Alters or abolishes a preferential right of the shares;

                   (B) Creates, alters, or abolishes a right in respect of
              redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                   (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                   (D) Excludes or limits the right of the shares to vote on
              any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                   (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                   (F) Cancels, redeems, or repurchases all or part of the
             shares of the class; or

              (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

   (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

              (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

              (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

(Code 1981, Sec. 14-2-1302, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 58.)


14-2-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(Code 1981, Sec. 14-2-1303, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1320 NOTICE OF DISSENTERS' RIGHTS.

   (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

   (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

(Code 1981, Sec. 14-2-1320, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1993, p. 1231, Sec. 17.)

14-2-1321 NOTICE OF INTENT TO DEMAND PAYMENT.

   (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:
              (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

              (2) Must not vote his shares in favor of the proposed action.

   (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

(Code 1981, Sec. 14-2-1321, enacted by Ga. L. 1988, p. 1070, Sec. 1.)
Official Code of Georgia Annotated Copyright 1982-1996 State of Georgia.


14-2-1322 DISSENTERS' NOTICE.

   (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

   (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

              (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

              (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

              (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

              (4) Be accompanied by a copy of this article.

(Code 1981, Sec. 14-2-1322, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1323 DUTY TO DEMAND PAYMENT.

   (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

   (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(Code 1981, Sec. 14-2-1323, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1324 SHARE RESTRICTIONS.

   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(Code 1981, Sec. 14-2-1324, enacted by Ga. L. 1988, p. 1070, Sec. 1.)


14-2-1325 OFFER OF PAYMENT.

   (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

   (b) The offer of payment must be accompanied by:

              (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

              (2) A statement of the corporation's estimate of the fair value of the shares;

              (3) An explanation of how the interest was calculated;

              (4) A statement of the dissenter's right to demand payment under
                  Code Section 14-2-1327; and

              (5) A copy of this article.

   (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(Code 1981, Sec. 14-2-1325, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 59; Ga. L. 1993, p. 1231, Sec. 18.)

14-2-1326 FAILURE TO TAKE ACTION.

   (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(Code 1981, Sec. 14-2-1326, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1990, p. 257, Sec. 20.)


14-2-1327 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

   (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

              (1) The dissenter believes that the amount offered under Code
         Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

              (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

   (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

   (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

              (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

              (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.


(Code 1981, Sec. 14-2-1327, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 60; Ga. L. 1990, p. 257, Sec. 21; Ga. L. 1993, p. 1231, Sec.
19.)


14-2-1330 COURT ACTION.

   (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

    (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(Code 1981, Sec. 14-2-1330, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 61; Ga. L. 1993, p. 1231, Sec. 20.)


14-2-1331 COURT COSTS AND COUNSEL FEES.

   (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

   (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

              (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

              (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

   (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(Code 1981, Sec. 14-2-1331, enacted by Ga. L. 1988, p. 1070, Sec. 1.)


14-2-1332 LIMITATION OF ACTIONS.

   No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

   (Code 1981, Sec. 14-2-1332, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

                                   APPENDIX C

                                October __, 1996



Eagle Bancshares, Inc.
4305 Lynburn Drive
Tucker, Georgia  30085-4441

Southern Cresent Financial Corp
1585 Southlake Parkway
Morrow, Georgia 30260


Ladies and Gentlemen:

         We have acted as counsel to Eagle Bancshares, Inc., a Georgia corporation ("Eagle"), in connection with the transactions contemplated in the Registration Statement on Form S-4, No. 333-________, filed by Eagle with the Securities and Exchange Commission on October __, 1996 (the "Registration Statement"), and the Joint Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus"). The Proxy Statement/Prospectus will be furnished by Eagle and Southern Crescent Financial Corp, a Georgia corporation ("SCFC"), to their respective stockholders in connection with the solicitation of proxies by the Boards of Directors of Eagle and SCFC regarding the proposed merger of SCFC into Eagle (the "Merger"). Simultaneously with the Merger will be the merger of SCFC's wholly-owned subsidiary, Southern Crescent Bank, a commercial bank organized under the laws of the State of Georgia ("SCB"), into Eagle's wholly-owned subsidiary, Tucker Federal Bank, a Federally chartered savings association ("Tucker Federal") (the two mergers are referred to collectively hereafter as the "Mergers"). (Eagle, Tucker Federal, SCFC, and SCB are referred to collectively as the "Companies".) The proposed terms and conditions of the Merger are set forth in the Agreement and Plan of Merger dated August 13, 1996, by and among Eagle, SCFC and SCB (the "Merger Agreement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Proxy Statement/Prospectus.

         In our capacity as counsel to Eagle, you have requested our opinion to Eagle and SCFC as to certain material federal income tax consequences of the Merger. In rendering this opinion, we have examined certain original, certified, conformed, photographic or telecopied copies of documents which present facts which are not restated herein, but upon which we have relied. These documents include the Merger Agreement, Registration Statement, and Prospectus and Proxy Statement/Prospectus and exhibits thereto, the Articles of Incorporation and Charters of the Companies, the Bylaws of the Companies, and certificates of officers of the Companies (collectively, the "Operative Documents"):

         With respect to all such Operative Documents, we have assumed: (a) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all records and documents submitted to us as originals, the conformity to original records and documents of all records and documents submitted to us as certified, conformed, photostatic or telecopied copies and the authenticity of the originals of such copies; (b) that the Merger and the transactions contemplated by or described in the Operative Documents, including, without limitation, those transactions or events which will take place both immediately prior to and also following the Merger, will be consummated in accordance with such Operative Documents and according to applicable United States law; and (c) that the parties





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
Eagle Bancshares, Inc.
Southern Crescent Financial Corp.
October __, 1996
Page 2
-------------------------------------------------------------------------------

will act according to all such Operative Documents and according to applicable Georgia and United States law.

         With respect to all factual matters which we have considered material in rendering this opinion, we have relied, without any independent verification, upon the following (collectively, the "Factual Statements and Representations"):

         (a)     The statements of fact set forth in the Registration
Statement;

         (b) The following representations of SCFC and SCB set forth in a letter to us of even date herewith:

                 (1) The fair market value of the Eagle Stock to be received by each holder of SCFC Stock will be approximately equal to the fair market value of the SCFC Stock to be surrendered in the Merger.

                 (2) There is no plan or intention by the stockholders of SCFC who own five percent or more of the SCFC Stock, and to the best of the knowledge of the management of SCFC, there is no plan or intention on the part of the remaining stockholders of SCFC to sell, exchange, or otherwise dispose of a number of shares of Eagle Stock received in the transaction that would reduce the SCFC stockholders' ownership of Eagle Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of SCFC as of the same date. For purposes of this representation, shares of SCFC Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Eagle Stock will be treated as SCFC Stock on the date of the transaction. Moreover, shares of SCFC Stock and shares of Eagle Stock held by SCFC stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction have been considered in making this representation.

                 (3) In each instance, the liabilities of SCFC and SCB to be assumed by Eagle and Tucker Federal, respectively, and the liabilities to which the transferred assets of SCFC and SCB, respectively, are subject, were incurred by SCFC and SCB, respectively, in the ordinary course of their business.

                 (4) In each instance Eagle, Tucker Federal, SCFC and SCB and their stockholders will pay their respective expenses, if any, incurred in connection with the transaction.

                 (5) There is no intercorporate indebtedness existing between Eagle, Tucker Federal, SCFC and SCB which was issued, or acquired, or will be settled at a discount.

Eagle Bancshares, Inc.
Southern Crescent Financial Corp
October __, 1996
Page 3
------------------------------------------------------------------------------


                 (6) Neither SCFC or SCB is an "investment company" as defined in Section 368(a)(2)(F)(iii) of the Code.

                 (7) Neither SCFC nor SCB is under the jurisdiction of the court in a Title 11 or similar case within the meaning of section 368(a)(3)(A).

                 (8) In each instance, the fair market value of the assets of SCFC and SCB transferred to Eagle and Tucker Federal, respectively, will equal or exceed the sum of the liabilities assumed by Eagle and Tucker Federal, respectively, plus the amount of liabilities, if any, to which the subject transferred assets are subject.

                 (9) The cash payments in lieu of fractional shares of Eagle Stock do not represent separately bargained for consideration and will be paid merely as a mechanical rounding off process solely to save the expense and inconvenience of issuing and transferring fractional shares.

                 (10) None of the compensation received by any stockholder-employee, if any, of SCFC or SCB is separate consideration for, or otherwise allowable to, their shares of SCFC Stock surrendered to Eagle; and the compensation paid to such stockholder-employees, if any, after the Mergers will be commensurate with amounts paid to third parties, bargaining at arm's-length for similar services. None of the Eagle Stock received by any stockholder-employee of SCFC or SCB is separate consideration, for, or otherwise allowable to, any compensation owed to such stockholder-employee.

                 (11) None of the cash consideration received by any stockholder, if any, from the sale of any assets owned by SCB is separate consideration for, or otherwise allocable to, their shares of SCFC Stock surrendered to Eagle in the Merger, and such consideration equals the fair market value of the assets to be sold.

         (c) The following representations of Eagle and Tucker Federal set forth in a letter to us of even date herewith:

                 (1) The fair market value of the Eagle Stock and other consideration to be received by each holder of SCFC Stock will be approximately equal to the fair market value of the SCFC Stock to be surrendered in the Merger.

                 (2) Eagle has no plan or intention to redeem or reacquire any of the Eagle Stock to be issued in the Merger.

                 (3) Neither Eagle nor Tucker Federal has any plan or intention to sell or otherwise dispose of any of the assets of SCFC and SCB to be acquired in the Mergers, except for dispositions in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code.

Eagle Bancshares, Inc.
Southern Crescent Financial Corp
October __, 1996
Page 4
------------------------------------------------------------------------------


                 (4) In each instance, following the transaction, Eagle and Tucker Federal, respectively, will continue the historic business of SCFC and SCB, respectively, or use a significant portion of their historic business assets in a business.

                 (5) In each instance Eagle, Tucker Federal, SCFC and SCB and their stockholders will pay their respective expenses, if any, incurred in connection with the transaction.

                 (6) Eagle has no plan or intention to liquidate Tucker Federal following the Merger; to merge with or into another corporation (other than the merger with SCB); to sell or otherwise dispose of any capital stock of Tucker Federal following the Merger.

                 (7) There is no intercorporate indebtedness existing between Eagle, Tucker Federal, SCFC and SCB which was issued, acquired, or will be settled in the Merger at a discount.

                 (8) Neither Eagle nor Tucker Federal is an "investment company" as defined in Section 368(a)(2)(F)(iii) of the Code.

                 (9) In each instance, the fair market value of the assets of SCFC and SCB transferred to Eagle and Tucker Federal, respectively, will equal or exceed the sum of the liabilities assumed by Eagle and Tucker Federal, respectively, plus the amount of liabilities, if any, to which the subject transferred assets are subject.

                 (10) The cash payments in lieu of fractional shares of Eagle Stock do not represent separately bargained for consideration and will be paid merely as a mechanical rounding off process solely to save the expense and inconvenience of issuing and transferring fractional shares.

                 (11) None of the compensation received by any stockholder-employee, if any, of SCFC or SCB is separate consideration for, or otherwise allowable to, their shares of SCFC Stock surrendered to Eagle; and the compensation paid to such stockholder-employees, if any, after the mergers will be commensurate with amounts paid to third parties, bargaining at arm's-length for similar services. None of the Eagle Stock received by any stockholder-employee of SCFC or SCB is separate consideration, for, or otherwise allowable to, any compensation owed to such stockholder-employee.

         In rendering the opinions set forth below, we have also relied upon the Code, income tax regulations issued by the Internal Revenue Service (the "IRS") including temporary and proposed regulations, administrative rulings of the IRS and judicial decisions, all as in effect on the date hereof and all of which are subject to change or different interpretations. The opinions are subject to the statements set forth under the heading "Federal Income Tax Consequences" in the Prospectus and

Eagle Bancshares, Inc.
Southern Crescent Financial Corp
October __, 1996
Page 5
-------------------------------------------------------------------------------

Proxy Statement/Prospectus. The opinions represent our best legal judgment, but have no binding effect on the IRS or any judicial or other governmental authority and have no official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or any court considering the issues. Also, future changes in the federal income tax laws and the interpretation thereof can have retroactive effect.

         On the basis of and subject to the foregoing, we are of the opinion that:

         (1) the Merger constitutes a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Code.

         (2) assuming the Merger constitutes a "reorganization," and subject to the assumptions and qualifications set forth under the heading "Federal Income Tax Consequences" in the Prospectus and Proxy
Statement/Prospectus, the discussion set forth therein is an accurate description of the material federal income tax consequences of the Merger (except for the representations, statements and assumptions of fact included in such discussion as to which we express no opinion).

         Finally, we express no opinion as to: (i) whether the discussion set forth under the heading "Federal Income Tax Consequences" in the Prospectus and Proxy Statement/Prospectus addresses all of the federal income tax consequences that may be applicable to any particular stockholder in light of his personal circumstances; or (ii) any state, local or foreign tax consequences of the Merger to stockholders; or (iii) the appropriate tax treatment of the legal, accounting and other reorganization expenses incurred by Eagle, Tucker Federal, SCFC or SCB; or (iv) the tax effects of the conversion of stock options or warrants pursuant to the Merger; or (v) any other matter not expressly addressed in this opinion including the tax consequences which may result from any transaction or transactions in addition to the Merger which Eagle or Tucker Federal or the Eagle stockholders may undertake including the tax consequences such transaction(s) may have on the Merger.

         Any inaccuracy in the Factual Statements and Representations at the Effective Time of the Merger or at some future date would cause the opinions set forth herein to become inapplicable and would necessitate a reconsideration of the opinion and, possibly, different conclusions which could be unfavorable to any party.

         The opinions set forth herein are rendered as of the date hereof, and we disclaim any obligation to advise any party of any change hereafter in the federal income tax laws or the Factual Statements and Representations.

         We hereby consent to the filing of this opinion letter as an Appendix to the Proxy Statement/Prospectus and as an exhibit to the Registration Statement and to the reference to our firm under the heading "The Merger - Certain Federal Income Tax Consequences" set forth in the Proxy
Statements/Prospectus forming a part of the Registration Statement.

                                Very truly yours,


                                LONG, ALDRIDGE & NORMAN, LLP

                                   APPENDIX D

                                                                   MORGAN KEEGAN
--------------------------------------------------------------------------------
Morgan Keegan & Company, Inc.
Morgan Keegan Tower
Fifty Front Street
Memphis, Tennessee 38103
901/524-4100 Telex 69-74324
WATS 800/366-7426
Members New York Stock Exchange, Inc.


October 8, 1996


Board of Directors
Eagle Bancshares, Inc.
4305 Lynburn Drive
Tucker, GA 30084

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Eagle Bancshares, Inc. (the "Company") of the consideration to be paid by the Company in connection with its proposed merger with Southern Crescent Financial Corp ("SCFC") (the "Transaction") pursuant to and in accordance with the terms of that certain Agreement and Plan of Merger (the "Merger Agreement") dated August 13, 1996 by and between the Company and SCFC. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

You have advised us that, pursuant to the Merger Agreement, the Company and SCFC are combining their respective holding companies through a tax-free, stock-for-stock transaction. SCFC will be merged with and into the Company, with Eagle Bancshares, Inc. as the surviving corporation (the "Holding Company Merger"). Simultaneous with the consummation of the Holding Company Merger, Southern Crescent Bank will be merged with and into Tucker Federal Bank ("Tucker Federal"), with Tucker Federal as the surviving financial institution (the "Bank Merger"). The charter and bylaws of Tucker Federal in effect immediately prior to the Bank Merger shall be the charter and bylaws of the surviving bank following such merger. The Agreement provides that each share of SCFC's common stock ("SCFC Stock") issued and outstanding at the Holding Company Merger Effective Time will be converted into Eagle common stock ("Eagle Stock"). The exchange ratio will be determined by dividing $19.177 by the average of Eagle's closing bid and asked prices for the Eagle Stock for 30 consecutive trading days ending five trading days before the effective time of the Holding Company Merger (the "Eagle Stock Price"); provided that i) if the Eagle Stock Price is less than $14.50 per share, the Merger Consideration will be 1.323 shares of Eagle Stock for each share of SCFC Stock and ii) if the Eagle Stock Price is equal to or more than $16.50 per share, the Merger Consideration will be 1.162 shares of Eagle Stock for each share of SCFC Stock. Notwithstanding the foregoing, SCFC, at its option, may terminate the Merger Agreement if the Eagle Stock Price is less than $14.00 per share and Eagle, at its option, may terminate the Merger Agreement if the Eagle Stock Price is more than $17.50 per share. Each share of Eagle Stock issued and outstanding immediately before the Holding Company Merger Effective Time will remain issued and outstanding. At the Holding Company Merger Effective Time, all of SCFC's outstanding options will be converted to options to purchase the number of shares of Eagle Stock that would have been received in the Transaction if the options were exercised in full.

Morgan Keegan & Company, Inc. ("Morgan Keegan"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and

Eagle Bancshares, Inc.
October 8, 1996
Page 2


acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. We have been retained by the Board of Directors of the Company for the purpose of, and will receive a fee for rendering this opinion. In addition, Morgan Keegan was retained in March, 1996 by the Company to provide advisory services with respect to the Transaction and has received a fee for these services. Morgan Keegan was also managing underwriter for the Company's 1996 secondary offering.

In connection with our opinion, we have (1) reviewed the executed Merger Agreement dated August 13, 1996; (2) held discussions with various members of the management and representatives of the Company and SCFC concerning each company's historical and current operations, financial condition and prospects;
(3) reviewed historical consolidated financial and operating data that was publicly available or furnished to us by the Company and SCFC; (4) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Company and SCFC; (5) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and SCFC and the trading markets for such other companies' securities; (6) reviewed certain publicly available information concerning the terms of certain other transactions that we deemed relevant to our inquiry; and (7) conducted such other financial studies, analyses and investigations as we deemed appropriate for the purposes of this opinion.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and SCFC contained in the Merger Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company and SCFC as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of such respective managements of the Company and SCFC and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the managements of the Company and SCFC. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or SCFC nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Transaction as set forth in the Merger Agreement would be satisfied; and that the Transaction would be consummated on a timely basis in the manner contemplated in the Merger Agreement. Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof. We express no opinion as to the price or trading range at which shares of the Company's or SCFC's Stock will trade following the date hereof or upon completion of the Transaction.

It is understood that this opinion is not to be quoted or referred to, in whole or in part (including excerpts or summaries), in any filing, report, document, release or other communication used in

Eagle Bancshares, Inc.
October 8, 1996
Page 3

connection with the Transaction (unless required to be quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without our prior written consent, which consent shall not be unreasonably withheld. Furthermore, our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting held in connection with the Transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be paid by the Company to acquire SCFC pursuant to the Transaction is fair, from a financial point of view.

                                        Yours very truly,


                                        /s/ Morgan Keegan & Company, Inc.
                                        ------------------------------------
                                        MORGAN KEEGAN & COMPANY, INC.

                                   APPENDIX E

THE CARSON MEDLIN COMPANY
--------------------------------------------------------------------------------
INVESTMENT BANKERS


October 1, 1996


The Board of Directors
Southern Crescent Financial Corp
1585 Southlake Parkway
Morrow, Georgia 30260

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, of the terms of the proposed merger of Southern Crescent Financial Corp ("SCFC") and Southern Crescent Bank ("SCB") with and into Eagle Bancshares, Inc. ("Eagle") and Tucker Federal Bank ("Tucker Federal"), respectively, (the "Merger") to the unaffiliated shareholders of SCFC pursuant to an Agreement and Plan of Merger dated August 13, 1996 (the "Merger Agreement"). Upon the effective date of the Merger, each of the approximately 838,162 outstanding shares of SCFC's common stock will be converted into the right to receive shares of Eagle common stock with a per share value of $19.177, subject to certain adjustments pursuant to the Merger Agreement. The foregoing summary of the Merger is qualified in its entirety by references to the Merger Agreement.

The Carson Medlin Company ("Carson Medlin") is a National Association of Securities Dealers, Inc. Member investment banking firm which specializes in the securities of southeastern United States financial institutions. As a part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks and thrifts regarding their financial and stock price performance. We are familiar with the commercial banking industry in the Southeast and the major commercial banks and thrift institutions operating in the region. We have been retained by SCFC in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of SCFC, SCB, Eagle and Tucker Federal. We have reviewed (i) the Merger Agreement; (ii) the Annual Reports to shareholders of SCFC and Eagle, including the audited financial statements, for the five fiscal years ended December 31, 1995 and March 31, 1996, respectively; (iii) the Proxy Statement of SCFC dated March 22, 1996 for the annual meeting of the shareholders of SCFC held on April 24, 1996; (iv) the Proxy Statement of Eagle dated July 11, 1996 for the annual meeting of the shareholders of Eagle held on August 8, 1996; (v) the Annual Reports on Form 10-K of SCFC and Eagle for the fiscal years ended December 31, 1995 and March 31, 1996, respectively; (vi) the Quarterly Reports on Form 10-Q of SCFC and Eagle for the period ended June 30, 1996; (vii) the Thrift Financial Report and the Uniform Thrift Financial Report of Tucker Federal as June 30, 1996; (viii) the Call Report and the Uniform Bank Performance Report of SCB as of June 30, 1996; (ix) month end interim financial statements of SCFC and Eagle after June 30, 1996 up to the date of the Joint Proxy Statement/Prospectus (x) a preliminary copy of the Joint Proxy Statement/Prospectus of

The Board of Directors
Southern Crescent Financial Corp
October 1, 1996
Page 2



SCFC and Eagle dated September 1996 for the special meetings of the shareholders of SCFC and Eagle to be held in order to approve the Merger, and
(xi) certain other financial and operating information with respect to the business, operations and prospectus of SCFC, SCB, Eagle and Tucker Federal.

Carson Medlin also (a) held discussions with members of the senior managements of SCFC and Eagle regarding the historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of SCFC and Eagle and compared them with those of certain publicly traded companies which it deemed to be relevant; (c) compared the results of operations of SCFC, SCB, Eagle and Tucker Federal with those of certain banking companies which it deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations and/or thrifts; (e) analyzed the pro forma financial impact of the Merger on Eagle; and (f) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

We have relied upon and assumed without independent verification the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of SCFC, Eagle or Tucker Federal. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the terms of the proposed Merger are fair, from a financial point of view, to the unaffiliated shareholders of Southern Crescent Financial Corp.

Very truly yours,


/s/ The Carson Medlin Company
--------------------------------
THE CARSON MEDLIN COMPANY

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14-2-202 of the Georgia Business Corporation Code (the "GBCC") enables a corporation in its articles of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholder for monetary damages for breach of duty of care or other duty as a director. This Section also provides, however, that no such provision may eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, (iii) for certain other types of liability involving unlawful distributions to stockholder and (iv) for transactions from which the director received an improper personal benefit. The Articles of Incorporation of Eagle Bancshares, Inc. ("Eagle") contains a provision eliminating or limiting the personal liability of a director of Eagle to the full extent authorized by Section 14-2-202. Consequently, the stockholder' potential recourse for monetary damages against Eagle's directors is limited to situations in which one of the four exceptions noted above is applicable.

         In addition, Section 14-2-856 of the GBCC (as incorporated by Eagle's Articles of Incorporation) provides for indemnification of directors of Eagle for liability and expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including civil actions brought as derivative actions by or in the right of Eagle), in which they may become involved by reason of being a director of Eagle. This Section permits a corporation to indemnify or obligate itself to indemnify a director made a party to any such proceeding, provided, that a corporation may not indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;
(iii) for certain types of liability involving unlawful distributions to stockholder; or (iv) for any transaction from which he received an improper personal benefit.

         Section 14-2-856 also permits a corporation to advance or reimburse expenses in advance of final disposition of a proceeding if the director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described above, and the director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification. This Section also provides such indemnification for persons who, at the request of the corporation, act as directors or officers of other companies in which the corporation is a stockholder or creditor or is otherwise interested.

         Section 14-2-857 provides that a corporation may indemnify and advance expenses to an employee or agent of the corporation who is not a director, to the extent consistent with public policy, as provided in the corporation's articles of incorporation or bylaws, by contract, or by specific action of the board of directors. A corporation may indemnify and advance expenses to an officer of the corporation who is not a director to the same extent as a director and to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that precludes director indemnification above. Eagle's Articles of Incorporation provide that Eagle shall indemnify officers, employees and agents to the same extent that Eagle shall indemnify its directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits. The following exhibits are filed as part of this Registration Statement. Where such filing is made by incorporation by reference to a previously filed registration statement or report, such registration statement or report is identified in parentheses.

EXHIBIT
NUMBER                                     DESCRIPTION
-------                                    -----------
  2              Agreement and Plan of Merger dated as of August 13, 1996, among Eagle, Southern Crescent Financial Corp and Southern Crescent Bank (included as Appendix A to the Joint Proxy Statement/Prospectus filed as part of this Registration Statement).

3.1(a)           Restated Articles of Incorporation of Eagle (Exhibit 3 to Eagle's Quarterly Report on Form 10-Q for the
                 quarter ended December 31, 1988).

3.1(b)           Articles of Amendment to Restated Articles of Incorporation of Eagle (Exhibit 3(a) to Eagle's Quarterly
                 Report on Form 10-Q for the quarter ended September 30, 1991).

3.1(c)           Articles of Amendment to Restated Articles of Incorporation of Eagle. (Exhibit 3.1(c) to Eagles
                 Registration Statement on Form S-2 (Commission File No. 333-00081)).

3.2              Bylaws of Eagle, as amended (Exhibit 3(b) to Eagle's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991).

4                Stockholder Protection Rights Agreement dated as of January 26, 1993 (Exhibit 1 to Eagle's
                 Current Report on Form 8-K dated February 9, 1993).

5                Opinion of Long, Aldridge & Norman, LLP.**

8                Opinion of Long, Aldridge & Norman, LLP with respect to certain federal income tax consequences of the
                 Merger (included as Appendix C to the Joint Proxy Statement/Prospectus filed as part of this
                 Registration Statement).

10.1             Employment Agreement dated as of October 1, 1993 between Tucker Federal Savings and Loan Association and Richard B. Inman, Jr. (Exhibit 10(c) to Eagle's Annual Report on Form 10-K for the year ended March
                 31, 1995).*

10.2             Employment Agreement dated as of June 1, 1994 between Tucker Federal Savings and Loan Association and
                 Betty Petrides (Exhibit 10(f) to Eagle's Annual Report on Form 10-K for the year ended March 31,
                 1995).*

10.3             Employment Agreement dated as of June 1, 1994 between Eagle Service Corporation and Conrad J. Sechler,
                 Jr. (Exhibit 10(g) to Eagle's Annual Report on Form 10-K for the year ended March 31, 1995).*

10.4             Tucker Federal Savings and Loan Association Directors' Retirement Plan (Exhibit 10(h) to Eagle's Annual
                 Report on Form 10-K for the year ended March 31, 1995).*

10.5             Eagle Bancshares, Inc. 1994 Directors Stock Option Incentive Plan (Exhibit 10(i) to Eagle's
                 Annual Report on Form 10-K for the year ended March 31, 1995).*

10.6             Agreement for Advances and Security Agreement with Blanket Floating Lien dated as of March 5, 1990 between
                 Tucker Federal Savings & Loan Association and the Federal Home Loan Bank of Atlanta, as amended as of September
                 7, 1995 (Exhibit 10.6 to Eagle's Registration Statement on Form S-2 (Commission File No. 333-00081)).

23.1             Consent of Arthur Andersen LLP.**

23.2             Consent of Grant Thornton LLP.**

23.3             Consent of Long, Aldridge & Norman, LLP (included in Exhibit 5).

23.4             Consent of Morgan Keegan & Company, Inc.**

23.5             Consent of The Carson Medlin Company.**

99.1             Proxy Card for Special Meeting of Stockholders of Eagle Bancshares, Inc.**

99.2             Proxy Card for Special Meeting of Stockholders of Southern Crescent Financial Corp.**
----------------

* Constitutes a management contract or compensatory plan, contract, or arrangement in which executive officers participate.

**    Filed herewith.


         (b) FINANCIAL STATEMENT SCHEDULES. The financial statement schedules of Eagle required by Regulation S-X are incorporated herein by reference to the Eagle Annual Report to Form 10-K for the year ended March 31, 1996.


ITEM 22. UNDERTAKINGS.

         (a) RULE 415 OFFERING. The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) REGISTRATION ON FORM S-4.

                 (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                 (2) The undersigned Registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) ACCELERATION OF EFFECTIVENESS. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

         (d) RESPONSE TO REQUESTS FOR INFORMATION. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

         (e) POST-EFFECTIVE AMENDMENT. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucker, State of Georgia, on October 23, 1996.

                                        EAGLE BANCSHARES, INC.


                                        By: /s/ C. Jere Sechler, Jr.
                                            ---------------------------------
                                            C. Jere Sechler, Jr.
                                            Chairman of the Board, President and
                                              Principal Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 23, 1996.

       Signature                                    Title
       ---------                                    -----

/s/ C. Jere Sechler, Jr.                                    Chairman of the Board and President
-------------------------------------------
C. Jere Sechler, Jr.


/s/ Richard B. Inman, Jr.                                   Director, Secretary and Treasurer (Principal
-------------------------------------------                 Accounting Officer)
Richard B.  Inman, Jr.


/s/ Walter C. Alford                                        Director
-------------------------------------------
Walter C. Alford


/s/ Richard J. Burrell                                      Director
-------------------------------------------
Richard J. Burrell


/s/ Weldon A. Nash, Jr.                                     Director
-------------------------------------------
Weldon A. Nash, Jr.


/s/ George G. Thompson                                      Director
-------------------------------------------
George G. Thompson


/s/ LuAnn Durden                                            Principal Financial Officer
-------------------------------------------
LuAnn Durden


                               INDEX OF EXHIBITS

EXHIBIT
NUMBER                                     DESCRIPTION                                                                          PAGE
------                                     -----------
  2              Agreement and Plan of Merger dated as of August 13, 1996, among Eagle, Southern Crescent Financial Corp and Southern Crescent Bank (included as Appendix A to the Joint Proxy Statement/Prospectus filed as part of this Registration Statement).

3.1(a)           Restated Articles of Incorporation of Eagle (Exhibit 3 to Eagle's Quarterly Report on Form 10-Q for the
                 quarter ended December 31, 1988).

3.1(b)           Articles of Amendment to Restated Articles of Incorporation of Eagle (Exhibit 3(a) to Eagle's Quarterly
                 Report on Form 10-Q for the quarter ended September 30, 1991).

3.1(c)           Articles of Amendment to Restated Articles of Incorporation of Eagle. (Exhibit 3.1(c) to Eagles
                 Registration Statement on Form S-2 (Commission File No. 333-00081)).

3.2              Bylaws of Eagle, as amended (Exhibit 3(b) to Eagle's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991).

4                Stockholder Protection Rights Agreement dated as of January 26, 1993 (Exhibit 1 to Eagle's
                 Current Report on Form 8-K dated February 9, 1993).

5                Opinion of Long, Aldridge & Norman, LLP.**

8                Opinion of Long, Aldridge & Norman, LLP with respect to certain federal income tax consequences of the
                 Merger (included as Appendix C to the Joint Proxy Statement/Prospectus filed as part of this
                 Registration Statement).

10.1             Employment Agreement dated as of October 1, 1993 between Tucker Federal Savings and Loan Association and Richard B. Inman, Jr. (Exhibit 10(c) to Eagle's Annual Report on Form 10-K for the year ended March
                 31, 1995).*

10.2             Employment Agreement dated as of June 1, 1994 between Tucker Federal Savings and Loan Association and
                 Betty Petrides (Exhibit 10(f) to Eagle's Annual Report on Form 10-K for the year ended March 31,
                 1995).*

10.3             Employment Agreement dated as of June 1, 1994 between Eagle Service Corporation and Conrad J. Sechler,
                 Jr. (Exhibit 10(g) to Eagle's Annual Report on Form 10-K for the year ended March 31, 1995).*

10.4             Tucker Federal Savings and Loan Association Directors' Retirement Plan (Exhibit 10(h) to Eagle's Annual
                 Report on Form 10-K for the year ended March 31, 1995).*

10.5             Eagle Bancshares, Inc. 1994 Directors Stock Option Incentive Plan (Exhibit 10(i) to Eagle's Annual
                 Report on Form 10-K for the year ended March 31, 1995).*

10.6             Agreement for Advances and Security Agreement with Blanket Floating Lien dated as of March 5, 1990 between Tucker Federal Savings & Loan Association and the Federal Home Loan Bank of Atlanta, as amended as of September 7, 1995 (Exhibit 10.6 to Eagle's Registration Statement on Form S-2 (Commission File
                 No. 333-00081)).

23.1             Consent of Arthur Andersen LLP.**

23.2             Consent of Grant Thornton LLP.**

23.3             Consent of Long, Aldridge & Norman, LLP (included in Exhibit 5).

23.4             Consent of Morgan Keegan & Company, Inc.**

23.5             Consent of The Carson Medlin Company.**

99.1             Proxy Card for Special Meeting of Stockholders of Eagle Bancshares, Inc.**

99.2             Proxy Card for Special Meeting of Stockholders of Southern Crescent Financial Corp.**
----------------

* Constitutes a management contract or compensatory plan, contract, or arrangement in which executive officers participate.

**    Filed herewith.